Exhibit 10.1

Execution Version

SECURITIES PURCHASE AGREEMENT BY AND AMONG
COSTAR GROUP, INC., COSTAR REALTY INFORMATION, INC., COSTAR PORTFOLIO STRATEGY, LLC, STR, INC., STR GLOBAL, LTD,
THE SELLER PARTIES HERETO,
and
RANDELL SMITH, IN HIS CAPACITY AS SELLERS’ REPRESENTATIVE
dated
September 30, 2019

i

12.11	WAIVER OF JURY TRIAL.	84
12.12	Construction.	84
12.13	Time of Essence.	85
12.14	Confidentiality.	85
12.15	Severability.	85
12.16	Sellers’ Representative.	86
12.17	Seller Release.	87
Annexes, Exhibits, and Schedules
Annex A    Accounting Principles
Annex B    Sample Net Working Capital Calculation
Exhibit A    Excluded Assets
Exhibit B    Pro Rata Share
Exhibit C    Form of RWI Policy
Exhibit D    Form of Escrow Agreement
Exhibit E    Steps Plan
Exhibit F    Holdings Joinder
Exhibit G    Transaction Bonus Plan
Exhibit H    Restrictive Covenant Agreement

SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of September 30, 2019, by and among (i) CoStar Group, Inc., a Delaware corporation (solely for the obligations set forth in Section 7.14 (“Parent”), (ii) CoStar Realty Information, Inc., a Delaware corporation (“CRI”), (iii) CoStar Portfolio Strategy, LLC, a Delaware limited liability company (“CPS” and, together with CRI, “Buyers”), (iv) Smith Family Trust (“SF Trust”), (v) The Alexander R. Smith STR Trust (“ARS Trust”), (vi) Randell Smith, a resident of the state of Tennessee (“Smith,” together with SF Trust and ARS Trust, the “STR Sellers”), (vii) RCAS, LLC, a Tennessee limited liability company (“RCAS” or the “STRG Seller” ), (viii) STR, Inc., a Tennessee corporation (“STR”), (ix) STR Global, Ltd., a private company incorporated and registered in England and Wales with company number 06370003 (“STRG”), and (x) Randell Smith in his capacity as Sellers’ Representative (as hereinafter defined).
Recitals
WHEREAS, (i) as of the date hereof, STR Sellers own all of the issued and outstanding Ownership Interests (the “STR Interests”) in STR, (ii) STRG Seller owns 90% of the issued and outstanding Ownership Interests (the “STRG Seller Interests”) in STRG, and (iii) Jonathan Hugh Worsley (“Worsley”) owns 10% of the issued and outstanding Ownership Interests (the “Worsley STRG Interests” and, together with the STRG Seller Interests, the “STRG Interests”), the “Equity Interests”) in STRG (each of STRG and STR a “Company” and collectively, the “Companies”);
WHEREAS, the Companies are engaged in the business of providing data analytics, performance benchmarking and market insights to the global hospitality business sector (the “Business”);
WHEREAS, prior to the Closing, STR Sellers and STR shall consummate a series of transactions substantially in the manner described in the steps plan attached as Exhibit E (such transactions, collectively, the “Reorganization”), immediately after which STR shall have been converted into a limited liability company and all of the outstanding STR Interests shall be owned of record by a newly formed Tennessee corporation (“Holdings”);
WHEREAS, promptly following its incorporation, Holdings shall become a party to this Agreement as provided herein;
WHEREAS, the Reorganization is intended, for U.S. federal and applicable state and local Income Tax purposes, to constitute a “reorganization” pursuant to Section 368(a)(1)(F) of the Code; and
WHEREAS, following the Reorganization, Holdings desires to sell, and CRI desires to buy, all of the STR Interests and Worsley and the STRG Seller desire to sell, and CPS desires to buy, all of the STRG Interests, on the terms and subject to the conditions set forth in this Agreement and the Minority STRG Agreement.

(i) Holdings and the STRG Seller desire to sell, and Buyers desire to buy, all of the STR Interests and the STRG Seller Interests, on the terms and subject to the conditions set forth in this Agreement and (ii) Worsley desires to sell, and CPS desires to buy, all of the Worsley STRG Interests, on the terms and subject to the conditions set forth in the Minority STRG Agreement.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, the Parties hereby agree as follows:

I. DEFINITIONS
“401(k) Plan” has the meaning set forth in Section 7.11(b).
“Accounting Principles” means those accounting methodologies, practices, estimation techniques, assumptions, and principles applied by the Companies and their Subsidiaries in preparing their books and records in the Ordinary Course of Business, including those subjective elements and management judgments contained in the foregoing, as set forth on Annex A.
“Accounting Referee” means Grant Thornton LLP or if Grant Thornton LLP is unwilling to serve in such role or is determined not to be independent of Buyers or Sellers, then such other independent public accounting firm mutually agreed to by the Sellers’ Representative and Buyers (and, in such circumstances, the Sellers’ Representative and Buyers agree to act promptly to name a replacement Accounting Referee).
“Acquisition Proposal” means (a) any proposal or offer for a merger, consolidation, dissolution, sale of substantial assets outside the Ordinary Course of Business, equity purchase, recapitalization, equity exchange or other business combination involving either or both of the Companies and their Subsidiaries, (b) any proposal for the issuance by either Company of its Ownership Interests or (c) any proposal or offer to acquire in any manner, directly or indirectly, the Ownership Interests or any material portion of the assets of either or both of the Companies, in each case other than the transactions contemplated by this Agreement.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, where “control” means a direct or indirect Ownership Interest of more than 50% in such legal entity or the possession, directly or indirectly, of the power to direct the management and policies of such legal entity.
“Affiliated Indebtedness” means all Indebtedness of any Company held by a STR Seller, STRG Seller or their respective Affiliates.
“Affiliated Transactions” has the meaning set forth in Section 4.22(a).
“Affordable Care Act” has the meaning set forth in Section 4.19(m).
“Agreement” has the meaning set forth in the Preamble of this Agreement.
“Allocable Purchase Price” has the meaning set forth in Section 2.2(f).
“Antitrust Authority” has the meaning set forth in Section 7.3(c).
“Antitrust Laws” has the meaning set forth in Section 7.3(c).
“Balance Sheet Date” has the meaning set forth in Section 4.6(a).
“Base Purchase Price” has the meaning set forth in Section 2.2(a).

“Business” has the meaning set forth in the Recitals of this Agreement.
“Business Day” means any day other than Saturday or Sunday or a day on which federally chartered banking institutions in Nashville, Tennessee or New York, New York are authorized by Law to close.
“Business Employees” means those individuals who perform services for any Company or any Subsidiary thereof either directly, as an employee, or indirectly, pursuant to a contract between any Company or any Subsidiary thereof and a third party (such as a staffing or leasing agency, professional employer organization, or other Person providing similar services to any Company or any Subsidiary thereof).
“Buyer Deductible” means (i) until the first anniversary of the Closing Date, an amount equal to $1,687,500 (the “Initial Buyer Deductible”); and (ii) following the first anniversary of the Closing Date, the lesser of (A) fifty percent (50%) of the then remaining retention amount under the RWI Policy; and (B) $1,125,000.
“Buyer Indemnified Parties” has the meaning set forth in Section 9.1(a).
“Buyer Losses” has the meaning set forth in Section 9.1(a).
“Buyer Plans” has the meaning set forth in Section 7.11(a).
“Buyers” has the meaning set forth in the Preamble of this Agreement.
“Cash and Cash Equivalents” means all cash and cash equivalents of the Companies and their Subsidiaries as of the Measuring Time, as determined without giving effect to the transactions contemplated by this Agreement and in accordance with GAAP. For the avoidance of doubt, Cash and Cash Equivalents shall (i) be increased by checks, other wire transfers and drafts deposited or available for deposit for the accounts of the Companies and their Subsidiaries on the date of determination, in each case only to the extent such amounts clear into an account of a Company or its Subsidiaries within five (5) Business Days following the Closing, (ii) be reduced by any checks written (but not yet cashed), outbound wire transfers, overdrawn accounts of a Company or its Subsidiaries and (iii) exclude cash and cash equivalents that are not freely usable by Buyers because they are subject to restrictions or limitations on use or distribution by Law, contract or otherwise, including restrictions and/or Taxes on dividends and repatriations.
“Claims” has the meaning set forth in Section 12.17.
“Closing” has the meaning set forth in Section 2.10.
“Closing Date” has the meaning set forth in Section 2.10.
“Closing Indebtedness” means the amount of Indebtedness of the Companies and their Subsidiaries as of the Measuring Time.
“Closing Statement” has the meaning set forth in Section 2.4(a).

“Closing Statement Response Notice” has the meaning set forth in Section 2.4(a).
“Closing Working Capital” has the meaning set forth in Section 2.4(a).
“Code” means the Internal Revenue Code of 1986, as amended, together with the U.S. Treasury regulations promulgated thereunder. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.
“Company” or “Companies” has the meaning set forth in the Recitals of this Agreement.
“Company Intellectual Property” has the meaning set forth in Section 4.11(b).
“Confidential Information” has the meaning set forth in Section 12.14.
“Confidentiality Agreement” has the meaning set forth in Section 7.2.
“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.
“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal Income Tax Returns and any similar group under foreign, state or local Law.
“Continuing Employees” has the meaning set forth in Section 7.11(a).
“Contract” means a contract, lease (including any Real Property Lease), sub-lease, agreement, purchase order, sales order, mortgage, note, bond or other binding understanding, whether oral or written, that is in effect as of the date of this Agreement.
“Data Breach” means the loss, theft, misuse, or other unauthorized access to Personal Information in the Companies’ or any of their respective Subsidiaries’ possession or in its control requiring notification under applicable Privacy Laws.
“Deferred Bonus Award” has the meaning set forth in Section 2.8.
“Deferred Bonus Escrow Amount” means an amount equal to $15,408,016.02.
“Deferred Bonus Escrow Fund” has the meaning set forth in Section 2.8.
“Deferred Revenue Amount” means an amount equal to $3,400,000.
“D&O Insured Party” has the meaning set forth in Section 7.6(a).
“Employment Agreements” has the meaning set forth in Section 2.11(h).

“Encumbrance” means any charge, claim, community property interest, exception to title, encumbrance, easement, license, right of way, condition, reservation, restriction, equitable interest, lien, covenant, option, pledge, mortgage, deed of trust, assignment, collateral assignment, hypothecation or other security interest, purchase option, right of first refusal, right of first offer or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Laws” means all applicable Laws, orders, decrees, directives, permits, licenses, Governmental Authorizations and judgments relating to (i) pollution or contamination, (ii) protection of the environment or natural resources, or (iii) Hazardous Materials or health and human safety related to exposure thereto.
“Equity Interests” means, collectively, the STR Interests and the STRG Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Escrow Agent” has the meaning set forth in Section 2.6(a).
“Escrow Agreement” has the meaning set forth in Section 2.6(a).
“Estimated Closing Indebtedness” has the meaning set forth in Section 2.3.
“Estimated Closing Statement” has the meaning set forth in Section 2.3.
“Estimated Purchase Price” has the meaning set forth in Section 2.3.
“Estimated Transaction Expenses” has the meaning set forth in Section 2.3.
“Estimated Working Capital” has the meaning set forth in Section 2.3.
“Excluded Assets” means the assets and properties of the Companies identified on Exhibit A.
“Final Closing Adjustment Amount” has the meaning set forth in Section 2.4(d).
“Financial Report” has the meaning set forth in Section 4.6(a).
“Financial Statements” has the meaning set forth in Section 4.6(a).

“Foreign Employee” means any Business Employee whose principal place of employment is located in a non-U.S. jurisdiction.
“Fraud” means common law fraud under Delaware Law, but for clarity does not include constructive fraud or fraud by negligent or innocent misrepresentation, recklessness or omission, with respect to STRG Seller’s, STR Sellers’, Holdings’ and the Companies’ representations and warranties set forth in Article III and Article IV.
“Fundamental Representations” means (i) the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.6, Section 4.1, Section 4.2, Section 4.4, Section 4.5, Section 4.24, Section 5.1, Section 5.2 and Section 5.4 and (ii) the representations and warranties set forth in Section 5.1.1, Section 5.1.2, Section 5.2.1 and Section 5.2.3 of the Minority STRG Agreement.
“GAAP” means United States generally accepted accounting principles.
“Governmental Authorization” means any approval, consent, license, permit, certificate of compliance, waiver, registration or other authorization issued, granted, given or otherwise required by any Governmental Entity or pursuant to Law.
“Governmental Entity” means any federal, state, local, foreign, international, intergovernmental or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Hazardous Materials” means any pollutant, contaminant, chemical, waste, material or substance as defined in or regulated under any Environmental Law, including any waste, material, substance, chemical, pollutant or contaminant, the exposure to or release of which may cause an injury to human health or to the environment, including natural resources, or may subject the owner, lessee, user, occupier, holder or operator of real property to any imposition of costs or liability under any Environmental Law.
“Hendersonville Lease” means the Lease, by and between Moonlight Properties, LLC, as lessor, as successor in interest to Randell A. Smith and Carolyn J. Smith, and STR, as lessee, dated as of August 1, 2008, as amended by that certain First Amendment to Lease, by and between STR and Moonlight Properties, LLC, dated January 24, 2017, for the premises located at 735 East main Street, Hendersonville, Tennessee 37075.
“Holdings” has the meaning set forth in the Recitals of this Agreement.
“Income Tax Returns” means all Tax Returns related to Income Taxes.
“Income Taxes” means Taxes (a) imposed on, or with reference to, net income, or (b) imposed on, or with reference to, multiple bases including franchise, net income Taxes and corporate Taxes on income and similar Taxes.

“Indebtedness” means, with respect to any Person, all obligations of such Person, including the principal amount and any related accrued and unpaid interest, fees, additional amounts in respect of prepayment penalties, breakage costs, consent fees, penalties, make-whole payments and other amounts prepaid or becoming due or payable upon repayment of such obligations (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services, including earn-outs, seller notes, holdbacks or similar obligations (other than trade payables incurred in the Ordinary Course of Business), (d) under capital leases, (e) under letters of credit or similar credit transactions or obligations, (f) under interest rate, commodity or currency swap, hedge or similar transactions (valued at the termination value thereof), (g) vacation and PTO liabilities accrued but unpaid prior to January 1, 2019, including, for the avoidance of doubt, the employer portion of any payroll or similar Taxes required to be paid in connection therewith, and (h) in the nature of guarantees of the obligations described in clauses (a) through (g) above of any other Person.
“Independent Contractors” has the meaning set forth in Section 4.18(a).
“Intellectual Property” means all intellectual property of any type in any jurisdiction, including the following: (a) patents, patent applications and patent disclosures, including all continuations, divisionals, and continuations-in-part of any of the foregoing and patents issuing on any of the foregoing, along with all reissues, reexaminations and extensions of any of the foregoing, (b) trademarks, service marks, trade names, service names, brand names, trade dress, logos, corporate names, trade styles and other source or business identifiers and general indicia of origin, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions of any of the foregoing, (c) Internet domain names, (d) copyrights and all database and design rights, whether or not registered or published, and all applications, registrations and recordations of any of the foregoing, along with all reversions, extensions and renewals of any of the foregoing, (e) trade secrets, know-how and proprietary information, and (f) all other intellectual property rights arising from or relating to Software and technology.
“Intercompany Transactions” has the meaning set forth in Section 4.22(b).
“IRS” means the United States Internal Revenue Service.
“Key Employee” means each of Amanda Hite, Elizabeth Randall Winkle and Robin Rossmann.
“Knowledge,” when used with respect to Sellers, means the actual knowledge of Amanda Hite, Elizabeth Randall Winkle, Robin Rossmann, Debbie Gryszko and Kay Caudle, after reasonable inquiry of such Person’s direct reports.
“Labor and Employment Laws” has the meaning set forth in Section 4.18(g).
“Law” means any applicable law, ordinance, principle of common law, rule, regulation, statute, treaty, or other legally enforceable requirement of any Governmental Entity.

“Leased Real Property” means all real properties leased, subleased, licensed, used, occupied, operated or otherwise held by any Company or any Subsidiary thereof pursuant to a Real Property Lease, including all of the applicable Company’s or Subsidiary’s right, title and interest in and to any land, buildings, structure, improvements and fixtures located thereon and easements and other rights and interests appurtenant thereto.
“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation (to the extent conducted by or on behalf of a Governmental Entity), proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal).
“Loss” means actual out-of-pocket losses, assessments, damages, deficiencies, penalties, fines, costs, Taxes, Encumbrances (other than a Permitted Encumbrance), expenses or fees, including court costs and reasonable attorneys’ fees and expenses, incurred as a direct result of any demand or Litigation.
“Material Adverse Effect” means any change, effect, event or condition that, either alone or in combination, has had or would reasonably be expected to have a material adverse effect on: (1) the ability of a Seller, Worsley or the Companies to perform their respective obligations under this Agreement or the Transaction Documents to which it or they is or will be a party; or (2) the business, assets, properties, liabilities, or condition (financial or otherwise) of the Companies and their Subsidiaries, taken as a whole; provided, however, that in determining whether a Material Adverse Effect has occurred under clause (2) hereof, any change, effect, event or condition to the extent attributable to the following shall not be considered: (a) any condition (or changes therein) in any industry in which the Companies or their respective Subsidiaries operate or general economic, capital, commodity or financial market conditions (or changes therein), including changes in interest or exchange rates or political or regulatory conditions generally of the United States, the United Kingdom or any other country or jurisdiction in which the Companies or their respective Subsidiaries operate; (b) the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers or employees; (c) the identity of, or the effects of any facts or circumstances relating to, Buyers or any of their Affiliates; (d) any changes in any Laws, mandates, guidelines or other requirements of any Governmental Entity generally applicable to any Company or any of their Subsidiaries or in the interpretation thereof; (e) any actions required to be taken by the Companies or any Subsidiaries thereof hereunder; (f) the effect of any action taken by Buyers or any of their Affiliates with respect to the transactions contemplated hereby; (g) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions; (h) any acts of God, including any earthquakes, hurricanes, tornadoes, floods, tsunamis or other natural disasters; or (i) any failure by a Company or its Subsidiaries thereof to achieve any earnings or other financial projections or forecasts, in and of itself (but, for the avoidance of doubt, not the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect”); but only in the case of the foregoing clauses (a), (d), (g) or (h), to the extent such change, effect, event or condition does not disproportionately affect the Companies and their respective Subsidiaries, taken as a whole, relative to other participants in any industry in which the Companies and their Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 4.13(a).
“Measuring Time” means 11:59 p.m. Nashville time on the day immediately preceding the Closing Date.
“Minority STRG Agreement” means that certain agreement for the sale and purchase of the Worsley STRG Interests, by and between Worsley, CPS and RCAS, dated as of the date hereof.
“MTC Agreement” has the meaning set forth in Section 7.17.
“Net Working Capital” means, with respect to the Companies and their Subsidiaries, the consolidated current assets (except as provided below) less the consolidated current liabilities (except as provided below) of the Companies and their Subsidiaries, all determined as of the Measuring Time without giving effect to the transactions contemplated by this Agreement and calculated in accordance with GAAP. Annex B presents an illustrative example of Net Working Capital. Notwithstanding the foregoing, (i) Net Working Capital shall specifically include (A) Cash and Cash Equivalents (subject to the terms of such definition) and (B) all current Tax assets and all current Tax liabilities (except as specifically excluded under clause (ii) below), and (ii) Net Working Capital shall specifically exclude (A) the current portion of any Indebtedness, (B) the Transaction Expenses, (C) all current or deferred Income Tax or Sales Tax assets, (D) all Income Tax or Sales Tax receivables or Income Tax or Sales Tax refunds, (E) all current or deferred Income Tax or Sales Tax obligations, (F) all Income Taxes or Sales Taxes payable, and (G) deferred revenue.
“Open Source Materials” means any Software that is licensed, distributed or conveyed under an agreement that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated or with which such Software is distributed or that is derived from such Software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as the agreement under which such Software is originally licensed; Open Source Materials includes Software licensed under the GNU's General Public License (GPL) or Lesser/Library GPL, the Affero GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, a Microsoft Shared Source License, the Common Public License, the Apache License, and any license listed at www.opensource.org.
“Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.
“Ordinary Course of Business” means the ordinary course of business of the applicable Company or Subsidiary thereof in conducting its Business, consistent with past practice.
“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement or certificate of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the limited liability company agreement and articles or certificate of formation or organization of a limited liability company, (e) any other charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (f) any amendment to any of the foregoing.
“Owned Intellectual Property” means all Intellectual Property owned (or purported to be owned) by the Companies and their Subsidiaries and includes all Scheduled Intellectual Property and all Intellectual Property in Owned Software.
“Ownership Interest” means, with respect to any Person, (a) capital stock, limited liability company interests, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (c) any right (contingent or otherwise) to acquire any of the foregoing.
“Parent” has the meaning set forth in the Preamble.
“Party” or “Parties” means Buyers, Sellers, Holdings and Sellers’ Representative.
“Permitted Encumbrances” means, (1) except in the case of the Equity Interests, (a) Encumbrances for current period Taxes that are not yet due and payable or that are being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with the Accounting Principles, (b) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business that are not yet due and payable, or the validity or amount of which is being contested in good faith with appropriate bonds, (c) easements, encroachments, rights of way, restrictions, zoning ordinances and other similar Encumbrances affecting the Leased Real Property which are of record in the land records for the county where the specific Leased Real Property to which they relate is located or which an accurate and current title search of such applicable Leased Real Property would reveal and which do not, individually or in the aggregate, materially impair the value thereof or unreasonably restrict the use thereof in the Ordinary Course of Business, (d) other Encumbrances which do not, individually or in the aggregate, materially impair the value thereof or unreasonably restrict the use thereof in the Ordinary Course of Business, (e) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over an applicable parcel of Leased Real Property and which do not, individually or in the aggregate, materially impair the value thereof or unreasonably restrict the use thereof in the Ordinary Course of Business, (f) landlord’s liens and similar Encumbrances in favor of lessors arising under or in connection with the Real Property Leases and securing amounts that are not yet due and payable, (g) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business, and (h) Encumbrances that will be removed prior to or in connection with the Closing, and (2) in the case of the Equity Interests, (x) Encumbrances set forth in the Companies’ (or their respective Subsidiaries’) respective Organizational Documents and (y) Encumbrances imposed by federal or state securities Laws.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Privacy Laws included within the definitions established for such terms by a Company or any of its Subsidiaries in any of its Privacy Notices or Material Contracts, all information that identifies or could be used to identify an individual person or device. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.
“Plan” means each plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, consultants or directors or any spouses or dependents of such individuals, including those intended to provide (a) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (b) pension, profit sharing, equity compensation, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (c) equity-based compensation, salary continuation, unemployment, supplemental unemployment, severance, termination pay, retention, change-in-control, fringe, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), and any employment or consulting agreement, in each case, (i) that is sponsored, maintained or contributed to by any Company or any of its Subsidiaries, (ii) that any Company or any of its Subsidiaries has committed to implement, establish, adopt or contribute to in the future or (iii) with respect to which any Company or any of its Subsidiaries has or could reasonably be expected to have any direct or indirect liability, whether absolute, contingent or otherwise, including with respect to any of their ERISA Affiliates.
“Pre-Closing Date Tax Period” means any Tax period ending on or before the Closing Date.
“Pre-Closing Period” has the meaning set forth in Section 6.1.
“Privacy Laws” means any and all applicable self-regulatory guidelines (e.g., the Payment Card Industry Data Security Standard) and applicable Laws (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including, as applicable, the Federal Trade Commission Act, EU-U.S. Privacy Shield Framework, General Data Protection Regulation, Regulation 2016/679/EU (GDPR), and any and all applicable Laws relating to breach notification in connection with Personal Information.
“Privacy Notices” means all policies or notices that have been made publicly available by a Company or a Subsidiary thereof concerning such Company’s or such Subsidiary’s receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information.
“Pro Rata Share” means, with respect to each Seller and Worsley, the applicable percentage set forth next to such Person’s name on Exhibit B in the column entitled “Pro Rata Share.”

“Purchase Price” has the meaning set forth in Section 2.2.
“Real Property Lease” means any lease, sublease, license, or similar occupancy agreement, together with any amendments, modifications, extensions, renewals, guaranties, side letters or other agreements related thereto, pursuant to which any Company or Subsidiary thereof uses, occupies, operates or otherwise holds any Leased Real Property.
“Releasee” has the meaning set forth in Section 12.17.
“Remedies Exception,” when used with respect to any Person, means performance of such Person’s obligations except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.
“Reorganization” has the meaning set forth in the Recitals of this Agreement.
“Required Conditions” has the meaning set forth in Section 9.3(b).
“Required Consents” has the meaning set forth in Section 2.11(f).
“Restrictive Covenant Agreements” has the meaning set forth in Section 2.11(j).
“Retention Escrow Amount” means an amount initially equal to $1,687,500, as adjusted pursuant to the terms of Section 2.7 and the Escrow Agreement.
“Review Period” has the meaning set forth in Section 2.4(a).
“RWI Policy” means the representations and warranties insurance policy issued by Euclid Transactional to CRI substantially in the form attached hereto as Exhibit C in connection with the transactions contemplated hereby pursuant to the binder, dated as of the date hereof, providing for the initial retention amount of $3,375,000 (reduced to $2,250,000 upon the first anniversary of the Closing) and a limit of liability amount of $45,000,000.
“Sales Taxes” means U.S. federal, state or local sales, use, value added, ad valorem, personal property and similar Taxes with respect to sales made or services provided to customers.
“Schedules” means the disclosure schedules attached hereto.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Seller Indemnified Parties” has the meaning set forth in Section 9.2(a).
“Seller Liability Determination” means a determination of STR Sellers’ and STRG Seller’s liability for and the amount of a Buyer Loss (i) pursuant to the procedures set forth in Section 9.1(d), (ii) by agreement between Buyers and Sellers’ Representative or (iii) by a final written non-appealable instruction, order or judgment issued or entered by a court of competent jurisdiction.

“Seller Losses” has the meaning set forth in Section 9.2(a).
“Seller Taxes” means any and all Taxes (a) imposed on or with respect to any STR Seller, STRG Seller or Holdings; (b) imposed on or with respect to the Excluded Assets or the transfer thereof; (c) imposed on any Company or any Subsidiary thereof for any Pre-Closing Date Tax Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 11.1(c)); (d) of any Consolidated Group (or any member thereof, other than any Company or any Subsidiary thereof) of which any Company or any Subsidiary thereof (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar foreign, state or local Law; (e) of any other Person for which any Company or any Subsidiary thereof is or has been liable as a transferee or successor, by contract or otherwise resulting from events, transactions or relationships occurring or existing prior to the Closing; and (f) that are Transfer Taxes for which Sellers are liable pursuant to Section 11.3.
“Sellers” means (a) prior to the Reorganization, collectively, the STR Sellers and the STRG Seller and (b) following the Reorganization, collectively, Holdings and the STRG Seller, and any such Person on its own, a “Seller”.
“Sellers’ Representative” has the meaning set forth in Section 12.15.
“Sellers’ Representative Expense Amount” has the meaning set forth in Section 2.5.
“Sellers’ Representative Expense Fund” has the meaning set forth in Section 2.5.
“Software” means all (i) computer programs, including all software implementations of algorithms, models, and methodologies, whether in source code or object code, (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts, and other work product used to design, plan, organize, and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing.
“STR Asset Allocation” has the meaning set forth in Section 11.5.
“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.
“STRG Financial Statements” means the audited consolidated financial statements of STRG for the year ended 31 December 2018.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other legal entity with respect to which 50% of more of the Ownership Interest of such entity is owned, directly or indirectly, by another Person.
“Tail Policy” has the meaning set forth in Section 7.6(a).

“Tax” or “Taxes” means any (a) taxes, assessments, fees and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), unclaimed or abandoned property, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, highway use, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and (b) any liability in respect of any item described in clause (a) above, that arises by reason of a Contract, the assumption of a Contract, transferee or successor liability, operation of Law (including as a result of being a member of a Consolidated Group for any period) or otherwise.
“Tax Escrow Amount” means an amount equal to $750,000.
“Tax Escrow Fund” has the meaning set forth in Section 2.9(a).
“Tax Gross-up Amount” means an amount equal to $9,000,000.
“Tax Liability Amount” means an amount equal to $15,000,000.
“Tax Proceeding” has the meaning set forth in Section 11.2.
“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.
“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.
“Termination Date” has the meaning set forth in Section 10.1(b).
“Third Party Action” has the meaning set forth in Section 9.3(a).
“Third Party Claim Notice” has the meaning set forth in Section 9.3(a).
“Transaction Documents” means this Agreement, the Minority STRG Agreement, the Employment Agreements, the Restrictive Covenant Agreements, the Escrow Agreement, and any other agreement, exhibit, document and instrument expressly contemplated by this Agreement.
“Transaction Bonus Plan” means the STR, Inc. Transaction Bonus and Deferred Compensation Plan adopted on or about the Closing Date and the award letters attached thereto.
“Transaction Expenses” means all (i) fees, costs and expenses of the Companies and their Subsidiaries, STR Sellers, STRG Seller, Worsley and Holdings incurred in connection with the negotiation and execution of this Agreement, the Minority STRG Agreement and the other

Transaction Documents (including fees and expenses of bankers, financial advisors, attorneys and accountants) together with any VAT (or amount in respect thereof) incurred in connection therewith; (ii) amounts owed to any STR Seller, STRG Seller, Worsley or Holdings under any management or advisory agreement as of the Closing together with any VAT (or amount in respect thereof) incurred in connection therewith; (iii) transaction, change of control, severance and retention payments or any similar payments that are due to any employee, officer or director, or any third-party, directly or indirectly as a result of and in connection with the consummation of the transactions contemplated hereby pursuant to any agreement entered into by, or other arrangement with, any Company or any Subsidiary thereof prior to the Closing (excluding severance payments only due if an employee is terminated after the consummation of the Transaction), together with the employer portion of any payroll or similar Taxes required to be paid in connection therewith; (iv) costs, fees and expenses relating to the Tail Policy pursuant to Section 7.6(a), (v) 50% of the premium associated with obtaining the RWI Policy, and (vi) the fees, costs and expenses allocated to the Sellers pursuant to Section 7.3, in each case, to the extent not paid prior to the Closing.
“Transfer Taxes” means any and all transfer, sales, use, excise, goods and services, stock, conveyance, registration, securities transactions, real estate or land transfer, stamp, documentary, notarial, recording, permit, license, authorization and similar Taxes imposed on the sale of the Equity Interests pursuant to this Agreement and the Minority STRG Agreement.
“Treasury Regulations” means the final or temporary regulations promulgated under the Code.
“United Kingdom Generally Accepted Accounting Practice” means applicable United Kingdom Accounting Standards, including Financial Reporting Standard 102 ‘The Financial Reporting Standard applicable in the UK and Republic of Ireland’.
“VAT” means: (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.
“Working Capital Escrow Amount” means an amount equal to $3,000,000.
“Working Capital Escrow Fund” has the meaning set forth in Section 2.6(a).
“Working Capital Target” means an amount equal to $5,219,000.
II.     SALE AND PURCHASE OF EQUITY INTERESTS
2.1    Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, on the Closing Date:

(a)    Holdings agrees to sell, transfer and deliver all of the STR Interests, free and clear of any and all Encumbrances (other than any restrictions arising under any applicable securities Laws), to CRI, and CRI agrees to purchase such STR Interests from Holdings; and
(b)    STRG Seller agrees to sell and deliver the STRG Seller Interests that it owns, free and clear of any and all Encumbrances (other than any restrictions arising under any applicable securities Laws), to CPS, and CPS agrees to purchase such STRG Seller Interests from the STRG Seller. The STRG Seller irrevocably hereby waives and agrees to procure the waiver of any restrictions on transfer (including pre-emption rights) which may exist in such STRG Seller’s favor under the articles of association of STRG or otherwise in relation to the transfer of any STRG Interests pursuant to this Agreement or pursuant to the Minority STRG Agreement.
2.2    Consideration. The aggregate consideration (the “Purchase Price”) to be paid by Buyers to Sellers for the Equity Interests is:
(a)    $450,000,000 (the “Base Purchase Price”), plus;
(b)    the amount, if any, by which Estimated Working Capital exceeds the Working Capital Target, minus;
(c)    the amount, if any, by which the Working Capital Target exceeds Estimated Working Capital, minus;
(d)    the Closing Indebtedness, minus;
(e)    the Deferred Revenue Amount, minus;
(f)    the Transaction Expenses (the portion of the Purchase Price resulting from the sum of clauses (a) through (f) is referred to herein as the “Allocable Purchase Price”), minus;
(g)    solely with respect to the STR Sellers, the Tax Liability Amount, plus;
(h)    solely with respect to the STR Sellers, the Tax Gross-up Amount.
2.3    Pre-Closing Estimates. At least four (4) Business Days prior to the Closing Date, Sellers shall cause the Companies to deliver to Buyers a statement (the “Estimated Closing Statement”) setting forth the Sellers’ good faith estimate of (1) Net Working Capital as of the Measuring Time (the “Estimated Working Capital”), (2) Closing Indebtedness (the “Estimated Closing Indebtedness”), (3) Transaction Expenses (the “Estimated Transaction Expenses”), (4) the Purchase Price resulting therefrom (the “Estimated Purchase Price”) and (5) the amount of such Purchase Price allocated to each holder of Equity Interests in either Company. The Parties agree that for the purpose of preparing (A) the Estimated Working Capital, such estimate shall be calculated in accordance with and on a basis consistent with the Accounting Principles, and (B) the Estimated Closing Indebtedness and the Estimated Transaction Expenses, such estimates shall be calculated in accordance with and on a basis consistent with GAAP. The Estimated Closing Statement shall be prepared in US Dollars. Any assets and liabilities contained in any items included in the Estimated Closing Statement that are denominated in any foreign currency shall be converted into US Dollars at the mid-point US Dollar spot rate of exchange applicable to such other foreign currency as quoted by the Wall Street Journal as of the close of business on the Business Day prior to the Closing Date. Buyers may submit any objections in writing to the Sellers’ Representative until 12:00 p.m. Eastern time on the Business Day prior to the Closing Date, and Sellers will cooperate reasonably with Buyers to revise the Estimated Closing Statement to reflect the mutual agreement of Sellers and Buyers, but if they do not prior to the anticipated Closing Date agree, then Sellers’ calculations of Estimated Working Capital, the Estimated Closing Indebtedness and the Estimated Transaction Expenses shall apply, provided that no objection asserted (or not asserted) pursuant to this Section 2.3 shall prejudice the rights of the Parties pursuant to Section 2.4.
2.4    Post-Closing Adjustment.
(a)    Post-Closing Estimate. Within ninety (90) days following the Closing Date, Buyers shall prepare and deliver to the Sellers’ Representative a statement (the “Closing Statement”) setting forth Buyers’ calculation of (1) Net Working Capital as of the Measuring Time (the “Closing Working Capital”), (2) Closing Indebtedness, (3) Transaction Expenses, along with reasonable supporting detail to evidence the calculation of such amounts and (4) the value of the Purchase Price resulting therefrom. The Closing Statement shall be prepared in US Dollars. Any assets and liabilities contained in any items included in the Closing Statement that are denominated in any foreign currency shall be converted into US Dollars at the mid-point US Dollar spot rate of exchange applicable to such other foreign currency as quoted by the Wall Street Journal as of the close of business on the Business Day prior to the Closing Date. The Closing Statement shall also be prepared in accordance with the definitions of “Net Working Capital” (and the component definitions thereof), “Closing Indebtedness”, “Transaction Expenses” and “Purchase Price”, each as set forth in this Agreement and all calculations in and relating to the Closing Statement shall be made in accordance with and on a basis consistent with GAAP, it being understood that (A) any dispute concerning any item contained in the Financial Statements as it relates to the representations and warranties contained in Article IV shall be resolved in accordance with the provisions of Section 9.1 and (B) no adjustment resulting from the procedures specified in this Section 2.4 will, in and of itself, entitle any Party to assert any claim under Article IX (other than as a result of Party’s failure to actually pay an amount owed pursuant to the terms hereof). The Sellers’ Representative shall have thirty (30) days following its receipt of the Closing Statement and the supporting detail (the “Review Period”) to review the same. On or before the expiration of the Review Period, the Sellers’ Representative shall deliver to Buyers a written statement accepting or objecting to the Closing Statement (the “Closing Statement Response Notice”) containing, in the event the Sellers’ Representative objects to any item on the Closing Statement, the identity of each such item and reasonable supporting details of such objection. Any items not indicated in the Closing Statement Response Notice as being the subject of an objection shall be deemed to have been accepted by the Sellers’ Representative. If the Sellers’ Representative does not deliver a Closing Statement Response Notice to Buyers within the Review Period, the Sellers’ Representative shall be deemed to have accepted the Closing Statement in its entirety.
(b)    Disputes. In the event that the Sellers’ Representative objects to all or any portion of the Closing Statement within the Review Period, Buyers and the Sellers’ Representative shall promptly meet and in good faith attempt to resolve such objections. Any such objections which cannot be resolved between Buyers and the Sellers’ Representative within thirty (30) days following Buyers’ receipt of the Closing Statement Response Notice shall be resolved in accordance with this Section 2.4(b). Should the Sellers’ Representative and Buyers not be able to resolve such objections set forth in the Closing Statement Response Notice within the thirty (30) day period described above, either Party may submit any remaining disputed items to the Accounting Referee for review and resolution, with instructions to complete the same as promptly as practicable, but in any event within thirty (30) days of its engagement, and to resolve any objections in strict conformity with this Section 2.4(b). The Accounting Referee shall act as an accounting expert and not as an arbitrator and shall make all calculations in accordance with the definitions of “Net Working Capital” (and the component definitions thereof), “Closing Indebtedness” and “Transaction Expenses”, each as set forth in this Agreement, and in accordance with and on a basis consistent with GAAP. The Accounting Referee shall only have authority to make determinations in respect of those specific items for which an objection has been raised in the Closing Statement Response Notice, and all determinations shall be based solely on the presentations of Buyers and the Sellers’ Representative and their respective representatives, and not by independent review. In resolving any disputed item, the Accounting Referee: (i) shall be bound by the terms and principles set forth in this Section 2.4(b), and (ii) shall not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party, in each case in the Closing Statement (in the case of Buyers) or in the Closing Statement Response Notice (in the case of Sellers’ Representative). The Accounting Referee shall deliver a statement setting forth its resolution of the dispute within thirty (30) days of the submission of the dispute to it, which resolution, absent manifest error, shall be binding and conclusive on the Parties and not subject to appeal. The Closing Statement shall be modified if necessary to reflect such determination by the Accounting Referee. The fees and costs of the Accounting Referee, if one is required, shall be payable by Buyers, on the one hand, and Sellers’ Representative, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Accounting Referee that is unsuccessfully disputed by such Party (as finally determined by the Accounting Referee) bears to the total amount of disputed items submitted. For example, if the Sellers’ Representative submits a disputed item in the Closing Statement Response Notice for $1,000, and if Buyers contest only $500 of the amount claimed by the Sellers’ Representative, and if the Accounting Referee ultimately resolves the dispute by awarding the Sellers’ Representative $300 of the $500 contested, then the costs and expenses of the Accounting Referee will be allocated 60% (i.e., 300/500) to Buyers and 40% (i.e., 200/500) to the Sellers’ Representative.
(c)    Determinations; Adjustment.
(i)    If the Net Working Capital as finally determined pursuant to this Section 2.4 is greater than the Estimated Working Capital, Buyers shall, or shall cause the Companies to, pay to the Sellers’ Representative such excess in accordance with Section 2.4(d). If the Net Working Capital as finally determined pursuant to this Section 2.4 is less than the Estimated Working Capital, Buyers shall be entitled to be paid such shortfall in accordance with Section 2.4(d).
(ii)    If the Closing Indebtedness as finally determined pursuant to this Section 2.4 is less than the Estimated Closing Indebtedness, Buyers shall, or shall cause the Companies to, pay to the Sellers’ Representative such shortfall in accordance with Section 2.4(d). If the Closing Indebtedness as finally determined pursuant to this Section 2.4 is greater than the Estimated Closing Indebtedness, Buyers shall be entitled to be paid such excess in accordance with Section 2.4(d).
(iii)    If the Transaction Expenses as finally determined pursuant to this Section 2.4 are less than the Estimated Transaction Expenses, Buyers shall, or shall cause the Companies to, pay to the Sellers’ Representative such shortfall in accordance with Section 2.4(d). If the Transaction Expenses as finally determined pursuant to this Section 2.4 are greater than the Estimated Transaction Expenses, Buyers shall be entitled to be paid such excess in accordance with Section 2.4(d).
(d)    Payments. The net amount (if any) owed by Buyers to the Sellers, on the one hand, or the Sellers to Buyers, on the other hand, shall be referred to as the “Final Closing Adjustment Amount.” In the event that the Final Closing Adjustment Amount is owed to Buyers, then an amount in cash equal to the Final Closing Adjustment Amount shall be paid from the Working Capital Escrow Fund to Buyers in accordance with the Escrow Agreement, with any remainder of the Working Capital Escrow Fund being distributed to the Sellers’ Representative for further distribution to the Sellers in accordance with the Sellers’ Pro Rata Share. In the event that the Final Closing Adjustment Amount is owed to Buyers and such amount exceeds the Working Capital Escrow Fund, the Sellers’ Representative shall pay Buyers, on behalf of the Sellers, by wire transfer of immediately available funds, the amount of such excess. In the event the Final Closing Adjustment Amount is owed to the Sellers by Buyers, Buyers shall pay to the Sellers an amount in cash equal to the Final Closing Adjustment Amount, which amount shall be paid to the Sellers’ Representative for further distribution to the Sellers in accordance with the Sellers’ Pro Rata Share. Any payment required under this Section 2.4(d) shall be made within five (5) Business Days of the final determination of the Final Closing Adjustment Amount.
2.5    Expense Amount. At the Closing, Buyers shall deposit into an account designated by the Sellers’ Representative (the “Sellers’ Representative Expense Fund”) an amount equal to $250,000 (such amount, the “Sellers’ Representative Expense Amount”). The Sellers’ Representative Expense Amount may be used at any time by the Sellers’ Representative to fund any expenses incurred by it in the performance of its duties and obligations hereunder, including, but not limited to, those duties and obligations listed in Section 2.4, Article IX, and Section 12.16. The Sellers’ Representative Expense Amount will be held by the Sellers’ Representative for so long as the Sellers’ Representative determines is reasonably necessary for it to fulfill its obligations and duties under this Agreement; provided, that following the completion of all such obligations and duties and the satisfaction of all expense reimbursements to which the Sellers’ Representative is entitled in connection therewith, the Sellers’ Representative shall distribute to each Seller its portion of any remaining amounts in the Sellers’ Representative Expense Fund in accordance with the Sellers’ Pro Rata Share.
2.6    Working Capital Escrow Fund.
(a)    At the Closing, Buyers shall deposit the Working Capital Escrow Amount in an account (the “Working Capital Escrow Fund”) with Bank of America, National Association (the

“Escrow Agent”). The Working Capital Escrow Fund shall be governed by the terms of an escrow agreement to be entered into by and among Buyers, the Sellers’ Representative and the Escrow Agent, such escrow agreement to be substantially in the form attached hereto as Exhibit D (the “Escrow Agreement”). The Working Capital Escrow Fund shall be held in escrow until the determination of the Final Closing Adjustment Amount and shall be available to settle certain contingencies as set forth in Section 2.4 of this Agreement. Following the determination of the Final Closing Adjustment Amount and the payment of such amount pursuant to Section 2.4(d), the remaining portion of the Working Capital Escrow Fund (if any) will be distributable to the Sellers’ Representative for further distribution to the Sellers in accordance with the Sellers’ Pro Rata Share and the Escrow Agreement.
(b)    All Parties hereto agree for all Tax purposes: (i) the right of the Sellers to the Working Capital Escrow Amount shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local Law, as appropriate; (ii) Buyers shall be treated as the owner of the Working Capital Escrow Amount solely for Tax purposes, and all interest and earnings earned from the investment and reinvestment of the Working Capital Escrow Amount, or any portion thereof, shall be allocable to Buyers pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8; (iii) if and to the extent any amount of the Working Capital Escrow Amount is actually distributed to the Sellers, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code; and (iv) in the event that the total amount of any interest and earnings earned on the Working Capital Escrow Amount exceed the imputed interest, such excess amount shall be treated as interest or other income and not as purchase price. Clause (iv) of the preceding sentence is intended to ensure that the right of the Sellers to the Working Capital Escrow Amount and any interest and earnings earned thereon is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. All Parties hereto shall file all Tax Returns consistently with the foregoing.
2.7    Retention Escrow Fund.
(a)    At the Closing, Buyers shall deposit the Retention Escrow Amount in an account (the “Retention Escrow Fund”) with the Escrow Agent. The Retention Escrow Fund shall be governed by the terms of the Escrow Agreement. The Retention Escrow Fund shall be held in escrow and, following the depletion of the Buyer Deductible, shall be available to settle Losses arising or resulting from any breach or inaccuracy of any of the representations and warranties contained in Article III and Article IV or in Clause 5.1 and Clause 5.2 of the Minority STRG Agreement until the first anniversary of the Closing Date. The Parties further agree that on the first anniversary of the Closing Date (the “First Retention Release Date”), the Escrow Agent shall distribute to the Sellers’ Representative the excess, if any, of (a) the amount, if any, remaining in the Retention Escrow Fund (including any accumulated interest thereon) over (b) the sum of $1,125,000 (the “Initial Remaining Retention Escrow Amount”) plus the amount of any claims for Losses arising or resulting from any breach or inaccuracy of any of the representations and warranties contained in Article III and Article IV or in Clause 5.1 and Clause 5.2 of the Minority STRG Agreement asserted but not yet resolved (“Unresolved Claims”) existing on or prior to the First Retention Release Date. On the sixth anniversary of the Closing Date, the Escrow Agent shall distribute to the Sellers’ Representative the excess, if any, of (a) the amount, if any, remaining in the Retention Escrow Fund (including any accumulated interest thereon) over (b) the amount of Unresolved Claims existing on or prior to the sixth anniversary of the Closing Date.
(b)    In furtherance of the foregoing, following the Closing Date and depletion of the Buyer Deductible, in the event of any Loss arising or resulting from any breach or inaccuracy of any of the representations and warranties contained in Article IV, the Buyers shall be entitled to recover the amount of any such Losses from the then-remaining funds available in the Retention Escrow Fund.  CRI and the Sellers’ Representative hereby agree to submit a joint written instruction to the Escrow Agent to cause the release of any such applicable funds to an account designated in writing by CRI within two (2) Business Days of notification by Buyers of any such Losses.
(c)    All Parties hereto agree for all Tax purposes: (i) the right of the Sellers to the Retention Escrow Amount shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local Law, as appropriate; and (ii) Sellers’ shall be treated as the owners of the Retention Escrow Amount solely for Tax purposes, and all interest and earnings earned from the investment and reinvestment of the Retention Escrow Amount, or any portion thereof, shall be allocable to Sellers pursuant to Section 468B(g) of the Code. All Parties hereto shall file all Tax Returns consistently with the foregoing.
2.8    Deferred Bonus Escrow Fund.
(a)    At the Closing, Buyers shall deposit the Deferred Bonus Escrow Amount in an account (the “Deferred Bonus Escrow Fund”) with the Escrow Agent. The Deferred Bonus Escrow Fund shall be governed by the terms of the Escrow Agreement. The Deferred Bonus Escrow Fund shall be held in escrow and shall be available to settle deferred transaction bonus awards (each, a “Deferred Bonus Award”) payable to certain employees of the Companies pursuant to the Transaction Bonus Plan attached hereto as Exhibit G. If a participant becomes entitled to receive his or her Deferred Bonus Award pursuant to the terms of the Transaction Bonus Plan, Escrow Agent shall release such funds to the Buyers or the Companies, at Buyers’ direction, to pay the Deferred Bonus Award amount to such participant as and when due (subject to applicable withholding). Following the first anniversary of the Closing, the Escrow Agent shall release to the Sellers’ Representative any remaining balance of the Deferred Bonus Escrow Fund, such amount to be distributable to the Sellers’ Representative, for distribution to the Sellers in accordance with the Sellers’ Pro Rata Share and the Deferred Bonus Escrow Agreement.
(b)    All Parties hereto agree that Buyers shall be treated as the owners of the Deferred Bonus Escrow Fund solely for Tax purposes, and all interest and earnings earned from the investment and reinvestment of the Deferred Bonus Escrow Amount, or any portion thereof, shall be allocable to Buyers (it being understood that, for the avoidance of doubt, the distribution of any such remaining interest and earnings shall be made in accordance with Section 2.8(a)). All Parties hereto shall file all Tax Returns consistently with the foregoing.
2.9    Tax Escrow Fund.

(a)    At the Closing, Buyers shall deposit the Tax Escrow Amount in an account (the “Tax Escrow Fund”) with the Escrow Agent. The Tax Escrow Fund shall be governed by the terms of the Escrow Agreement. The Tax Escrow Fund shall be held in escrow and shall be distributable by the Escrow Agent in accordance with Section 11.1(b). Within five (5) days after the filing of all Tax Returns of the Companies and their Subsidiaries for all Straddle Periods, the Escrow Agent shall distribute to Sellers’ Representative any remaining balance of the Tax Escrow Fund, such amount to be distributable to the Sellers in accordance with the Sellers’ Pro Rata Share and the Escrow Agreement.
2.10    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place shall take place as promptly as possible, but in no event later than the second (2nd) Business Day following the date upon which all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or, if permissible, waived by the Party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the Parties (the “Closing Date”). The Closing shall take place at the offices of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (“Baker Donelson”) in Nashville, Tennessee at 211 Commerce Street, Suite 800, Nashville, TN 37201 at 10:00 a.m. Nashville time on the Closing Date (or by electronic exchange of Closing documents in lieu of an in-person Closing). The Closing shall be deemed effective as of 12:01 (a.m.) EST on the Closing Date.
2.11    Sellers’ and the Companies’ Deliveries and Actions at the Closing. Subject to the conditions set forth in this Agreement, on the Closing Date, Sellers shall, and shall cause Holdings and the Companies (as applicable) to:
(a)    deliver to Buyers a duly executed counterpart to an amendment to the limited liability company agreement of STR, reflecting the assignment of the STR Interests from Holdings to CRI;
(b)    deliver to CPS (i) duly executed stock transfer forms in favor of CPS (or such person as CPS shall direct) in respect of all of the STRG Seller Interests in STRG; (ii) share certificates representing all such STRG Seller Interests, free and clear of all Encumbrances (other than Permitted Encumbrances); (iii) duly executed powers of attorney enabling CPS (or its nominee) to exercise all rights attaching to such STRG Seller Interests from the Closing Date pending registration of the transfer of such STRG Seller Interests; and (iv) copies of the minutes of a duly convened and held meeting of the board of directors of STRG (x) approving the registration of the transfer of all such STRG Seller Interests to CPS or its nominee (subject only to the payment of any Transfer Taxes (including any applicable stamp duties in respect of such transfer(s))), (y) accepting the resignations of the directors of STRG referred to in paragraph  (d) below, and (z) resolving to appoint such persons as requested by CPS prior to the Closing as directors of STRG, in each case in form and substance reasonably acceptable to CPS;
(c)    deliver to Buyers a certificate executed by an officer or authorized representative of each Company, dated the Closing Date, certifying as to the Organizational Documents of such Company;

(d)    deliver to Buyers resignations of certain officers and/or members of the boards of directors, boards of managers or equivalent governing body of each of the Companies, in each case as requested by Buyers prior to the Closing;
(e)    deliver to Buyers payoff-letters between the applicable Company or Subsidiary thereof and each holder of Closing Indebtedness and Affiliated Indebtedness, covering the payment in full of such Indebtedness, together with evidence satisfactory to Buyers of the contemporaneous release of any Encumbrances (other than Permitted Encumbrances) relating to such Indebtedness being repaid;
(f)    deliver to Buyers the Consents and Governmental Authorizations set forth on Schedule 2.11(f) (collectively, the “Required Consents”);
(g)    deliver to Buyers a certificate of non-foreign status of Holdings meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2);
(h)    deliver to Buyers terms and conditions of employment, effective as of the Closing, by and between each Key Employee and STR or STRG (as applicable), duly executed by each Key Employee (collectively, the “Employment Agreements”);
(i)    deliver to Buyers such documents, instruments, and certificates reasonably necessary to effect the assignment of the Excluded Assets, duly executed by STR and STRG, as applicable; and
(j)    deliver to Buyers a restrictive covenant agreement by and between each Buyer and each of Randell Smith and Alex Smith, substantially in the form attached hereto as Exhibit H (together, the “Restrictive Covenant Agreements”);
(k)    deliver to Buyers such other documents, instruments and certificates as Buyers or their counsel reasonably deems necessary to consummate the transactions contemplated by this Agreement.
2.12    Buyers’ Deliveries and Actions at the Closing. Subject to the conditions set forth in this Agreement, on the Closing Date, Buyers shall:
(a)    deliver or pay, as applicable:
(i)    pay on the Sellers’ behalf or procure that the Companies’ pay, as applicable, the aggregate amount required to pay in full all of the Closing Indebtedness or Affiliated Indebtedness in accordance with and in the amounts set forth in the payoff letters delivered to Buyers pursuant to Section 2.11(e);
(ii)    pay on the Sellers’ behalf or procure that the Companies’ pay, the aggregate amount sufficient to pay in full any and all Estimated Transaction Expenses being paid at the Closing;

(iii)    deliver the Sellers’ Representative Expense Fund in accordance with Section 2.5;
(iv)    deliver the Working Capital Escrow Fund in accordance with Section 2.6(a);
(v)    deliver the Retention Escrow Fund in accordance with Section 2.7(a);
(vi)    deliver the Tax Escrow Fund in accordance with Section 2.9(a); and
(vii)    deliver the Deferred Bonus Escrow Fund in accordance with Section 2.8(a);
(viii)    pay to Worsley the amount set forth in the Estimated Closing Statement, which shall equal the amount which Worsley is entitled to receive pursuant to the Minority STRG Agreement; and
(ix)    pay the balance of the Estimated Purchase Price (after taking into account the payments made in Section 2.12(a)(i) through (viii) above), to Holdings and the STRG Seller in accordance with the amounts specified by Sellers’ Representative in the Closing Statement by wire transfer of immediately available funds to the accounts designated by Sellers’ Representative;
(b)    deliver to Sellers the Restrictive Covenant Agreements and Employment Agreements, duly executed by STR;
(c)    deliver to Sellers a duly executed counterpart to an amendment to the limited liability company agreement of STR, reflecting the assignment of the STR Interests from Holdings to CRI; and
(d)    deliver to Sellers such other documents, instruments and certificates as Sellers or their counsel reasonably deem necessary to consummate the transactions contemplated by this Agreement.
2.13    Withholding. Notwithstanding anything to the contrary contained in this Agreement, Buyers (and their Affiliates), the Companies and the Escrow Agent shall be entitled to deduct and withhold from any payments otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Law. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
2.14    No Apportionment Liability. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that the Sellers’ Representative is solely responsible for apportioning any Purchase Price payments received under this Agreement or the Minority STRG Agreement among the holders of the Equity Interests in the Companies and neither Buyers nor the Companies shall have any liability for any Loss arising from such apportionment.

III.     REPRESENTATIONS AND WARRANTIES REGARDING SELLERS
Except as set forth in the correspondingly numbered section of the Schedules (or in any other section of the Schedules to the extent that the applicability of such disclosure to such other sections is reasonably apparent on the face of such disclosure), each Seller severally, but not jointly, represents and warrants to Buyers that the statements contained in this Article III are true, correct and complete as of the date of this Agreement and as of the Closing Date. For the avoidance of doubt, the STRG Seller shall be making such representations and warranties in this Article III as of the date of this Agreement and as of the Closing Date, the STR Sellers shall be making the representations and warranties in this Article III as of the date of this Agreement and Holdings shall be making the representations and warranties in this Article III as of the Closing Date.
3.1    Organization. Such Seller is, to the extent a Person other than an individual, an entity that is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation with all necessary power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party.
3.2    Title to the Equity Interests. Such Seller owns, of record and beneficially, its Equity Interests, free and clear of any and all Encumbrances (other than Permitted Encumbrances). At Closing, CRI or CPS, as applicable, will obtain good and valid title to such Equity Interests, free and clear of any and all Encumbrances (other than Permitted Encumbrances and Encumbrances imposed by CRI or CPS, as applicable).
3.3    Valid and Binding Agreement. Such Seller has full legal capacity and authority to enter into this Agreement and each other Transaction Document to which such Seller is or will be a party and to consummate the transactions contemplated hereby and thereby. Such Seller has taken all actions required to be taken by or on the part of such Seller to authorize and permit the execution and delivery by such Seller of this Agreement and each of the other Transaction Documents to which it is or will be a party, and the performance by such Seller of its obligations hereunder and thereunder. This Agreement, and each of the other Transaction Documents have been, or at Closing will be, duly and validly executed and delivered by such Seller, as applicable, and assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, constitute the legal, valid and binding obligation of such Seller, enforceable against it in accordance with their terms, subject to the Remedies Exception.
3.4    No Breach; Consents. The execution, delivery and performance of this Agreement and each other Transaction Document to which such Seller is or will be a party does not: (a) violate or conflict with any applicable Organizational Documents; (b) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, give to others any right of termination, amendment, suspension, modification, abandonment or acceleration of a payment or right, allow the imposition of any fees or penalties, require a Consent, or otherwise adversely affect any rights of such Seller under any material Contract or material Governmental Authorization that is binding upon or enforceable against such Seller or by which their respective Equity Interests are bound or affected; (c) result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon the Equity Interests; or (d) require any material Governmental Authorization, other than the applicable requirements of the HSR Act.
3.5    Litigation. There is no Litigation pending or, to the Knowledge of such Seller, threatened by or against Seller that challenges or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement or any Transaction Document to which such Seller is or will be a party. There are no Orders outstanding or, to the Knowledge of such Seller, threatened against Seller that challenge or may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement or any Transaction Document to which such Seller is or will be a party.
3.6    Brokerage. No Person is or will be entitled to receive any brokerage commission, finder’s fees, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of such Seller or any Company or Subsidiary thereof for which any of the Parties or any Company or Subsidiary thereof is or could become liable or obligated.
IV.     REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES
Except as set forth in the correspondingly numbered section of the Schedules (or in any other section of the Schedules to the extent that the applicability of such disclosure to such other sections is reasonably apparent on the face of such disclosure), Sellers represent and warrant to Buyers that the statements contained in this Article IV are true, correct and complete as of the date of this Agreement and as of the Closing Date. For the avoidance of doubt, the STRG Seller shall be making such representations and warranties in this Article IV as of the date of this Agreement and as of the Closing Date, the STR Sellers shall be making the representations and warranties in this Article IV as of the date of this Agreement and Holdings shall be making the representations and warranties in this Article IV as of the Closing Date.
4.1    Incorporation; Power and Authority. Each Company and each Subsidiary of a Company is an entity that is duly organized, validly existing and, to the extent applicable in its jurisdiction of formation, in good standing under the Laws of its jurisdiction of formation, with full power and authority to conduct its business as such is now being conducted and is presently proposed to be conducted and to own and use the properties and assets now owned and used by it. Schedule 4.1 lists each U.S. state or other jurisdiction in which each Company and Subsidiary thereof is duly qualified to do business as a foreign corporation. Each Company and Subsidiary thereof is duly qualified or licensed to do business and in good standing in each U.S. state or jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activity conducted by it, requires such qualification, licensing or good standing, except where the failure to be so qualified or licensed or in good standing would not result in a Material Adverse Effect to the Companies, taken as a whole. Each Company and Subsidiary thereof is in compliance with the provisions of its Organizational Documents.
4.2    Valid and Binding Agreement. Each Company has full legal capacity and authority to enter into this Agreement and each other Transaction Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Each Company has taken all actions required to be taken by or on the part of such Company to authorize and permit the execution and delivery by such Company of this Agreement and each of the other Transaction Documents to which it is or will be a party, and the performance by such Company of its obligations hereunder and thereunder. This Agreement, and each of the other Transaction Documents have been, or at Closing will be, duly and validly executed and delivered by each Company and assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, constitute the legal, valid and binding obligation of such Company, enforceable against it in accordance with their terms, subject to the Remedies Exception.
4.3    No Breach; Consents. The execution, delivery and performance of this Agreement and each other Transaction Document to which any Company is or will be a party does not: (a) contravene any provision of the Organizational Documents of the Companies and their respective Subsidiaries; (b) violate or conflict with any Law, Order or Governmental Authorization; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, give to others any right of termination, amendment, suspension, modification, abandonment or acceleration of a payment or right, allow the imposition of any fees or penalties, require a Consent, or otherwise adversely affect any rights of either Company or Subsidiary thereof under any material Contract or material Governmental Authorization that is either binding upon or enforceable against any Company or Subsidiary thereof or by which any of their respective properties, assets or rights are bound or affected; or (d) require any material Governmental Authorization, other than the applicable requirements of the HSR Act, except, in the case of Section 4.3(c), for any such conflicts, breaches, defaults, rights of termination, amendment, suspension, modification, abandonment or acceleration of payment or rights, the imposition of any fees or penalties, Consent or other adverse effect on any rights of any Company or a Subsidiary thereof which would not reasonably be expected to be material to the Companies and their respective Subsidiaries, taken as a whole, or which would not reasonably be expected to prevent or materially delay the Closing.
4.4    Capitalization.
(a)
(i)    Schedule 4.4(a)(i) sets forth all of the authorized, issued and outstanding Ownership Interests in STRG and each Subsidiary thereof and the owners (of record and otherwise) of such Ownership Interests. All of the Ownership Interests in STRG and its Subsidiaries have been duly authorized and validly issued and are fully paid (to the extent required under the Organizational Documents of STRG or the applicable Subsidiary) and non-assessable (except as such non-assessability may be affected by applicable Law) and were not issued in violation of, and are not subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Organizational Documents of STRG or the applicable Subsidiary, or any Contract to which STRG or such Subsidiary is or was a party or by which it is or was otherwise bound.

(ii)    Schedule 4.4(a)(ii) sets forth all of the authorized, issued and outstanding Ownership Interests in STR and the owners (of record and otherwise) of such Ownership Interests as of the date of this Agreement. As of the Closing Date, Holdings will be the sole member of STR and all of the STR Interests will consist of the STR Interests owned by Holdings. All of the Ownership Interests in STR have been duly authorized and validly issued and are fully paid (to the extent required under the Organizational Documents of STR) and non-assessable (except as such non-assessability may be affected by applicable Law) and were not issued in violation of, and are not subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Organizational Documents of STR, or any Contract to which STR is or was a party or by which it is or was otherwise bound.
(b)    There are no Contracts (including options, warrants, calls and preemptive rights) to which any Company or any of its Subsidiaries is a party, there are no securities of any Company or any of its Subsidiaries outstanding which, upon conversion, or exchange, would require, any Company or any of its Subsidiaries to, and there are no obligations, contingent or otherwise, of any Company or any of its Subsidiaries obligating any Company or any of its Subsidiaries to (i) issue, sell, pledge, dispose of or encumber any Ownership Interests in any Company or any of its Subsidiaries or any securities convertible, exercisable or exchangeable into, or evidencing the right to subscribe for or purchase, Ownership Interests in such Company or any of its Subsidiaries, (ii) redeem, purchase or acquire in any manner any Ownership Interests in any Company or any of its Subsidiaries or any securities that are convertible, exercisable or exchangeable into any Ownership Interests in any Company or any of its Subsidiaries or (iii) make any dividend or distribution of any kind with respect to the Ownership Interests in any Company or any of its Subsidiaries (or to allow any participation in the profits or appreciation in value of any Company or any of its Subsidiaries). There are no outstanding or authorized stock appreciation, phantom stock, profit participation, stock options, or other equity or equity-based compensation rights or arrangements with respect to any Company or its respective Subsidiaries. There are no bonds, debentures, notes or other Indebtedness of any Company or any of its Subsidiaries, in each case having the right to vote or consent (or that are convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which equity holders of any Company or any of its Subsidiaries may vote. There are no voting trusts, irrevocable proxies or other Contracts to which any Company or any of its Subsidiaries or any Seller is a party or is bound with respect to the voting or consent of the Ownership Interests.
4.5    Subsidiaries. STRG owns all of the issued and outstanding Ownership Interests in each of its Subsidiaries. STR does not own any Ownership Interests in any other Person. There are no outstanding obligations of any Company or Subsidiary thereof to make any capital investment (in the form of a loan, capital contribution, or purchase of an Ownership Interest) in any other Person. Neither of the Companies nor any of their Subsidiaries owns or holds the right to acquire any Ownership Interest in any other Person.

4.6    Financial Statements; Undisclosed Liabilities.
(a)    Set forth on Schedule 4.6(a) is a Financial Due Diligence Report (the “Financial Report”), part I of which contains a consolidated quality of revenue and earnings analysis, consolidated adjusted working capital analysis and presentations of unaudited consolidated balance sheets of the Companies as of the fiscal years ended December 31, 2016, 2017 and 2018 and the related pro forma consolidated statements of income, of the Companies for the fiscal years ended December 31, 2016, 2017 and 2018, and part II of which contains updates for each of the foregoing items for the twelve month period ended June 30, 2019 (the “Balance Sheet Date”) (collectively, the “Financial Statements”). The Companies do not maintain consolidated audited financial statements, and the Financial Report is not an audit, review, or compilation prepared by an independent accountant.
(b)    Subject to the disclosures and limitations included in the Financial Report, the Financial Statements are based upon the books and records of the Companies and their respective Subsidiaries and present fairly in all material respects the financial position and results of operations of each Company and Subsidiary thereof at the respective dates and for the respective periods indicated in accordance with the Accounting Principles. The STRG Financial Statements (i) give a true and fair view of the state of affairs of STRG and its Subsidiaries and of the profit or loss of STRG and its Subsidiaries for the period ended December 31, 2018, (ii) have been prepared in accordance with United Kingdom Generally Accepted Accounting Practice and (iii) have been prepared in accordance with the requirements of the Companies Act 2006.
(c)    The Companies and their respective Subsidiaries do not have any liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise) other than: (i) liabilities reflected, reserved against or otherwise disclosed in the Financial Statements (including any notes thereto), (ii) accrued liabilities and obligations that have arisen after the Balance Sheet Date in the Ordinary Course of Business and which are not material to the Companies and their respective Subsidiaries, taken as a whole, and (iii) other liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Companies and their respective Subsidiaries, taken as a whole.
(a)    The Companies have in place appropriate systems and processes (including the maintenance of proper books and records) designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to each of the Company's principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes being herein referred to as the “Financial Controls”). None of the Companies, their respective officers nor, to the Sellers’ Knowledge, Sellers’ and Companies’ financial advisors, have identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Financial Controls or the Financial Statements that has not been resolved or identified in the Financial Report. To the Sellers’ Knowledge, there have been no instances of fraud or intentional misrepresentation by any employee, whether or not material, that occurred during any period covered by the Financial Statements.

4.7    Books and Records. The books of account and records (where applicable) and statutory books and registers (where applicable) of each Company and Subsidiary thereof are true, complete and correct in all material respects, and have been made available to Buyers. The Sellers have made available to Buyers true, complete and correct copies of the Organizational Documents of each Company and Subsidiary thereof.
4.8    Absence of Certain Developments. Since December 31, 2018 through the date of this Agreement (i) the Companies and their Subsidiaries have operated in the Ordinary Course of Business and (ii) there has not occurred any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 2018 through the date of this Agreement, none of the Sellers, the Companies, or any of their Subsidiaries has:
(a)    except for disposition of obsolete equipment, mortgaged, pledged, subjected, or permitted to be subjected, any material portion of its assets to any Encumbrance, except for Permitted Encumbrances, or sold, assigned, transferred, conveyed, leased or otherwise disposed of any portion of its assets that is material to the Companies and their respective Subsidiaries taken as a whole;
(b)    entered into any Contract (or series of related Contracts with the same Person), that is not terminable upon ninety (90) days’ written notice or less without penalty or acceleration of any obligations thereunder, obligating a Company or Subsidiary thereof to make aggregate annual payment of more than $250,000 that is outside the Ordinary Course of Business;
(c)    accelerated, suspended, terminated, materially and adversely modified or canceled any Contract (or series of related Contracts with the same Person) obligating a Person to make aggregate annual payments to a Company or Subsidiary thereof of more than $200,000 to which any Company or Subsidiary thereof is a party or by which it is bound;
(d)    made any capital expenditure (or series of related capital expenditures with the same Person) in excess of $200,000 or made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions with the same Person) in excess of $500,000;
(e)    created, incurred, assumed or guaranteed any Indebtedness outside the Ordinary Course of Business;
(f)    delayed, postponed or accelerated the payment of accounts payable or other liabilities or the receipt of any accounts receivable, in each case in any material respect, except in the Ordinary Course of Business;
(g)    canceled, compromised, waived or released any material debt, right or claim (or series of related debts, rights or claims related to the same Person) except in the Ordinary Course of Business;

(h)    made, or authorized to be made, any change in the Organizational Documents of any Company or any of such Company’s Subsidiaries;
(i)    made any loan to, or entered into any other transaction with, any STR Seller, STRG Seller, Holdings, any Business Employee or any Company’s directors, officers, employees or independent contractors, or any Affiliate or Subsidiary of the foregoing, other than advances in the Ordinary Course of Business;
(j)    entered into any Plan or any other employment, consulting, severance, retention, change in control or indemnification agreements;
(k)    entered into, or become bound by, any collective bargaining agreement or other obligation to any labor organization or employee representative, in each case, whether written or oral, or materially modified the terms of any such existing agreement except as required by applicable Law and there has not been any material work stoppages, strikes or threats thereof;
(l)    increased the salary, wage or other compensation or level of benefits payable or to become payable by any Company or Subsidiary thereof to any of its officers, managers, directors, Business Employees, agents or Independent Contractors (including any Seller, in their capacities as such) except in the Ordinary Course of Business;
(m)    took any action that would be prohibited by Sections 6.1(ii), 6.1(iii), 6.1(x), 6.1(xi), 6.1(xiii), or 6.1(xvii); or
(n)    committed or agreed (in writing or otherwise) to take any of the actions described in this Section 4.8.
4.9    Real and Personal Property.
(a)    The Companies and their respective Subsidiaries do not own, and have never owned, any real property.
(b)    Schedule 4.9(b) is a true, correct and complete list of (i) the address, lessor and lessee for each Leased Real Property and (ii) each Real Property Lease. The Leased Real Property constitutes all of the real property owned, leased, subleased, licensed, occupied or otherwise held (whether or not occupied, and including any leases or other occupancy agreements assigned or leased premises sublet for which any Company or its Subsidiaries remains liable) by any Company or any of its Subsidiaries currently used in the conduct of the Business.
(c)    There are no parties in possession of the Leased Real Property other than the Companies or any of their Subsidiaries, and none of the Real Property Leases have been assigned, subleased or licensed, in whole or in part, nor has a right to use or occupy the Leased Real Property (or any portion thereof) been granted to any Person. The Companies, or one of their Subsidiaries, have a valid leasehold interest in the Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(d)    Except as set forth in the Real Property Leases, to Sellers’ Knowledge, the conduct of the Business, as currently conducted, on or from the Leased Real Property is permitted in all material respects under any Contracts and all applicable zoning, building and land use Laws. Neither the Companies nor any of their respective Subsidiaries have received written notice that any of the Leased Real Property is subject to any pending suit for condemnation, eminent domain or other taking by any Governmental Entity, and, to the Sellers’ Knowledge, no such condemnation, eminent domain or other taking is threatened in writing.
(e)    To Sellers’ Knowledge, no Leased Real Property has been materially damaged by fire or other casualty since December 31, 2018. There are no material latent defects or material adverse physical conditions affecting any of the Leased Real Property. All structures and other buildings on the Leased Real Property are in good operating condition and repair in all material respects (normal wear and tear excepted) for the requirements of the conduct of the Business.
(f)    To Sellers’ Knowledge, there is no fact or condition existing which would result in the termination or material reduction of the current access from any Leased Real Property or to the existing highway and roads that provide access thereto.
(g)    Schedule 4.9(g) sets forth a list of all material leases of tangible assets and other personal property of the Companies and their respective Subsidiaries. The Companies (or any of their respective Subsidiaries, as the case may be) have good and valid title to, or in the case of leased tangible assets and other personal property, a valid leasehold interest in, all of the material tangible assets and other personal property that are necessary for the Companies (or any of their respective Subsidiaries, as the case may be) to conduct the Business as conducted on the date hereof, in each case, free and clear of all Encumbrances (other than Permitted Encumbrances). All such material tangible assets and other personal property are in good condition and repair in all material respects, normal wear and tear excepted.
(h)    The assets, properties and rights of the Companies and their respective Subsidiaries include all of the assets, properties and rights used or held for use in the Business and are sufficient for the conduct and operation of the Business following the Closing in substantially the same manner as presently conducted. None of the Excluded Assets are material to the operation of the Business.
4.10    Taxes.
(a)    Each Company and Subsidiary thereof has (i) timely filed (or has had timely filed on its behalf) all Income Tax Returns and other material Tax Returns required to be filed by or with respect to such Company or Subsidiary and each such Tax Return is true, correct and complete in all material respects; (ii) timely and properly paid (or has had paid on its behalf) all material amounts of Taxes owed by such Company or Subsidiary thereof; (iii) established on the Financial Statements consistent with past practices, reserves that are adequate for the payment of any Taxes not yet due and payable; (iv) satisfied in all material respects all Tax withholding and deposit requirements imposed on or with respect to such Company or Subsidiary thereof; (v) collected all sales or use Taxes required to be collected and has remitted or will remit on a timely basis such amounts to the appropriate Governmental Entities or has been furnished properly completed exemption certificates; and (vi) maintained all such records and supporting documents in the manner required by all applicable Tax Laws.
(b)    True, correct and complete copies of all filed Tax Returns of the Companies and their Subsidiaries for taxable years commencing on or after December 31, 2015 have been delivered or made available to Buyers and such Tax Returns were completed in accordance with applicable Laws and were true, correct and complete when they were filed and remain true, correct and complete and give full disclosure of all relevant facts and circumstances, including all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Section 6662 of the Code.
(c)    There are no Encumbrances (other than Permitted Encumbrances) for Taxes upon any asset of any Company or Subsidiary thereof.
(d)     There is no claim by a Taxing Authority against any Company or Subsidiary thereof for any Taxes, and no assessment, deficiency, or adjustment has been proposed, asserted or threatened (in each case, in writing) by any Taxing Authority with respect to any Taxes or Tax Returns of any Company or Subsidiary thereof and no Tax audits, inspections, or administrative or judicial proceedings are being conducted, pending or threatened (in writing) with respect to any Company or Subsidiary thereof. No rationale underlying a claim for Taxes of any Company or Subsidiary thereof has been asserted previously by any Taxing Authority that reasonably could be expected to be asserted in any other period with respect to any Company or Subsidiary thereof.
(e)    No written claim has been made by a Governmental Entity in a jurisdiction where any Company or Subsidiary thereof does not file a Tax Return that such Company or Subsidiary thereof is or may be subject to taxation in such jurisdiction.
(f)    There is not in effect any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any Company or Subsidiary thereof or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any Company or Subsidiary thereof.
(g)    None of the property of any Company or Subsidiary thereof is “tax exempt use property” (within the meaning of Section 168(h) of the Code) or “tax exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code).
(h)    No Company or Subsidiary thereof will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of a change in method of accounting or otherwise on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Income Tax Law) entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) long-term contract method of accounting utilized on or prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election pursuant to Section 108(i) of the Code made on or prior to the Closing Date. No Company or Subsidiary thereof has any liability under Section 965 of the Code.
(i)    No Company or Subsidiary thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the Closing Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
(j)    No Company or Subsidiary thereof is a party to or bound by any (i) Tax allocation, sharing or indemnity agreements or arrangements (other than any such agreement or arrangement entered into in the Ordinary Course of Business and not primarily related to Taxes) or (ii) closing agreement, offer in compromise or any other agreement with any Taxing Authority.
(k)    No Company or Subsidiary thereof has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax Law), or as a transferee or successor, or by contract or otherwise. No Company or Subsidiary thereof is or has ever been a member of a Consolidated Group.
(l)    No Company or Subsidiary thereof has participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “listed transaction” within the meaning of Treasury Regulations § 1.6011- 4(b) (and all predecessor regulations).
(m)    No power of attorney that is currently in force has been granted by any Company or Subsidiary thereof with respect to any matter relating to Taxes.
(n)    All of the property of each Company and Subsidiary thereof that is subject to property Tax has been properly listed and described on the property Tax rolls of the appropriate taxing jurisdiction for all periods prior to Closing and no portion of the property of any Company or Subsidiary thereof constitutes omitted property for property Tax purposes.
(o)    For U.S. federal income tax purposes, STR is, until the Reorganization (pursuant to the which it will become a subsidiary of Holdings and will be a qualified subchapter S subsidiary until its conversion to a limited liability company) will be, and has been at all times since its election to be classified as such, properly classified as an “S corporation” under Sections 1361 and 1362 of the Code and the Treasury Regulations thereunder, and is, will be and has been so classified for state income tax purposes pursuant to analogous state provisions which recognize S corporations in jurisdictions in which it files or has filed Income Tax Returns. No Company or Subsidiary thereof is, or has ever been, (i) a “qualified subchapter S subsidiary” (as defined in Section 1361 of the Code) other than pursuant to and as contemplated by the Reorganization, (ii) a United States real property holding corporation (as defined in Section 897(c)(2) of the Code)

during the applicable period specified in Section 897(c)(1)(A) of the Code or (iii) a passive foreign investment company (as defined in Section 1297 of the Code).
(p)    No Company or Subsidiary thereof will be liable for any Tax under Section 1374 of the Code or any other analogous state or local Law under which a Company is classified as an S corporation as a result of the transactions contemplated by this Agreement. Except for the Reorganization, no Company or Subsidiary thereof has, since its inception, acquired assets from another corporation in a transaction in which such Company’s or Subsidiary’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or acquired the stock of any corporation that is or became a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.
(q)    No Company or Subsidiary thereof is subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar presence.
(r)    The Companies and their Subsidiaries are in compliance in all material respects with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length.
(s)    For U.S. federal income tax purposes, STRG is, and has been at all times since its formation, classified as an association taxable as a corporation.
(t)    No charge to Tax will arise on any Company or Subsidiary thereof as a result of entering into, or completion of, this Agreement, and the implementation of the transactions contemplated by this Agreement will not result in the withdrawal of any exemption or relief previously claimed by any such Company or Subsidiary thereof.
(u)    STRG and each Subsidiary thereof is registered for the purpose of VAT and is not subject to any conditions imposed or agreed with any Governmental Entity; and is not, and has not been a member of a group for VAT purposes.
(v)    Neither STRG nor any Subsidiary thereof has entered into, or been party to, any arrangement or transaction (or series of transactions) which required disclosure under the United Kingdom “Disclosure of Tax Avoidance Schemes” regime or under Schedule 11A of the United Kingdom Value Added Taxes Act 1994 or any regulations made under that part or that schedule or any similar rules or regime in a jurisdiction outside the United Kingdom.
(w)    Neither STRG nor any Subsidiary thereof has committed an offence under Part 3 of the Criminal Finances Act 2017 or any similar laws in any other jurisdiction, and nor has any employee or agent of any such company or any person who performs services for or on behalf of any such company done anything or omitted to do anything which has caused or could cause any such company to commit an offence under any such law.

(x)    Neither STRG nor any Subsidiary thereof is a close investment holding company for the purposes of section 34 of the United Kingdom Corporation Taxes Act 2010 (close investment-holding companies) and no such company has made any loan or advance or payment or given any consideration or effected any transaction falling within Chapter 3, Part 10, of such act (loans to participators etc.).
(y)    To the Sellers’ Knowledge, no circumstances exist under which any power within section 212 of the United Kingdom Inheritance Tax Act 1984 (powers to raise tax) could be exercised in relation to, and there is no HMRC charge (within the meaning of section 237 of such act (imposition of charge)) attaching to, or which may attach to any shares or securities in or over any assets of STRG or any Subsidiary thereof.
(z)    For purposes of this Section 4.10, any reference to any Company or any Subsidiary thereof shall be deemed to include any Person that merged with or was liquidated or converted into such Company or such Subsidiary.
4.11    Intellectual Property.
(a)    Schedule 4.11(a) sets forth a true and complete list of all Intellectual Property that is registered, filed or issued under the authority of any Governmental Entity or with any domain name registrar, and all applications for Intellectual Property, in each case that is owned (or purported to be owned) by the Companies or any Subsidiary thereof (collectively, the “Scheduled Intellectual Property”) and including in each case (other than with respect to domain names), as applicable, the owner of record, jurisdiction in which each such item has been issued or filed, registration number and application number, and, with respect to each domain name, the registrar and registrant. There are no actions that must be taken by any Company or any Subsidiary thereof within 90 days after the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing with any Governmental Entity of any responses, office actions, documents, applications or certificates, for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Scheduled Intellectual Property. All Scheduled Intellectual Property is subsisting, valid and enforceable and all other material Owned Intellectual Property is subsisting, valid and enforceable.
(b)    The Companies and their Subsidiaries solely and exclusively own all right, title and interest in and to their respective Owned Intellectual Property and have valid, continuing rights to all other Intellectual Property as the same is used in or necessary for the operation of the Business as currently conducted (such other Intellectual Property, the “Licensed Intellectual Property”, and together with the Owned Intellectual Property, the “Company Intellectual Property”), free and clear of all Encumbrances, other than Permitted Encumbrances.
(c)    Neither the Companies’ or their Subsidiaries’ use of the Company Intellectual Property nor the conduct or operation of the Business has infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any Intellectual Property of any other Person. No Company or Subsidiary thereof (i) is the subject of any pending or, to Sellers’ Knowledge, threatened Litigation alleging any infringement, misappropriation or other violation of any Person’s Intellectual Property by any of the Companies or their respective Subsidiaries; or (ii) has received any written or, to the Sellers’ Knowledge, unwritten notice or claim challenging the ownership, use, validity or enforceability of any Owned Intellectual Property and, to Sellers’ Knowledge, there is no reasonable basis for any claim that any of the Companies or their respective Subsidiaries do not own any particular Owned Intellectual Property.
(d)    To Sellers’ Knowledge (i) no Person has infringed, misappropriated or otherwise violated, or is currently infringing, misappropriating or otherwise violating, any Owned Intellectual Property; and (ii) no such claims have been made against any Person by the Companies or their respective Subsidiaries.
(e)     (i) The Company Intellectual Property includes all of the Intellectual Property necessary and sufficient to enable the Companies and their respective Subsidiaries to conduct the Business in the manner in which it is currently being conducted; and (ii) upon the Closing, the Companies and their respective Subsidiaries shall have all of the Intellectual Property rights necessary for the conduct of the Business as currently conducted, and all of such rights shall be exercisable by the Companies and their respective Subsidiaries to the same extent as they were prior to the Closing.
(f)    Each Company (or applicable Subsidiary thereof) has taken steps that are commercially reasonable under the circumstances to maintain the secrecy of its material trade secrets. No trade secret material to the Business, as currently conducted, has been authorized to be disclosed or has been actually disclosed by any Company or Subsidiary thereof to any former or current employees of any Company or Subsidiary thereof or any other Person other than pursuant to a valid written agreement restricting the disclosure and use of such material trade secret. All current and former employees, consultants and independent contractors of the Companies and their respective Subsidiaries who have created, developed or conceived Owned Intellectual Property for or on behalf any Company or Subsidiary thereof or who have had access to material trade secrets of any Company or Subsidiary thereof have executed valid written agreements pursuant to which such Persons have (i) agreed to hold all trade secrets of the Companies and their respective Subsidiaries in confidence both during and after their employment or engagement, as applicable; and (ii) presently assigned to a Company (or applicable Subsidiary thereof) all of such Person’s rights, title and interest in and to all Intellectual Property created, developed or conceived for the Companies and their respective Subsidiaries in the course of their employment or engagement by the Companies (or their applicable Subsidiary thereof). To Sellers’ Knowledge, no party to any such agreements is in default or breach in any material respect of any such agreements.
(g)    The Companies and their respective Subsidiaries own or have a valid right to access and use all computer systems, networks, hardware, Software, databases, websites, and equipment used to process, store, maintain and operate data and information used in connection with the Business as currently conducted (the “Company IT Systems”). The Company IT Systems (i) are adequate for, and operate and perform in all material respects as required in connection with, the operation of the Business as currently conducted; and (ii) do not, to Sellers’ Knowledge, contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) materially disrupt or affect the functionality of any Company IT Systems, or (B) enable or assist any Person to access without authorization any Company IT Systems.

(h)    No source code of any Software owned (or purported to be owned) by the Companies and their respective Subsidiaries (“Owned Software”) has been licensed or otherwise provided to any third Person other than to consultants and contractors performing work on behalf of the Companies and their respective Subsidiaries who are bound by valid written agreements restricting the disclosure and use of such source code. No Company or Subsidiary thereof has disclosed or delivered to any escrow agent or any other Person (other than the consultants and contractors described in the previous sentence) any of the source code of any Owned Software, and no such Persons have the right, contingent or otherwise, to obtain access to or use any such source code.
(i)    No Company or Subsidiary thereof has (i) distributed any Open Source Materials in conjunction with or for use with any Owned Software; or (ii) used any Open Source Materials in any manner that obligates any Company or Subsidiary thereof to disclose, make available, offer or deliver any portion of the source code of any Owned Software to any third Person. No Company or Subsidiary thereof has used any Open Source Materials in any manner that (A) transfers the rights of ownership in any Owned Software or Intellectual Property rights therein to any third Person; (B) limits any Company’s (or its respective Subsidiary’s) freedom of action with respect to the use or distribution of any Owned Software; or (C) requires any Company or Subsidiary thereof to permit any third Person to reverse engineer or replace portions of any Owned Software. All use and distribution of any Open Source Materials by the Companies and their respective Subsidiaries is in compliance with all licenses applicable thereto, including all copyright notice and attribution requirements.
4.12    Data Privacy.
(a)    Each Company and Subsidiary thereof and, to the Sellers’ Knowledge, any Person acting for or on such Company’s or such Subsidiary’s behalf has at all relevant times been in compliance in all material respects with (i) all applicable Privacy Laws, (ii) all of such Company’s or such Subsidiary’s Privacy Notices and internal privacy policies, and (iii) all of such Company’s or such Subsidiary’s contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. To the Sellers’ Knowledge, each Company and Subsidiary thereof has not received any notice of any claims (including notice from third parties acting on its behalf) of, or been charged with, the violation of any Privacy Laws, internal privacy policies, Privacy Notices, or contractual commitments with respect to Personal Information. To the Sellers’ Knowledge, there are no facts or circumstances that could form the basis of any such notice or claim that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Companies’ and its respective Subsidiaries’ Privacy Notices have contained any material omissions or been misleading or deceptive in a manner that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    Each Company and Subsidiary thereof has at all relevant times: (i) implemented and maintained reasonable safeguards, which safeguards are consistent with practices in the industry in which such Company and Subsidiary thereof operates, to protect Personal

Information in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification or disclosure, including by implementing, and monitoring compliance with, policies and procedures regarding the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure or transfer (including cross-border) of such Personal Information; (ii) ensured that all third parties who process, store or otherwise handle Personal Information for or on behalf of such Company or Subsidiary thereof have agreed to comply with applicable Privacy Laws and to take reasonable steps to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure; and (iii) to the Sellers’ Knowledge, any third party who has provided Personal Information to such Company or Subsidiary thereof has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required.
(c)    To the Sellers’ Knowledge, there have been no Data Breaches and each Company and Subsidiary thereof has not provided or been required to provide any notices to any Person in connection with a Data Breach. Each Company and Subsidiary thereof has implemented reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent reasonably required, to safeguard the Personal Information in its possession or control. Each Company and Subsidiary thereof has conducted commercially reasonable network vulnerability testing at reasonable and appropriate intervals and has resolved or remediated any vulnerabilities identified. Neither the Companies or any of their respective Subsidiaries nor any third party acting at the direction or authorization of any Company or Subsidiary thereof has paid (i) any perpetrator of any Data Breach or (ii) any third party with actual or alleged information about a Data Breach, pursuant to a request for payment from or on behalf of such perpetrator or other third party.
(a)    Each Company and Subsidiary thereof is not subject to any contractual requirements under a Material Contract that, following the Closing, would prohibit the Buyers or any Company or Subsidiary thereof from receiving, accessing, storing or using Personal Information in the manner in which each Company or Subsidiary thereof received, accessed, stored and used such Personal Information prior to the Closing. The execution, delivery and performance of this Agreement complies with all applicable Privacy Laws and with the Privacy Notices and applicable contractual obligations under any Material Contract of each Company and Subsidiary thereof.
4.13    Material Contracts.
(a)    Schedule 4.13 lists by category the following Contracts to which any Company or any Subsidiary of a Company is a party or subject or by which it is bound (the “Material Contracts”):
(i)    any Contract relating to any acquisition or disposition by the Companies or any Subsidiary thereof of any assets, rights or properties or any merger, consolidation or similar business combination transaction, or pursuant to which a Company or any Subsidiary thereof has (A) any unfulfilled obligation to pay any purchase price thereunder or (B) any deferred purchase price, “earn-out”, purchase price adjustment or similar contingent purchase price payment obligation;

(ii)    all Contracts, that are not terminable upon ninety (90) days’ notice or less without penalty or acceleration of any obligations thereunder, for the purchase of products or services with an undelivered balance obligation in excess of $100,000 per year;
(iii)    all Contracts, that are not terminable upon ninety (90) days’ notice or less without penalty or acceleration of any obligations thereunder, for the sale of products or services with an undelivered balance obligation in excess of $100,000 per year;
(iv)    all Real Property Leases and all leases of personal property (excluding any personal property lease with aggregate annual payments of $500,000 or less);
(v)    all Contracts for capital expenditures with an undelivered balance obligation in excess of $200,000;
(vi)    all Contracts relating to Indebtedness of any Company or any Subsidiary of a Company, or to mortgaging, pledging or otherwise placing an Encumbrance on any of the assets of any Company or any Subsidiary of a Company or all Contracts under which any Person has, directly or indirectly, guaranteed any liabilities of any Company or any Subsidiary of a Company or any Company or any Subsidiary of a Company has directly or indirectly guaranteed any liabilities of any other Person;
(vii)    all joint venture, acquisition and partnership agreements, or any Contract involving the sharing of profits, and other agreements relating to the acquisition by any Company or any Subsidiary thereof of any operating business or the Ownership Interests of any other Person;
(viii)    all Contracts pursuant to which any Company or any Subsidiary of a Company (A) is granted by any third Person any license or non-assertion under or with respect to any Intellectual Property rights of any Person (excluding licenses for Open Source Materials or commercially available off-the-shelf Software available on standard terms for a one-time or annual fee (whichever is higher) of no more than $200,000 in the aggregate), or (B) grants to any third Person any license or non-assertion under or with respect to any Owned Intellectual Property (excluding non-exclusive licenses of Intellectual Property granted to customers or suppliers in the Ordinary Course of Business);
(ix)    all collective bargaining agreements or Contracts with any union or other labor organization to which any Company or any Subsidiary of a Company is a party or by which any Company or any Subsidiary of a Company is bound;
(x)    all employment agreements, consulting, retention, change in control or severance arrangements and all other Contracts, including indemnification agreements, with any current or former officer or director of any Company or any

Subsidiary of a Company or any Business Employee or any former employee of any Company or any Subsidiary of a Company, including any contract with any staffing, leasing agency, professional employer organization or other Person providing services to any Company or any Subsidiary of a Company (in each case, excluding such Contracts with owner operators); and
(xi)    all Contracts regarding the terms under which any Company or any Subsidiary of a Company leases or otherwise contracts for the services of any Business Employees (excluding such Contracts with owner operators);
(xii)    any Contract that (A) restricts in any material respect the Companies or any of their respective Subsidiaries from freely engaging in any business anywhere in the world, (B) grants any material exclusive rights to the Companies, any of their respective Subsidiaries or any other party thereto or (C) prohibits the Companies, any of their respective Subsidiaries from soliciting or hiring any Person;
(xiii)    any Contract that (A) requires the provision to the other parties thereto of “most favored nations” pricing, (B) provides for minimum volume requirements, minimum purchase requirements, “take or pay” obligations or other similar requirements, (C) grants any third Person any rebate, credit or other analogous benefits (whether upon the satisfaction of milestone or otherwise), or (D) provides for any other price protection, price adjustment or discount rights;
(xiv)    any Contract with any Material Customer or Material Vendor;
(xv)    any Contract providing for material indemnification rights or obligations to or from any Person with respect to liabilities relating to the Companies or any Subsidiaries thereof, other than Contracts entered into in the Ordinary Course of Business;
(xvi)    any Contract involving any resolution or settlement of any actual or threatened Litigation involving the Companies or any of their respective Subsidiaries with outstanding payment obligations of the Companies or any of their respective Subsidiaries in excess of $500,000 or any material ongoing requirements or restrictions on the Companies or any of their respective Subsidiaries;
(xvii)    any Contract for management, consulting or financial advisory services where payments exceed $100,000 annually or in the aggregate that is not terminable by a Company or such Subsidiary upon notice of sixty (60) days or less for a cost of $25,000 or less;
(xviii)    any Contract that results in a Person holding a power of attorney from the Companies or any of their respective Subsidiaries; or
(xix)    any agreement or understanding to enter into any of the foregoing.

(b)    The Companies have made available to Buyers true, complete and correct copies of each Material Contract (including any amendments or modifications thereto). Each Material Contract is valid and binding with respect to the applicable Company (or Subsidiary of a Company, as the case may be), and, to Sellers’ Knowledge, each other party thereto, currently in force and enforceable in accordance with its terms with respect to the applicable Company (or Subsidiary of a Company, as the case may be), and, to Sellers’ Knowledge, each other party thereto, subject to the Remedies Exception. The applicable Company party to each Material Contract (or Subsidiary of a Company, as the case may be), and to Sellers’ Knowledge, each other party to each Material Contract, has performed in all material respects all obligations required to be performed by it through the date hereof in connection with each such Material Contract. Neither the applicable Company (or Subsidiary of a Company, as the case may be) nor, to the Sellers’ Knowledge, each other party to any Material Contract, is in material breach or violation of, or material default under any Material Contract. No Company (or Subsidiary of a Company, as the case may be) has received any written notice of (i) any claim of material default by any Company (or Subsidiary of a Company, as the case may be) under any Material Contract or (ii) that any party to a Material Contract intends to cancel, terminate, accelerate or modify any Material Contract or to not exercise any option to renew thereunder.
4.14    Litigation. Schedule 4.14 sets forth all material Litigation that is pending or, to Sellers’ Knowledge, threatened in writing (a) against or by any Company or any Subsidiary of a Company, or (b) that relates to the Equity Interests or the Business as conducted by the Companies or their respective Subsidiaries. During the past three years, neither any Company or any Subsidiary of a Company nor any Seller has settled or received a final judgment concerning any Litigation (a) against or by any Company, or any Subsidiary of a Company; or (b) that relates to the Equity Interests or the Business as conducted by the Companies and their respective Subsidiaries. No Company or Subsidiary of a Company is subject to any material outstanding Order.
4.15    Insurance. Schedule 4.15 sets forth a true, correct and complete list of all insurance policies that are maintained by or cover any Company, any Subsidiary of the Company or any material aspect of the Business. The Companies and their respective Subsidiaries have not received written notice of a default with respect to their obligations under, or notice of cancellation or termination of, any such policies. All premiums due and payable under all such insurance policies have been paid and all such insurance policies are in full force and effect with respect to the applicable Company or its applicable Subsidiary on their current terms in accordance with their terms and, as a result of Buyers’ actions or omissions (excluding any actions or omissions expressly contemplated by this Agreement), will continue to be in full force and effect as of immediately following the Closing. To the Sellers’ Knowledge, there is no claim pending under any such policy as to which coverage has been questioned, denied, or disputed and each of the Companies and their respective Subsidiaries are in compliance in all material respects with the terms of all such policies. The types and amounts of coverage provided in such insurance policies are usual and customary in the context of the Business.

4.16    Compliance with Laws; Governmental Authorizations.
(a)    Each of the Companies and their respective Subsidiaries is, and for the last three years has been, in compliance in all material respects with all applicable Laws and Orders. To the Sellers’ Knowledge, no Company or Subsidiary thereof is relying on any exemption from or deferral of any Law, Order or Governmental Authorization that would not be available to it immediately following the Closing. In the past three (3) years, neither the Companies nor any of their respective Subsidiaries have received any notice of any Litigation against it alleging any failure to comply in any material respect with any such Laws or Orders. To the Sellers’ Knowledge, no investigation or audit by any Governmental Entity with respect to the Companies or any of their respective Subsidiaries is pending or threatened, and in the past three (3) years, neither the Companies nor any of their respective Subsidiaries have received any notice of any such investigation, except, in each case, for any such investigation that, if adversely determined, would not be material to the Companies and their respective Subsidiaries taken as a whole.
(b)    Each of the Companies and their respective Subsidiaries has in full force and effect all material Governmental Authorizations necessary to conduct the Business (including licenses, permits, authorizations, franchises, and certificates). Schedule 4.16(b) lists each material Governmental Authorization held by any Company or any Subsidiary of any Company. Each of the Companies and their respective Subsidiaries has complied in all material respects with such material Governmental Authorizations, to the extent applicable, in the last three years. To the Sellers’ Knowledge, all such material Governmental Authorizations are renewable by their terms or in the Ordinary Course of Business without the need to comply with any unduly burdensome qualification procedures or to pay any material amounts other than routine filing fees. No Person other than the Companies or any of their respective Subsidiaries owns any such material Governmental Authorizations which the Companies or any of their respective Subsidiaries own, possess or use in the operation of the Business as now conducted. None of such material Governmental Authorizations is reasonably expected to be terminated as a result of, or in connection with, the consummation of the Closing.
4.17    Environmental Matters.
(a)    Each of the Companies and their respective Subsidiaries and the Leased Real Property are, and during the three years prior to the Closing Date have been, in compliance in all material respects with all applicable Environmental Laws.
(b)    No Company, nor any Subsidiary of a Company, has, within the past three years, received any written notice of material violations or material liabilities arising under Environmental Laws relating to any Company, any Subsidiary of a Company, or the Leased Real Property that remains pending or unresolved, and to Sellers’ Knowledge, there are no material circumstances, events or occurrences that are reasonably likely to result in the receipt of such notice. No material Litigation is pending or, to Sellers’ Knowledge, threatened against any Company, any Subsidiary of a Company, or relating to any of the Leased Real Property before any Governmental Entity under any Environmental Law, and neither such Company, such Subsidiary of a Company nor any of the Leased Real Property is subject to any material outstanding Order pursuant to any Environmental Law.

(c)    Sellers have made available to Buyers true, complete and correct copies of all audits, assessments, inspections, reports, and correspondence in the possession or control of any Company or any of its Subsidiaries and relating to material environmental matters relating to any Company, any Subsidiary of a Company or any facilities of any Company or any Subsidiary of a Company (including the Leased Real Property).
4.18    Employees.
(a)    Schedule 4.18(a) lists each Business Employee and each independent contractor of any Company and its respective Subsidiaries (the “Independent Contractors”), and includes the following information with respect to each such individual, as applicable: indication as to whether a Business Employee or Independent Contractor, and if a Business Employee, indication as to whether a Foreign Employee; title or position; location; whether full time or part time; classification as exempt or non-exempt; original hire or engagement date; employing entity; annualized salary or rate of pay (for Business Employees) or year to date compensation (for Independent Contractors); and leave status (including duration of leave and expected return to work date).
(b)    No Company or Subsidiary thereof is currently negotiating any employment, severance, retention, change of control or similar Contract with any Person;
(c)    To Sellers’ Knowledge, no executive Business Employee or material Independent Contractor of any Company or Subsidiary thereof and no group of Business Employees or material Independent Contractors of any Company or their respective Subsidiaries has communicated to the Company or their respective Subsidiaries any plans to terminate his, her or their employment or engagement.
(d)    Neither the Companies nor any of their respective Subsidiaries are party to or bound by the terms of any collective bargaining agreement or any other Contract with any labor union or representative of employees, and no such agreements are currently being negotiated. Since January 1, 2016, there have been no labor disputes existing or, to Sellers’ Knowledge, threatened in writing involving organizing activity, strikes, work stoppages, slowdowns, picketing or any other material interference with work or production, or any other concerted action by employees of any Company or Subsidiary thereof.
(e)    All Business Employees and Independent Contractors (and former employees and independent contractors of each Company and Subsidiary thereof) have been paid in full all wages, salaries, commissions, bonuses and other compensation due and payable to such employees and contractors as of the Closing.
(f)    The Companies and their respective Subsidiaries have filed all necessary immigration or other documentation required to comply with applicable Laws relating to labor and employment for each Business Employee and Independent Contractor of each Company and Subsidiary thereof.

(g)    With respect to any Business Employee, Independent Contractor, employee representative (or former employees and independent contractors of each Company and Subsidiary thereof) or other Person (A) the Companies and their Subsidiaries are, and have been since January 1, 2016, in compliance in all material respects with all federal, state, local and foreign Laws regarding employment or labor practices and policies, including but not limited to all Laws relating to discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, disability rights or benefits, occupational safety and health, the Fair Labor Standards Act of 1938, and applicable state and local wage and hour Laws, employee whistle-blowing, immigration, workers' compensation, employee leave issues, affirmative action, unemployment insurance, plant closures and layoffs, employment practices and classification (collectively, the “Labor and Employment Laws”), and (B) there are no pending or, to the Sellers’ Knowledge, threatened, material outstanding orders, settlements, consent decrees, or conciliation agreements with the Office of Federal Contract Compliance Programs, the Equal Employment Opportunity Commission, or any other Governmental Entity against the Companies or any of their Subsidiaries relating to claims alleging a violation of any applicable Labor and Employment Law.
(h)    Neither the Companies nor any of their Subsidiaries are subject to any liabilities or obligations under the WARN Act that remain unsatisfied, to the extent applicable to such Company or Subsidiary.
4.19    Employee Benefits.
(a)    Schedule 4.19(a)(i) includes a true and complete list of each Plan as of the date of this Agreement. Schedule 4.19(a)(ii) identifies (i) each Plan that is not subject to United States Law and that is maintained primarily in respect of Foreign Employees (such plans, “Foreign Plans”) and (ii) the non-U.S. jurisdiction applicable to each Foreign Plan.
(b)    Each of the Plans intended to be qualified under Section 401(a) of the Code (i) satisfies the requirements of such Section or has received a favorable determination letter from the IRS regarding such qualified status, (ii) is maintained pursuant to a prototype document approved by the IRS for which a separate determination letter is not required, (iii) has been amended, in all material respects, to the extent required by applicable Laws and (iv) has not been otherwise amended or operated in a way which would adversely affect such qualified status. Nothing has occurred with respect to the operation of the Plans that could reasonably be expected to cause the denial or loss of such qualification. No Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.
(c)    No non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the code) has occurred or is reasonably expected to occur with respect to any Plan.
(d)    Each Company and Subsidiary thereof has performed all material obligations, whether arising by operation of any Law or by contract, required to be performed by them in connection with the Plans, and to Sellers’ Knowledge, there have been no material defaults or material violations by any other party to the Plans.

(e)     (i) Each of the Plans has been operated and administered in all material respects in accordance with the documents and instruments governing the Plan and applicable Law, (ii) all material reports and filings with Governmental Entities required in connection with each Plan have been timely filed or furnished, in all material respects, in accordance with applicable Law and (iii) all material disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely furnished, in all material respects, in accordance with applicable Law.
(f)    Neither the Companies or their respective Subsidiaries, nor any of the Companies’ respective ERISA Affiliates, has sponsored, maintained, or contributed to, or has had any obligation to contribute to, or has any liability with respect to any (i) “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (iii) multiple employer plan as described in Section 413(c) of the Code or (iv) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Each Plan may be unilaterally amended or terminated in its entirety as of the Closing without any liability except as to benefits accrued thereunder prior to such amendment.
(g)    True, correct and complete copies of each of the Plans and related trusts and services agreements and audits, if applicable, including all amendments thereto, have been made available to Buyers. There has also been furnished to Buyers, with respect to each Plan and to the extent applicable: (i) for the past three (3) plan years (A) actuarial or other valuation reports, (B) the IRS Form 5500 and all schedules thereto and (C) audited financial statements, (ii) the insurance contract or other funding arrangement and all amendments thereto, (iii) the most recent summary plan description, and all summaries of material modification thereto, (iv) the most recent determination letter, opinion letter or advisory letter issued by the IRS and (v) copies of any material notices, letters or other correspondence from any Governmental Entity. Neither the Companies nor any of their Subsidiaries is a party to any Contract, plan or commitment, whether legally binding or not, to amend or terminate any Plan.
(h)    With respect to any Plan, (i) no Litigation (other than routine claims for benefits in the ordinary course) is pending, or, to the Sellers’ Knowledge, threatened against any Plan, the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Plan with respect to the operation thereof or against any Company or any of its Subsidiaries, and (ii) to the Sellers’ Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any Litigation.
(i)    Neither the execution, delivery, performance and consummation of this Agreement shall (whether alone or in combination with any other event) give rise to any payments, acceleration of vesting or benefits, or provisions of other rights under any agreement, plan or other program contemplated herein or under the Plans that would result in the imposition of the loss of deduction imposed under Section 280G of the Code (determined without regard to the exceptions contained in Section 280G(b)(4) of the Code), any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any excise tax under Section 4999 of the Code or any corresponding or similar provision of Law).

(j)    No Plan provides retiree medical, retiree life insurance or other retiree fringe benefits to any person, and neither any Company or any Subsidiary of such Company nor any of their respective Affiliates is contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code and the regulations promulgated thereunder.
(k)    Each Plan that is a “nonqualified deferred compensation” arrangement under Section 409A of the Code complies with the requirements of such Section, in all material respects, and no service provider is entitled to a gross-up or similar payment for any Tax or interest that may be due under such Section.
(l)    No act, omission or transaction of or by any Company or Subsidiary thereof (or, to Sellers’ Knowledge, of any other Person) has occurred that would result in imposition on any Company or Subsidiary thereof, directly or indirectly, of a material (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) civil penalty assessed pursuant to Section 502 of ERISA or (C) Tax imposed pursuant to Chapter 43 of Subtitle D of the Code.
(m)    Each Company and their respective Subsidiaries have been in compliance with the applicable provisions of the Patient Protection and Affordable Care Act (the “Affordable Care Act”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject any Company or any of their respective Subsidiaries to any material liability, penalties, or Taxes under Sections 4980D or 4980H of the Code or any other provision of the Affordable Care Act.
(n)    Except as required by applicable Law, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement does not and will not (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment or benefit becoming due in any amount of compensation or benefits otherwise payable, to any Business Employee, Independent Contractor or director of any of the Company or any of their respective Subsidiaries (or any former employee, independent contractor or director of any Company or any of their respective Subsidiaries) or under any Plan (ii) accelerate the time of payment, funding or vesting of any benefits to any Business Employee, Independent Contractor or director of any Company or any of its respective Subsidiaries (or any former employee, independent contractor or director of any Company or any of their respective Subsidiaries) or under any Plan, or increase any amount of compensation or benefits otherwise payable, to any Business Employee, Independent Contractor or director of any Company or any of their respective Subsidiaries (or any former employee, independent contractor or director of any Company or any of their respective Subsidiaries) or under any Plan.
(o)    No commitment or promise has been made by any Company or any of its Subsidiaries to any Business Employee with respect to the future level of any retirement payments or benefits.
(p)    Neither the Companies or their respective Subsidiaries have any liabilities or obligations (whether actual, contingent or otherwise) in respect of any defined benefit retirement and/or any pension plans or arrangements in respect of any current or former worker, employee or officer or any of their dependents.
(q)    The UK Pensions Regulator has not at any time issued or threatened to issue any contribution notice or financial support direction against any Company and/or any of its Subsidiaries under Part 1 of the UK Pensions Act 2004 and there are no circumstances that could give rise to such a notice or direction being issued.
(r)    With respect to each Foreign Plan: (i) each Foreign Plan has been established, maintained and administered in all material respects in accordance with its terms and applicable Laws, and if intended to qualify for special tax treatment, meets all the requirements for such treatment; (ii) all employer and employee contributions to each Foreign Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction and any other payments (including insurance premiums) otherwise due in respect of a Foreign Plan have been paid in full; (iii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iv) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
4.20    Debt; Guarantees. Schedule 4.20 sets forth by category (a) all Closing Indebtedness and (b) all Affiliated Indebtedness, including the aggregate amount of each category of Indebtedness, in each case as of the Closing.
4.21    Customers and Vendors. Schedule 4.21 sets forth the twenty (20) largest customers of the consolidated Companies and their respective Subsidiaries (measured by aggregate billings based on a currency exchange rate schedule as set forth in Schedule 4.21) during the fiscal year ending on December 31, 2018 (the “Material Customers”) and the twenty (20) largest suppliers of the consolidated Companies and their respective Subsidiaries (measured by aggregate amounts paid based on a currency exchange rate schedule as set forth in Schedule 4.21) during the fiscal year ending on December 31, 2018 (the “Material Vendors”). The relationships of the Companies and their respective Subsidiaries with the Material Customers and the Material Vendors are good commercial working relationships in all material respects and, since December 31, 2018, no Material Customer or Material Vendor has canceled, terminated or otherwise materially and adversely altered or diminished, or notified any Company or any Subsidiary thereof in writing of any intention to do any of the foregoing, or otherwise threatened in writing to cancel, terminate or materially alter or diminish its relationship with any Company or Subsidiary thereof. Since January 1, 2017, no Company or any Subsidiary of a Company has had a dispute of any material significance with any Material Customer or Material Vendor.

4.22    Affiliated Transactions.
(a)    Schedule 4.22(a) sets forth each current Contract, transaction, Indebtedness, payable, receivable or other arrangement between any Company or Subsidiary thereof, on the one hand, and any STR Seller or STRG Seller or any of their respective Affiliates (other than a Company or Subsidiary thereof), officer or director, on the other hand, in each case, other than bona fide employment arrangements and the Plans (the “Affiliated Transactions”).
(b)    Schedule 4.22(b) sets forth the current arrangements and relationships between each Company or any Subsidiary thereof and each other Company or any Subsidiary thereof (the “Intercompany Transactions”), which Intercompany Transactions are reflected in the Financial Statements.
4.23    Bank Accounts. Schedule 4.23 sets forth (a) the name of each bank, trust company, securities or other broker or other financial institution with which any Company or any Subsidiary of a Company has an account, credit line or safe deposit box or vault, (b) the name of each person authorized by such Company or Subsidiary to draw thereon or to have access to any safe deposit box or vault, and (c) the purpose of each such account.
4.24    Brokerage. No Person is or will be entitled to receive any brokerage commission, finder’s fees, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of any Company or any Subsidiary of a Company for which any of the Parties or any Company or any Subsidiary of a Company is or could become liable or obligated.
4.25    Availability of Documents. Sellers have made available to Buyers correct and complete copies of the Contracts and other documents specifically referred to in the Schedules referenced in Article III and this Article IV (and in the case of any Contracts not in written form, a written description of all material facts relating thereto or material terms thereof).
4.26    Anti-Corruption; Trade Compliance.
(a)    Neither the Companies, any of their respective Subsidiaries nor any of their respective officers, directors, managers or employees, or to the Sellers’ Knowledge, any Person associated with or acting for or on behalf of such Persons, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (ii) made any direct or indirect unlawful payment from corporate funds to any official or employee of any Governmental Entity; (iii) made any unlawful bribe, payoff, influence payment, kickback or other unlawful payment; (iv) taken any action, directly or indirectly, that violates the Foreign Corrupt Practices Act of 1977, to the extent applicable, or any other applicable anti-corruption law of any foreign jurisdiction; or (v) created or caused the creation of any false or inaccurate books and records of the Companies or any of their respective Subsidiaries related to any of the foregoing.
(b)    Neither the Companies, any of their respective Subsidiaries nor any of their respective officers, directors, managers or employees, or to the Sellers’ Knowledge, any Person associated with or acting for or on behalf of such Person, is a Person that is the subject of sanctions administered or enforced by the U.S. Treasury Department's Office of Foreign Assets Control, to the extent applicable, or other applicable sanctions authority of any foreign jurisdiction. The Companies and each of their respective Subsidiaries are and for the past five (5) years have been in compliance in all material respects with and in possession of any and all licenses, registrations, and Governmental Authorizations that may be required for the lawful conduct of their business under applicable import and export control laws, including, to the extent applicable, the Export Administration Regulations and the International Traffic in Arms Regulations. Within the past five (5) years, neither the Companies nor any of their respective Subsidiaries have made any voluntary disclosures to any Governmental Entity under U.S. economic sanctions laws or U.S. import or export control laws and, to the Sellers’ Knowledge, have not been the subject of any governmental investigation or written inquiry regarding the compliance of the Companies or any of their respective Subsidiaries with such laws or been assessed any fine or penalty under such laws.
4.27    Disclaimer of Other Representations and Warranties. NEITHER ANY COMPANY, NOR ANY STR SELLER, STG SELLER OR HOLDINGS, NOR ANY SUBSIDIARY OF A COMPANY, NOR ANY RESPECTIVE AFFILIATES THEREOF, NOR ANY ADVISERS OR REPRESENTATIVES (FINANCIAL, LEGAL OR OTHERWISE) THEREOF, HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO ANY COMPANY, ANY SUBSIDIARY OF A COMPANY OR THE BUSINESS OF THE COMPANIES OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLES III AND IV OF THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES). STR Sellers, STRG Seller and Holdings each acknowledge and agree that (i)(a) the only representations and warranties made by Buyers are the representations and warranties made in Article V of this Agreement (including the related portions of the Schedules) and (b) STR Sellers, STRG Seller and Holdings have not relied upon any other representations or other information made or supplied by or on behalf of Buyers or their representatives, respectively, and that STR Sellers, STRG Seller and Holdings will not have any right or remedy arising out of any such other representation or other information, and (ii) any claims STR Sellers, STRG Seller and Holdings may have for breach of representation or warranty shall be based solely on the representations and warranties of Buyers set forth in this Agreement (including the related portions of the Schedules).
V.     REPRESENTATIONS AND WARRANTIES OF BUYER
Each Buyer represents and warrants to Sellers that the statements contained in this Article V are true, correct and complete as of the date of this Agreement and as of the Closing Date.
5.1    Organization; Power and Authority. Such Buyer is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation, with all necessary power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is or will be a party.
5.2    Valid and Binding Agreement. Such Buyer has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Such Buyer has taken all actions required to be taken by it to authorize and permit the execution and delivery by it of this Agreement and each of the other Transaction Documents to which it is or will be a party, and the performance by it of its obligations hereunder and thereunder. This Agreement, and each of the other Transaction Documents have been, or at Closing will be, duly and validly executed and delivered by such Buyer and assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, constitute the legal, valid and binding obligation of such Buyer, enforceable against it in accordance with their terms, subject to the Remedies Exception.
5.3    No Breach; Consents. The execution, delivery and performance of this Agreement and each other Transaction Document to which such Buyer is or will be a party does not: (a) contravene any provision of the Organizational Documents of such Buyer; (b) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, give to others any right of termination, amendment, suspension, modification, abandonment or acceleration of a payment or right, allow the imposition of any fees or penalties, require a Consent, or otherwise adversely affect any rights of such Buyer under any material Contract or material Governmental Authorization that is either binding upon or enforceable against such Buyer or any of its properties, assets or rights are bound or affected; or (d) require any material Governmental Authorization, other than the applicable requirements of the HSR Act.
5.4    Brokerage. No Person is or will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of such Buyer for which Sellers are or could become liable or obligated.
5.5    Securities. Such Buyer is acquiring the Equity Interests for investment, solely for its own account and not with a view to, or for resale in connection with, any distribution or other disposition thereof in violation of the Securities Act or any applicable state securities Law. CRI acknowledges that none of the STR Interests may be resold in the absence of registration, or the availability of an exemption from such registration, under the Securities Act or any applicable state securities Law. CRI is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Equity Interests.
5.6    Litigation. There is no Litigation pending or, to the knowledge of such Buyer, threatened by or against it that challenges or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement or any Transaction Document to which such Buyer is or will be a party. There are no Orders outstanding or, to the knowledge of such Buyer, threatened against such Buyer that challenge or may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement or any Transaction Document to which such Buyer is or will be a party.
5.7    Sufficient Funds. Buyers have sufficient funds available to consummate the transactions contemplated by this Agreement.

5.8    Disclaimer of Other Representations and Warranties. NEITHER SUCH BUYER NOR ANY OF ITS AFFILIATES, NOR ANY OF ITS ADVISERS OR REPRESENTATIVES (FINANCIAL, LEGAL OR OTHERWISE) THEREOF, HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO SUCH BUYER, OR THE BUSINESS OF SUCH BUYER, OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING THE RELATED PORTIONS OF THE SCHEDULES) OR ELSEWHERE IN ANY TRANSACTION DOCUMENT.
5.9    Investigation; Non-Reliance
(a)    Such Buyer acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, and on the representations and warranties of the STR Sellers, STRG Seller and Holdings made in this Agreement, has formed an independent judgment concerning, STR Sellers, STRG Seller, Holdings, the Companies, the Equity Interests, the transactions contemplated by this Agreement and any other assets, rights or obligations to be transferred hereunder or pursuant hereto, including customers of the Companies, and the effects on the Companies resulting from the knowledge of Persons other than the Parties to this Agreement of the transactions contemplated hereby (including the identity of such Buyer) and (ii) has been furnished with, or given access to, information about STR Sellers, STRG Seller, Holdings, the Companies, the Equity Interests and any other assets, rights or obligations to be transferred hereunder or pursuant hereto as it has requested. Such Buyer has reviewed all of the documents, records, reports and other materials identified in the Disclosure Schedules, or included in the electronic data room maintained in respect of the transactions contemplated hereby, and is familiar with the content thereof. For the purpose of conducting these investigations, such Buyer has employed the services of its own professional advisors. In all matters affecting the condition of the Companies and the contents of the documents, records, reports or other materials in connection with the transactions contemplated hereby, such Buyer is relying upon the advice and opinion offered by its own professional advisors. None of the STR Sellers, STRG Seller, Holdings, the Companies or any of their respective Affiliates or professional advisors shall have, or be subject to, any liability to such Buyer or any other Person resulting from such Buyer’s use of any such information, including any information, documents or material made available to such Buyer and its professional advisors in any “data rooms” (virtual or otherwise), management presentations or in any other form in expectation of the transactions contemplated hereby.
(b)    Such Buyer further acknowledges and agrees that (i) the only representations and warranties made by the STR Sellers, STRG Seller, Holdings and the Companies are the representations and warranties made in Articles III and IV, respectively, of this Agreement and in any certificate or document delivered in connection herewith, (ii) such Buyer has not relied upon, and hereby disclaims, any other representations or other information made or supplied by or on behalf of STR Sellers, STRG Seller, Holdings, the Companies or any of their respective Affiliates or Subsidiaries, including any information provided by or through their bankers, including information provided in management presentations, data rooms or other due diligence information and that such Buyer will not have any right or remedy arising out of any such other representation or other information, and (iii) subject to Article IX, any claims such Buyer Indemnified Parties may have for breach of representation or warranty (other than claims based on Fraud) shall be based solely on the representations and warranties set forth in Articles III and IV of this Agreement (as modified by the Disclosure Schedules, as supplemented or amended). Further, such Buyer acknowledges that (A) there are uncertainties inherent in attempting to make projections and, accordingly, it is not relying on them, (B) it is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections so furnished to it, and (C) it shall have no claim against anyone with respect to any of the foregoing.
(c)    Except as and to the limited extent expressly set forth in Articles III and IV, such Buyer acknowledges and agrees that none of the Companies, STR Sellers, STRG Seller, Holdings nor any other Person is making or has made, and that none of them shall have liability whatsoever in respect of, any written or oral representation or warranty, express or implied, of any nature whatsoever, with respect to the Companies, STR Sellers, STRG Seller, Holdings or the Equity Interests, including as to (i) the operation of the Business by such Buyer after the Closing in any manner, or (ii) the probable success or profitability of the Business after the Closing, and such Buyer (on behalf of itself and its Affiliates) specifically disclaims that it is relying on or has relied on any such representation or warranty as an inducement to enter into this Agreement or otherwise.
VI.     CONDUCT OF BUSINESS PRIOR TO CLOSING
6.1    Conduct of Business Prior to Closing. Except as expressly provided or permitted herein, as set forth on Schedule 6.1 or as consented to in writing by Buyers, during the period commencing on the date of this Agreement and ending at the Closing or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the applicable Sellers shall cause each Company to, and each Company shall cause each of its Subsidiaries (if any) to, use commercially reasonable efforts to (a) act and carry on the Business in the Ordinary Course of Business, (b) maintain and preserve intact its respective business organization, assets and properties and (c) preserve its present relationships with employees, customers, suppliers and other persons with which it has material business relations. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth on Schedule 6.1, or without the prior written consent of Buyers (which consent shall not be unreasonably withheld, conditioned or delayed), the applicable Sellers shall cause each Company not to, and each Company shall cause each of its Subsidiaries (if any) not to, do, or permit to be done any of the following, directly or indirectly:
(i)    amend or modify its Organizational Documents;
(ii)    issue, deliver or reissue, or sell, dispose or pledge any of its Ownership Interests, or authorize the same in respect of, any of its capital stock, any voting securities or any other Ownership Interests, phantom stock, stock appreciation rights, calls or commitments with respect to such securities of any kind, or grant phantom stock or other similar rights with respect to any of the foregoing;
(iii)    declare, set aside or pay any non-cash dividend or other distribution of assets (including in stock, property or otherwise) in respect of any shares of capital stock or other Ownership Interests, in each case, other than dividends and distributions by a Subsidiary of the

Companies to the applicable Company or a direct or indirect wholly owned Subsidiary of the Companies;
(iv)    adjust, split, combine, subdivide or reclassify, or redeem, repurchase or otherwise acquire any shares of its capital stock or other Ownership Interests, as the case may be, or effect any like change in the capitalization of either Company or their respective Subsidiaries;
(v)    create, incur, assume, guarantee, cancel, or compromise any Indebtedness for borrowed money other than: Indebtedness (x) for borrowed money not in excess of $250,000 in the aggregate that is fully prepayable and terminable by a Company or a Subsidiary of a Company at or prior to Closing, (y) incurred in the Ordinary Course of Business or (z) incurred or cancelled pursuant to arrangements solely among or between a Company and one or more of its direct or indirect wholly owned Subsidiaries or solely among or between its direct or indirect wholly owned Subsidiaries;
(vi)    mortgage, pledge or subject any material portion of its assets to any Encumbrance, except for Permitted Encumbrances;
(vii)    (A) increase or grant any increase in the compensation of any of the Companies’ or their respective Subsidiaries' officers, directors, employees or other individual service providers receiving total compensation in excess of $75,000 per annum, except as required pursuant to any Plan or in the Ordinary Course of Business, (B) grant any bonuses or pay any bonuses except for bonuses that have been accrued or earned as of the date of this Agreement but not yet paid, to any of the Companies’ or their respective Subsidiaries' officers, directors, employees or other individual service providers, (C) increase the benefits under any Plan or adopt, amend, or terminate any Plan, including any plan, policy or other arrangement that would be a Plan if it were in existence as of the date of this Agreement, in each case, in a manner inconsistent with the Ordinary Course of Business, (D) grant any additional rights to severance or termination pay to any current or former officer, director or employee of a Company or any of its Subsidiaries (except a Company or any of its Subsidiaries may provide severance or termination pay to terminated employees on an individual basis in the Ordinary Course of Business), (E) take any action to accelerate the vesting or payment of any compensation for the benefit of any current or former officer, director, employee or independent service provider, (F) grant or amend any award under any Plan, (G) terminate any Key Employee other than for cause, (H) hire any new employees, other than to fill any currently open positions, whose economic employment terms will not exceed the amounts set forth on Schedule 6.1(b)(viii), or (I) enter into any new agreements or arrangements with independent contractors or consultants for an aggregate amount in excess of $250,000, that cannot be terminated on no more than five days’ notice;
(viii)    approve or adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization other than pursuant to and as contemplated by the Reorganization;
(ix)    enter into a new agreement that would be required to be disclosed on Schedule 4.13 if it had been entered prior to the date of this Agreement or amend in a material manner, terminate, or waive any material rights under any of the agreements set forth on, or required to be set forth on, Schedule 4.13, in each case, other than in the Ordinary Course of Business;
(x)    (A) make any change in its Tax accounting methods, (B) make, change or revoke any election relating to Taxes, (C) file any Tax Return in a manner inconsistent with past practice, (D) amend any Tax Return, (E) extend or waive the limitations period applicable to any Tax claim or assessment, (F) surrender any Tax refund claim, (G) request any ruling or similar guidance from any Taxing Authority, (H) enter into any closing agreement with any Taxing Authority, (I) settle or compromise any Tax liability or (J) take any action that would result in the termination of STR’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code other than pursuant to and as contemplated by the Reorganization;
(xi)    make any acquisition of another business or assets or liabilities of another Person that would reasonably be expected to be, individually or in the aggregate, material to the Companies and their respective Subsidiaries, taken as a whole (whether by merger, stock or asset purchase or otherwise);
(xii)    sell, lease, license, assign, transfer, abandon, allow to lapse, or otherwise dispose of (whether by merger, stock or asset sale or otherwise) any of the Companies’ or any of their respective Subsidiaries' assets (excluding any Company Intellectual Property), rights, securities, properties, interests or businesses, except for (A) assets, rights, securities, properties, interests or businesses with a fair market value or replacement cost (whichever is higher) not in excess of $50,000 in the aggregate or not otherwise material to the Companies’ or any of their respective Subsidiaries' business, and (B) sales of inventory and dispositions of obsolete assets in the Ordinary Course of Business;
(xiii)    sell, lease, license, sublicense, assign, transfer, abandon, allow to lapse or otherwise dispose of, any Company Intellectual Property (other than (A) non-exclusive licenses of Intellectual Property rights granted by any Company or any Subsidiary of any Company in the Ordinary Course of Business or (B) with respect to immaterial or obsolete Intellectual Property rights) or disclose any material trade secrets or confidential information of any Company or any Subsidiary of any Company or any of its or their respective customers to any other Person (other than in the Ordinary Course of Business to a Person bound by confidentiality obligations restricting the disclosure and use of such material trade secret or confidential information);
(xiv)    (A) settle or compromise any claims, rights, or Litigation other than settlements or compromises where the amount paid is less than $100,000 in the aggregate and which do not impose any restrictions on the operations or businesses of the Companies or any of their Subsidiaries following the Closing or (B) commence any Litigation other than (1) for the routine collection of bills or (2) in such cases where the Companies or any of their Subsidiaries in good faith determine that failure to commence such Litigation would adversely affect in any material respect its business, so long as the Companies or any of their Subsidiaries consults with Buyers before the filing of such Litigation;
(xv)    make any loans or advances to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, other than advances to employees and consultants for travel and other expenses in the Ordinary Course of Business;
(xvi)    make any capital expenditure or commitment, capital addition or capital improvement or enter into any capital or operating lease which, individually is in excess of $50,000 or, in the aggregate, are in excess of $100,000;
(xvii)    reduce the amount or scope of any coverage provided by existing insurance policies or reduce the amount or scope of any indemnity bonds issued at the request or for the benefit of the Companies or any of their Subsidiaries; or
(xviii)    agree, commit, arrange or enter into any understanding to do any of the foregoing.
Notwithstanding the foregoing, nothing contained in this Agreement shall give Buyers, directly or indirectly, the right to control or direct the operations of the Companies or any of their respective Subsidiaries prior to the Closing. Prior to the Closing, the Sellers, the Companies and their respective Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Companies and their respective Subsidiaries’ operations and shall be permitted to pay down existing Indebtedness or make distributions or dividends of Cash and Cash Equivalents.
VII.     ADDITIONAL AGREEMENTS
7.1    Access to Information.
(a)    Subject to Section 7.1(b) below, during the Pre-Closing Period, the Companies shall, and shall cause each of their Subsidiaries and each of their and their Subsidiaries’ officers, Key Employees and agents to, give Buyers and their representatives reasonable access, upon reasonable notice and during times mutually convenient to Buyers and senior management of the Companies and their Subsidiaries, to the facilities, properties, employees, books and records of the Companies and their Subsidiaries as from time to time may be reasonably requested in writing; provided, that the same does not (i) unduly disrupt or unreasonably interfere with the normal conduct of the Companies’ and the Subsidiaries’ business, (ii) violate any Law, fiduciary duty, Order, contract or permit applicable to the Companies or any Subsidiary (provided that the Companies’ and their Subsidiaries’ shall use their commercially reasonable efforts to work in good faith with Buyers to determine a manner of providing such information or access in a manner that would not violate such Law, duty, Order, contract or permit) or (iii) jeopardize any attorney-client or other legal privilege. The information provided pursuant to this Section 7.1(a) shall be subject to existing confidentiality and non-disclosure obligations of Buyers and their Affiliates (including the Confidentiality Agreement).
(b)    Buyers shall not, prior to the Closing Date, have any contact whatsoever with respect to any Company or any of their Subsidiaries or with respect to the transactions contemplated by this Agreement with any partner, lender, lessor, vendor, customer, supplier, employee or consultant of any Company or any of their Subsidiaries, except in consultation with such Company or such Subsidiary and then only with the express prior approval of such Company or such Subsidiary, which approval shall not be unreasonably withheld; provided that, notwithstanding the foregoing, (i) senior management of Buyers shall be entitled to contact employees of the Companies and their Subsidiaries regarding retention and other compensation arrangements, upon informing the Companies of their desire to do so and (ii) within five (5) Business Days of the anticipated Closing Date, Buyers may contact employees of any Company or Subsidiary thereof in connection with transition planning and related matters after consulting in good faith with senior management of the Companies as to the content of such communications. All requests by Buyers for access or information shall be submitted or directed exclusively to Sellers’ Representative. Notwithstanding anything to the contrary herein, prior to the Closing Date, Buyers shall not have the right to conduct any environmental testing, sampling or analysis at, on, under or from any of the Leased Real Property.
7.2    Confidentiality. The Parties shall adhere to the terms and conditions of that certain Nondisclosure Agreement, by and between STR and CoStar Realty Information, Inc., dated as of July 26, 2019 (the “Confidentiality Agreement”).
7.3    Regulatory and Other Authorizations; Consents.
(a)    During the Pre-Closing Period, the Companies and their Subsidiaries, as necessary, shall use commercially reasonable efforts to obtain the consent or approval (or waiver thereof) of any Person (excluding a Governmental Entity) that is listed on Schedule 2.11(f), subject to the other provisions of this Section 7.3; provided, however, that none of the Companies nor any Subsidiary of a Company shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals. During the Pre-Closing Period, Buyers shall act diligently and reasonably to cooperate with the Companies and their Subsidiaries in attempting to obtain the consents, approvals and waivers contemplated by this Section 7.3(a).
(b)    Subject to the terms and conditions herein provided, each of the Companies and Buyers shall, and the Companies shall cause their Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper, and advisable under applicable Laws or required by any Governmental Entity in connection with the sale of the Equity Interests or to permit the consummation of the transactions contemplated by this Agreement as promptly as practicable. Subject to appropriate confidentiality protections, each of the Companies and Buyers shall, and the Companies shall cause their Subsidiaries to, furnish to the other such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing.
(c)    Each of the Companies and Buyers shall, and the Companies shall cause their Subsidiaries to, cooperate with one another and use their respective reasonable best efforts to prepare all necessary documentation (including furnishing all information required under the HSR Act or any similar Laws of any other jurisdiction (collectively, “Antitrust Laws”)) to effect promptly all necessary filings with any Governmental Entity and to obtain all consents, waivers, approvals and waiting period expirations and terminations of any Governmental Entity necessary to consummate the Transactions. Each of the Companies and Buyers shall, and the Companies shall cause their Subsidiaries to, provide to the other copies of all correspondence between it (or its advisors) and any Governmental Entity with regulatory jurisdiction over enforcement of any applicable Antitrust

Law (each, an “Antitrust Authority”) or other Governmental Entity relating to the Transactions or any of the matters described in this Section 7.3. Each of the Companies and Buyers shall, and the Companies shall cause their Subsidiaries to, promptly inform the other of any oral communication with, and provide copies of written communications with, any Governmental Entity regarding any such filings or any such transaction. Neither the Companies nor Buyers shall, and the Companies shall cause their Subsidiaries not to, independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other Party prior notice of, and an opportunity to consult with the other Party in advance of, the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. To the extent permissible under applicable Law, each of the Companies and Buyers shall, and the Companies shall cause their Subsidiaries to, consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the Antitrust Laws or related to a filing. Each of the Companies and Buyers shall, and the Companies shall cause their Subsidiaries to, furnish the other with copies of all of the foregoing information or documents, provided that it may, as it deems advisable, designate any competitively sensitive materials provided to the other under this Section 7.3 or any other section of this Agreement as “outside counsel only” or “outside antitrust counsel only.” Such materials and the information contained therein shall be given only to outside counsel or outside antitrust counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. Notwithstanding anything to the contrary herein and in good faith consultation with Sellers’ Representative, Buyers shall determine the strategy to be pursued for obtaining and lead the effort to obtain all consents, waivers, approvals and waiting period expirations and terminations of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement and each of the Companies shall take all reasonable actions to support Buyers in connection therewith.
(d)    Without limitation of the foregoing, each of the Companies and Buyers shall, and the Companies shall cause their Subsidiaries to, file or provide, or cause to be filed or provided (including by their “ultimate parent entity” as that term is defined in the HSR Act), as promptly as practicable to any Antitrust Authority information and documents requested by such Antitrust Authority or necessary, proper, or advisable to permit consummation of the Transactions, including filing any pre-merger notification and report form and related material under the HSR Act (and any similar Law enforced by any Antitrust Authority regarding pre-acquisition notifications for the purpose of competition reviews) with respect to the transactions contemplated by this Agreement within five (5) Business Days after the date hereof, and to thereafter respond as promptly as practicable and advisable to any request for additional information or documentary material that may be made under the HSR Act (and any similar Law enforced by any Antitrust Authority regarding pre-acquisition notifications for the purpose of competition reviews). Buyers shall pay all filing and related fees in connection with any such filings that must be made by any of the Parties under all Antitrust Laws. Any fees and expenses of the Companies and any Subsidiaries thereof in responding to any requests for additional information shall be borne equally by Buyers, on the one hand and the Sellers, on the other hand. Buyers hereby covenant and agree to use their reasonable best efforts to cause the filings under the HSR Act and other applicable Antitrust Laws to be considered for grant of “early termination” and make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.
(e)    Whether or not the Transactions are consummated, Buyers, on the one hand, and Sellers, on the other hand, shall pay all reasonable out-of-pocket fees and expenses related to Buyers’ and the Companies’ and their Subsidiaries’ response(s) to any requests by a Governmental Entity under any Antitrust Law for additional information and documentary material relevant to the Transactions or other information request from a Governmental Entity under any Antitrust Law (including legal fees and expenses, and fees and expenses associated with any consultants, vendors, accountants, economists or other professionals hired with the approval of Buyers or their outside counsel). Buyers and the Sellers shall bear their own respective legal fees in connection with the Buyers’ and the Companies’ and their Subsidiaries’ respective counsels in defending such proceeding.

(f)    Notwithstanding the foregoing, Buyers shall, and shall cause their Affiliates to, take all actions necessary to avoid or eliminate each and every impediment under any Antitrust Law so as to enable the consummation of the Transactions to occur as soon as reasonably possible (and in any event no later than the Termination Date), including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of businesses, product lines or assets of Buyers their its Affiliates, (ii) terminating existing relationships, contractual rights or obligations of Buyers or their Affiliates, (iii) terminating any venture or other arrangement and (iv) otherwise taking or committing to take actions that after the Closing Date would limit Buyers’ or their Affiliates’ freedom of action with respect to, or its ability to retain, one or more of the businesses, product lines, intellectual property or assets of Buyers or their Affiliates, including, after the Closing, the Companies and their Subsidiaries, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction which would otherwise have the effect of preventing the consummation of the Transactions; provided that notwithstanding the foregoing, or anything else in this Agreement to the contrary, nothing in this Agreement shall require Buyers or any of their Affiliates to propose, agree to, or accept any undertaking, or take any action that would prohibit or limit the freedom of action with respect to, limit its ability to retain, or place any conditions on, the ownership or operation by Buyers or their Affiliates of any portion of the business or assets of Buyers or their Affiliates, or the Companies or their Subsidiaries or Affiliates, or compel Buyers or their Affiliates, or the Companies or their Subsidiaries or Affiliates, to dispose of, divest, hold separate or license any portion of the business, assets or Intellectual Property of Buyers or their Affiliates or the Companies or their Subsidiaries or Affiliates, in each case to the extent such proposal, agreement, acceptance or action, individually or in the aggregate, would reasonably be expected to result in a material impact on the Companies and their Subsidiaries, taken as a whole, or Buyers and their Subsidiaries (other than the Companies and their Subsidiaries), taken as a whole.

(g)    From the date of this Agreement until Closing, neither Buyers nor any of their Affiliates shall effect any transaction, including entering into any joint venture or acquiring or agreeing to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, if such transaction is primarily related to the Restricted Business.

7.4    No Financing Contingency. Notwithstanding anything contained in this Agreement to the contrary, Buyers expressly acknowledge and agree that Buyers’ obligation to consummate the Closing is not conditioned in any manner upon Buyers obtaining financing (equity or debt), and that, for the avoidance of doubt, Buyers shall be required to consummate the Closing as provided in Section 2.10 regardless of whether any such financing or other financing is available.
7.5    Press Releases. The Sellers and the Sellers’ Representative will, and will cause each of their Affiliates and representatives to, maintain the confidentiality of this Agreement and will not, and will cause each of their Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement, the other Transaction Documents or the transactions contemplated hereby without the prior written consent of Buyers; provided, however, that the Parties hereto shall release a mutually agreed upon joint press release upon the execution of this Agreement.
7.6    Officers’ and Directors’ Insurance. At or prior to the Closing, each Company shall purchase an extended reporting period endorsement under such Company’s existing directors’, managers’ and officers’ liability insurance coverage (together, the “Tail Policy”) for such Company’s and its Subsidiaries’ directors, managers and officers (each a “D&O Insured Party”) that shall provide such directors, managers and officers with coverage for six (6) years following the Closing of not less than the existing coverage and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by such Company. Buyers shall, and shall cause the Companies to, maintain the Tail Policy in full force and effect, and continue to honor the obligations thereunder.
7.7    RWI Policy. As of the date hereof, Buyers have obtained or cause to be obtained the RWI Policy, which is bound and in full force and effect. Buyers have delivered to Sellers’ Representative a true, complete and correct copy of the binder for such RWI Policy. Following the Closing, neither Buyers nor any of their Affiliates shall amend, waive, or modify the RWI Policy in any manner adverse to the Sellers (including with respect to the subrogation provisions or the exclusion provisions) without the Sellers’ Representative’s express prior written consent. There shall be no subrogation against the Sellers hereunder for any claims made by either the Buyer Indemnified Parties pursuant to Article IX of this Agreement or the applicable insurance carrier under the RWI Policy. Except as expressly provided in this Agreement, Buyers shall bear all of the costs associated with obtaining the RWI Policy, including the premium, retention, broker fee, underwriting fee, due diligence fee, carrier commissions, legal fees for counsel engaged by the underwriter, and surplus lines Taxes and fees.
7.8    Books and Records. Buyers shall, and shall cause the Companies and each Subsidiary to, until the sixth (6th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Companies and their Subsidiaries in existence on the Closing Date and to make the same available for inspection and copying by the Sellers’ Representative at the expense of the Sellers’ Representative during the normal business hours of Buyers, the Companies, or such Subsidiaries, as applicable, upon reasonable request and upon reasonable notice.

7.9    Post-Closing Cooperation. After the Closing, upon reasonable written notice, Buyers shall furnish or cause to be furnished to the Sellers’ Representative and its employees, counsel, auditors, agents, and representatives access, during normal business hours, to such information and assistance relating to Buyers, the Companies or any of their Subsidiaries as is reasonably necessary (i) for Sellers’ financial reporting, Tax and accounting matters, and/or (ii) to permit the Sellers’ Representative and/or the Sellers to defend or prosecute any claim arising hereunder; provided that such access to information does not, in the Buyers’ good faith judgment, unreasonably disrupt its business and organization. Notwithstanding the foregoing, no such access shall be permitted to the extent it would (a) violate any Law, fiduciary duty, Order, contract or permit applicable to the Buyers, the Companies or any Subsidiary (provided that the Buyers, the Companies’ and the Subsidiaries’ shall use their commercially reasonable efforts to work in good faith with Seller’s Representative to determine a manner of providing such information or access in a manner that would not violate such Law, duty, Order, contract or permit) or (b) jeopardize any attorney-client or other legal privilege.
7.10    Further Action. Each of the Parties hereto shall use its respective reasonable best efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.
7.11    Employee Benefits.
(a)    Buyers shall use commercially reasonable efforts to (i) take all actions required so that eligible employees of the Companies and their Subsidiaries receive service credit for purposes of determining eligibility to participate, vesting and level of benefits under any employee benefit plans and arrangements maintained by Buyers in which they participate following the Closing Date (the “Buyer Plans”) except (x) with respect to benefit accrual under qualified and nonqualified defined benefit pension plans, (y) to the extent such recognition would result in the duplication of benefits or (z) to the extent prior service is not credited to employees of Buyers under such plans or arrangements, and (ii) (A) cause each applicable Buyer Plan to waive any applicable waiting periods, pre-existing conditions or actively-at-work requirements, other than those already in effect with respect to Continuing Employees under the analogous welfare benefit plan maintained for the Continuing Employees immediately prior to the Closing Date, and (B) give each Continuing Employee credit for the plan year in which the Closing occurs towards applicable deductibles, co-insurance and out-of-pocket payments for expenses incurred prior to the Closing Date for which payment has been made. During the twelve (12) month period following the Closing, Buyers shall take all actions required so that the employees of the Companies and their Subsidiaries who remain employed with Buyers immediately after the Closing Date (the “Continuing Employees”) receive (i) base compensation and annual bonus opportunities that are no less favorable in the aggregate than that provided to similarly situated employees of Buyers and (ii) benefits (excluding equity incentives and any benefit accrual under any defined benefit pension or retirement plan) that, in the aggregate, are substantially comparable to those benefits in effect with respect to such Continuing Employees immediately prior to the date hereof.

(b)    Effective as of no later than the day immediately preceding the Closing Date, STR shall terminate the STR, Inc. 401(k) Plan (the “401(k) Plan”) unless CRI provides written notice to STR that the 401(k) Plan shall not be terminated. Unless CRI provides such written notice to STR, STR shall provide CRI with evidence that the 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date). STR shall have taken all steps necessary to terminate the 401(k) Plan, and STR also shall take such other actions in furtherance of terminating the 401(k) Plan as CRI may reasonably require.
(c)    This Section 7.11 shall survive the Closing, and shall be binding on all successors and assigns of Buyers, the Company and its Subsidiaries. Nothing in this Section 7.11 or elsewhere in this Agreement, expressed or implied, shall be construed to (i) create a right in any Business Employee to employment with Buyers, the Companies or any of their respective Subsidiaries or Affiliates or shall restrict in any way the rights of the Companies or any of their respective Subsidiaries or Affiliates to terminate such employee’s services at any time for any reason or no reason, (ii) limit the right of the Companies or any of their respective Subsidiaries or Affiliates to amend or terminate any Buyer Plan, any Plan or any other employee benefit plan, (iii) create any third party rights, benefits or remedies of any nature whatsoever in any Business Employee (or any beneficiaries or dependents thereof) or any other Person that is not a party to this Agreement, or (iv) be treated as establishing or amending any employee benefit plan or arrangement of the Companies or any of their respective Subsidiaries or Affiliates.
7.12    No Solicitation. From immediately after the execution and delivery of this Agreement and through the Pre-Closing Period no Company will, and each Company will cause its Subsidiaries not to, and will not authorize or permit any of its or their directors, partners, officers, managers, employees, agents, Affiliates, representatives or advisors to, directly or indirectly, take any action to solicit, encourage, support, facilitate, initiate or engage in discussions or negotiations with, or provide any information to, or otherwise cooperate in any way with, or accept any proposal or offer from, any Person (other than Buyers and their advisors acting in such capacity) concerning any Acquisition Proposal. Upon execution of this Agreement each Company will, and will cause its Subsidiaries and their respective officers, directors, Affiliates, representatives and advisors to, immediately cease and cause to be terminated any and all negotiations or discussions with any third party regarding any proposal concerning any Acquisition Proposal, including any access to any online or other datasites; provided that it is understood and agreed that the Companies shall not, for the purposes of this Section 7.12, be required to terminate any confidentiality agreements with third parties. From immediately after the execution and delivery of this Agreement and through the Pre-Closing Period, each Company will, and will cause its Subsidiaries and its and their directors, partners, officers, managers, employees, agents, Affiliates, representative and advisors to, promptly (and in no event later than 24 hours after receipt thereof) notify Buyers orally and in writing of any proposal, offer, inquiry or notice concerning an Acquisition Proposal or that would reasonably be expected to lead to a proposal relating to any Acquisition Proposal, or any request for information from a Person in respect of an Acquisition Proposal (including the identity of the Person making or submitting such proposal, offer or request, the material terms thereof and a copy of any written proposal, offer or request) that is received by a Company or any Affiliate, Subsidiary, Advisor or representative of a Company. The Companies will keep Buyers informed on a reasonably current basis (and, in any event, within 24 hours) of the status and details of any material modifications to any such proposal, offer or request.
7.13    Non-Solicitation and Non-Competition.
(a)    In order to induce Buyers to enter into this Agreement and to consummate the Transactions, each STR Seller and STRG Seller covenants and agrees that, during the period from the Closing Date until the third (3rd) anniversary of the Closing Date (the “Restricted Period”), such STR Seller and STRG Seller shall not, and such STR Seller and STRG Seller shall cause its Affiliates not to, (i) directly or indirectly, knowingly encourage, knowingly induce, knowingly attempt to induce, solicit or attempt to solicit any Business Employee or (ii) hire or otherwise retain any Business Employee as an employee, consultant, independent contractor or worker; provided, however, that it shall not be a violation of this Section 7.13(a) to (i) make general solicitations in the public media that are not targeted at the Business Employees; and (ii) hire the Business Employees as set forth on Schedule 7.13(a).
(b)    In order to induce Buyers to enter into this Agreement and to consummate the Transactions, each of the STR Sellers and STRG Seller covenants and agrees that, during the Restricted Period, it shall not, and it shall cause its Affiliates not to, directly or indirectly, whether or not for compensation, engage in a Restricted Business (as defined below) or compete with the Business, or have any interest in any Person or business (whether as a security holder, proprietor, agent, trustee, consultant, partner, member, adviser or in a similar capacity) which engages or operates in a Restricted Business or competes with the Business, in the United States, or any other jurisdiction outside the United States in which STRG or any of its Subsidiaries operates as of the Closing Date; provided that, during the Restricted Period and after, such STR Seller and STRG Seller may own shares of any company whose securities are publicly traded, so long as the securities so owned do not constitute more than two percent (2%) of the outstanding securities of such company. For purposes of this Agreement, the term “Restricted Business” means the business of collecting, storing, processing and analyzing data from and for the hospitality sector for the purpose of providing market and data analytics, custom consulting work, performance benchmarking, news services and market insights to the global hospitality business sector and to others with an interest in the global hospitality sector.
(c)    In order to induce Buyers to enter into this Agreement and to consummate the Transactions, each of the STR Sellers and STRG Seller covenants and agrees that, during the Restricted Period it shall not, directly or indirectly, solicit, knowingly interfere with, induce, or attempt to induce any past, present or prospective customer, subscriber or supplier of a Company or any Subsidiary of a Company as of the date of this Agreement (i) to cease doing business in whole or in part, intentionally alter in any way, terminate or breach his, her or its relationship or agreement with a Company or any Subsidiary of a Company or (ii) for the purpose of selling or providing products or services of the type which a Company or any Subsidiary of a Company sold as of the date of this Agreement
(d)    In the event that a STR Seller or STRG Seller breaches any material provision of this Section 7.13, the period of time applicable to such provisions that are breached shall be automatically suspended upon the date of such breach and shall resume on the date such breach ceases.
(e)    Subject to Section 12.15, if the final judgment of a court of competent jurisdiction or an arbitrator declares that any term or provision of this Section 7.13 is invalid or unenforceable, the Parties agree that the court or arbitrator making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases or part or parts of the wording, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
7.14    Parent Guaranty. Parent hereby unconditionally and irrevocably guarantees to Sellers and the Companies and their respective successors and assigns the full and timely performance of each Buyer’s obligations (including all indemnification and payment obligations) pursuant to this Agreement and the other Transaction Documents required to be delivered hereunder, in each case as the same is now or may hereafter be in effect. Parent acknowledges and agrees that this guaranty is full, absolute and unconditional and is a guaranty of performance and payment.
7.15    Reorganization. No later than two days prior to the Closing Date, STR Sellers and STR shall consummate the Reorganization in a manner substantially consistent with the terms set forth on Exhibit E. Sellers shall (a) provide to Buyers copies of all documentation relating to the consummation of the Reorganization and (b) consider in good faith any comments provided by Buyers with respect to such documentation. In addition, promptly following the incorporation of Holdings, the STR Sellers shall take such actions as are necessary to cause Holdings to become a party to this Agreement by executing that certain joinder agreement, substantially in the form attached hereto as Exhibit F (the “Holdings Joinder”).
7.16    Hendersonville Lease. During the Pre-Closing Period, STR shall, and the STR Sellers shall cause STR to, negotiate in good faith with Moonlight Properties, LLC to procure an amendment to the Hendersonville Lease, which amendment shall be reasonably satisfactory in form and substance to CRI and the parties thereto, and will provide for the business terms set forth on Schedule 7.16, among other agreed upon terms (the “Lease Amendment”). In the event that the Lease Amendment has not been executed as of the Closing Date, it is understood and agreed that either CRI or STR may, in its sole discretion, elect to terminate the Hendersonville Lease, with such termination to be effective on the day that is thirty-six (36) months from the Closing Date, and the STR Sellers shall procure the understanding and agreement of Moonlight Properties, LLC to the terms set forth in this Section 7.16.

7.17    Present IP Assignment. During the Pre-Closing Period, the Companies shall use commercially reasonable efforts to procure an amendment to the Agreement in Relation to Intellectual Property Rights, by and between MTC Media Limited and AM:PM Hotels LTD, dated December 2, 2016 (the “MTC Agreement”) to provide for the present assignment to a Company of all right, title and interest in all Intellectual Property created by MTC Media Limited or any of its employees, contractors or Affiliates pursuant to the MTC Agreement.

VIII.     CLOSING CONDITIONS
8.1    Conditions to the Obligations of Each Party to Effect the Closing. The respective obligations of each Party to consummate the Closing are subject to the fulfillment or waiver by consent of the other Party, where permissible, at or prior to the Closing, of each of the following conditions:
(a)    HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.
(b)    No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Entity of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the transactions contemplated hereby illegal or (ii) otherwise prohibiting the consummation of the Closing, and no legal proceeding shall have been brought by a Governmental Entity seeking any of the foregoing.
8.2    Additional Conditions to Obligations of Buyers. The obligations of Buyers to consummate the Closing are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Buyers at or prior to the Closing:
(a)    Seller Representations and Warranties. (i) the representations and warranties of the Sellers set forth in Article III and Article IV, respectively, (other than the Fundamental Representations) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality”, “in all material respects” or “Material Adverse Effect” and words of similar import set forth therein) as though such representations and warranties had been made on and as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except to the extent such failure of the representations and warranties to be true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect, (ii) the Fundamental Representations set forth in Article III and Article IV, respectively, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, (iii) the representations and warranties of Worsley set forth in Clause 5.1 and Clause 5.2 of the Minority STRG Agreement (other than the Fundamental Representations) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality” and words of similar import set forth therein) as though such representations and warranties had been made on and as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except to the extent such failure of the representations and warranties to be true and correct has not had, and would not reasonably be expected to have, a Material Adverse Effect, and (iv) the Fundamental Representations set forth in Clause 5.1 and Clause 5.2 of the Minority STRG Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date.
(b)    Performance and Obligations of the Sellers, Worsley and each Company.
(i)    Each Seller and each Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.
(ii)    Each of Worsley and RCAS shall have performed and complied in all material respects with all agreements and covenants required by the Minority STRG Agreement to be performed or complied with by it on or prior to the Closing.
(c)    Seller’s Certificate. Buyers shall have received a certificate executed and delivered by each Seller, dated as of the Closing Date, stating therein that the conditions set forth in Sections 9.2(a) and (b) have been satisfied with respect to such Person.
(d)    Secretary’s Certificate. Each Company shall have delivered a certificate executed by the Secretary of such Company, dated as of the Closing Date, certifying as to (i) the incumbency of officers of the Company executing documents executed and delivered in connection herewith, (ii) the copies of the Organizational Documents in effect from the date of this Agreement until the Closing Date and (iii) a copy of the resolutions of the Company’s board of directors authorizing and approving the applicable matters contemplated hereunder.
(e)    Escrow Agreement. Each of Escrow Agent and Sellers’ Representative shall have duly executed and delivered to Buyers, the Escrow Agreement.
(g)    Sellers’ and Companies’ Deliverables. Buyers shall have received, or waived receipt of, each of the deliverables set forth in Section 2.10, and Holdings shall have executed and delivered to the Buyers the Holdings Joinder promptly following its incorporation.
(h)    No Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred that has not been previously cured.
8.3    Additional Conditions to Obligations of the Sellers. The obligation of the Sellers to consummate the Closing is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Sellers at or prior to the Closing:
(a)    Representations and Warranties. (i) the representations and warranties of Buyers set forth in Article V (other than the Fundamental Representations) shall be true and correct as of the date of this Agreement and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except to the extent such failure of the representations and warranties to be true and correct would not have, or would not reasonably be expected to have, a material adverse effect on, or otherwise materially impair or delay, Buyers’ ability to consummate the transactions contemplated by this Agreement, and (ii) the Fundamental Representations set forth in Article V shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.
(b)    Performance of Obligations of Buyers. Buyers shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.
(c)    Officer’s Certificate. The Sellers shall have received a certificate executed and delivered by a duly authorized officer of each Buyer, dated as of the Closing Date, stating therein that the conditions set forth in Sections 8.3(a) and (b) have been satisfied.
(d)    Escrow Agreement. Each of the Escrow Agent and Buyers shall have duly executed and delivered to the Sellers’ Representative, the Escrow Agreement.
(e)    Buyers’ Deliverables. Sellers shall have received, or waived receipt of, each of the deliverables set forth in Section 2.10.
(f)    Payments. Buyers shall have made, or caused to be made, the payments contemplated by Section 2.10(a).
8.4    Frustration of Closing Conditions. None of the Buyers or the Sellers may rely on the failure of any condition set forth in Article VIII to be satisfied if such failure was caused by such Party’s failure to act in good faith to comply with this Agreement and consummate the transactions provided for herein.
IX.     INDEMNIFICATION
9.1    Indemnification by Sellers.
(a)    Subject to the limitations herein, STR Sellers and STRG Seller hereby severally, but not jointly, indemnify, defend and hold harmless each Buyer, each Company, their respective Subsidiaries and Affiliates (other than STR Sellers and STRG Seller) and their respective officers, directors, managers, employees, agents, representatives, members, partners and stockholders (collectively, the “Buyer Indemnified Parties”) against any Loss arising from (i) any breach or inaccuracy in any of the representations and warranties contained in Article III, (ii) in the case of the STRG Seller, any breach or inaccuracy in any of the representations and warranties made by Worsley contained in Clause 5.1 or Clause 5.2 of the Minority STRG Agreement, (iii) any breach of any of the covenants or other agreements of any STR Seller, STRG Seller or Holdings contained in this Agreement, (iv) any breach of any of the covenants or other agreements of any of the Companies to the extent performance thereof is required in the Pre-Closing Period, (v) any breach of any covenants or other agreements of STRG Seller or Worsley contained in the Minority STRG Agreement to the extent performance thereof is required in the Pre-Closing Period, or (vi) any Litigation commenced or threatened by Worsley in connection with the disbursement of any amounts owed to Worsley pursuant to this Agreement or the Minority STRG Agreement (clauses (i), (ii), (iii), (iv), (v) and (vi), collectively “Buyer Losses”). For the avoidance of doubt, other than the Retention Escrow Amount payable pursuant to and in accordance with Section 2.7, STR Sellers and STRG Seller shall have no liability for any Loss arising from any breach or inaccuracy of any of the representations and warranties contained in Article IV and Buyer Indemnified Parties’ sole and exclusive remedy with respect to such Losses shall be against the Retention Escrow Amount and the RWI Policy.
(b)    Notwithstanding anything to the contrary in this Agreement, except for Buyer Losses arising from Fraud on the part of any STR Seller, STRG Seller or Worsley, in no event shall (i) the STR Sellers and the STRG Seller be liable for aggregate Buyer Losses in excess of the Purchase Price; and (ii) no individual STR Seller shall be liable for Buyer Losses in excess of such Seller’s Pro Rata Share and STRG Seller shall not be liable for Buyer Losses in excess of the aggregate of STRG Seller’s Pro Rata Share and Worsley’s Pro Rata Share.
(c)    If a Buyer Indemnified Party has a claim for indemnification under this Section 9.1, Buyers will promptly deliver to Sellers’ Representative one or more written notices of Buyer Losses (i) in the case of a breach or inaccuracy of Article III, or a breach or inaccuracy of any representations and warranties made by Worsley under Article 5 of the Minority STRG Agreement, prior to the date that is 60 days following the expiration of the applicable statute of limitations, and (ii) in the case of any breach of any covenant or other agreement of a Seller contained in this Agreement or of Worsley or RCAS contained in the Minority STRG Agreement, or in connection with any Litigation commenced or threatened by Worsley in connection with the disbursement of any amounts owed to Worsley pursuant to this Agreement or the Minority STRG Agreement, at any time. STR Sellers and STRG Seller will have no liability for a Buyer Loss under this Section 9.1 unless the written notice required by the preceding sentence for such Buyer Loss is given by the applicable deadline, to the extent failure to so notify has actually and materially prejudiced the STR Sellers and STRG Seller. Any such written notice will state in reasonable detail the basis for such Buyer Loss to the extent then known by Buyers and the nature of the Buyer Loss for which indemnification is sought, and the amount of the Buyer Loss claimed, if then known by any of the Buyer Indemnified Parties. If such written notice (or an amended notice) states the amount of the Buyer Loss claimed and Sellers’ Representative notifies Buyers that STR Sellers and STRG Seller do not dispute the claim described in such notice or fail to notify Buyers within 20 Business Days after delivery of such notice by Buyers whether STR Sellers and STRG Seller dispute the claim described in such notice, the Buyer Loss in the amount specified in Buyers’ notice will be deemed admitted by the STR Sellers and STRG Seller, and the STR Sellers and STRG Seller will indemnify the applicable Buyer Indemnified Parties for such Buyer Loss in accordance with this Article IX. If Sellers’ Representative has timely disputed the liability of the STR Sellers and STRG Seller with respect to such claim, Sellers’ Representative and Buyers will proceed in good faith to negotiate a resolution of such dispute for at least 30 days after delivery of Sellers’ Representative’s notice after which the Parties may pursue any remedies available to them under this Agreement. During such thirty (30) day period, Buyers shall allow the Sellers’ Representative and its representatives to investigate the matter or circumstance alleged to give rise to the claim, and whether and to what extent any amount is payable in respect of the claim and Buyers shall use commercially reasonable efforts to assist the Sellers’ Representative’s investigation by giving such reasonable information and assistance (including reasonable access to the Companies’ premises and personnel and the right to examine and copy reasonably necessary accounts, documents or records) as the Sellers’ Representative or any of its representatives may reasonably request. If a written notice does not state the amount of the Buyer Loss claimed, such omission will not preclude any Buyer Indemnified Party from recovering from the STR Sellers and STRG Seller the amount of the Buyer Loss with respect to the claim described in such notice if any such amount is promptly provided after it is determined. In order to assert its right to indemnification under this Article IX, Buyers will not be required to provide any notice except as provided in this Section 9.1(d).
(d)    Following a Seller Liability Determination with respect to a Buyer Loss pursuant to Section 9(a)(i) or Section 9(a)(ii), Buyers (on behalf of the applicable Buyer Indemnified Party) shall recover such Buyer Loss, first, from the Buyer Deductible, and second, only after the depletion of the Buyer Deductible, from the Retention Escrow Amount, third, only after the depletion of the Retention Escrow Fund, from the RWI Policy to the fullest extent of coverage available thereof in accordance with the terms thereof, and thereafter, severally from the breaching Seller(s) (with, for the avoidance of doubt, STRG Seller providing indemnity for Worsley’s Pro Rata Share), and such breaching Seller(s) shall pay Buyers such Buyer Losses in cash, in each case, in an aggregate amount equal to the applicable Buyer Loss and within 10 days following such Seller Liability Determination.
(e)    Following a Seller Liability Determination with respect to a Buyer Loss pursuant to Section 9.1(a)(iii), Section 9.1(a)(iv), Section 9.1(a)(v) or Section 9.1(a)(vi), Buyers (on behalf of the applicable Buyer Indemnified Party), shall recover such Buyer Loss severally from the breaching Seller(s) (with, for the avoidance of doubt, STRG Seller providing indemnity for Worsley’s Pro Rata Share), and such breaching Seller(s) shall pay Buyers such Buyer Losses in cash, in each case, in an aggregate amount equal to the applicable Buyer Loss and within 10 days following such Seller Liability Determination.
9.2    Indemnification by Buyers.
(a)    Buyers hereby agree to indemnify, defend and hold harmless STR Sellers and STRG Seller, their Subsidiaries and Affiliates (other than the Companies) and their respective officers, directors, managers, employees, agents, representatives, members, partners and stockholders (collectively, the “Seller Indemnified Parties”) against any Loss arising from (i) any breach or inaccuracy in any of the representations and warranties of Buyers contained in Article V; (ii) any breach of any of the covenants or other agreements of Buyers contained in this Agreement; and (iii) any Sales Taxes of STR for Pre-Closing Date Tax Periods, calculated as of the end of the Closing Date as if the taxable year of the Companies and their Subsidiaries ended on the Closing Date (clauses (i) through (iii), collectively, “Seller Losses”).
(b)    Notwithstanding anything to the contrary in this Agreement, except for Buyers’ obligation to pay the Purchase Price to Sellers in accordance with Section 2.2 and Seller Losses arising from Fraud on the part of Buyers, in no event shall Buyers be liable for aggregate Seller Losses in excess of the Purchase Price.

(c)    If a Seller Indemnified Party has a claim for indemnification under this Section 9.2, Sellers’ Representative will deliver to Buyers one or more written notices of Seller Losses (i) in the case of a breach of any covenant or other agreement of Buyers contained in this Agreement, at any time, (ii) in the case of a breach or inaccuracy in any of the representations and warranties of Buyers, prior to the date that is 60 days following the expiration of the applicable statute of limitations. Buyers will not have any liability under this Section 9.2 unless the written notices required by the preceding sentence are given, to the extent failure to so notify has actually and materially prejudiced the Buyers. Any such written notice will state in reasonable detail the basis for such Seller Losses to the extent then known by the STR Sellers and STRG Seller and the nature of the Seller Loss for which indemnification is sought, and the amount of the Seller Loss claimed, if then known by any of the Seller Indemnified Parties and shall include copies of all relevant documents related to the claim. If such written notice (or an amended notice) states the amount of the Seller Loss claimed and Buyers notify Sellers’ Representative that Buyers do not dispute the claim described in such notice or fail to notify Sellers’ Representative within 20 Business Days after delivery of such notice by Sellers’ Representative whether Buyers dispute the claim described in such notice, the Seller Loss in the amount specified in Sellers’ Representative’s notice will be admitted by Buyers, and Buyers will pay the amount of such Seller Loss to Sellers’ Representative (on behalf of the applicable Seller Indemnified Party). If Buyers have timely disputed its liability with respect to such claim, Buyers and Sellers’ Representative will proceed in good faith to negotiate a resolution of such dispute for at least 30 days after delivery of Buyers’ notice, after which the Parties may pursue any remedy available to them under this Agreement. During such thirty (30) day period, the Sellers’ Representative shall allow Buyers and their representatives to investigate the matter or circumstance alleged to give rise to the claim, and whether and to what extent any amount is payable in respect of the claim and the Sellers’ Representative shall use commercially reasonable efforts to assist the Buyers’ investigation by giving such reasonable information and assistance as the Buyers or any of their representatives may reasonably request; provided, however, that in no event will Sellers’ Representative or any STR Seller, STRG Seller or their respective Affiliates be required to provide any information or assistance to the extent that Sellers’ Representative reasonably determines, in good faith, based upon advice of counsel, that provision of such information or assistance would result in a waiver of privilege. If a written notice does not state the amount of the Seller Loss claimed, such omission will not preclude any Seller Indemnified Party from recovering from Buyers the amount of Seller Loss with respect to the claim described in such notice if any such amount is promptly provided once determined. In order to assert its right to indemnification under this Article IX, the STR Sellers and STRG Seller will not be required to provide any notice except as provided in this Section 9.2(c).
(d)    Buyers will pay the amount of any Seller Loss to Sellers’ Representative (on behalf of the applicable Seller Indemnified Party) in cash within ten (10) Business Days following the determination of Buyers’ liability for and the amount of a Seller Loss (whether such determination is made pursuant to the procedures set forth in this Section 9.2, by agreement between Sellers’ Representative and Buyers or by a final determination by a court of competent jurisdiction).

9.3    Third Party Action.
(a)    Buyers will give Sellers’ Representative prompt written notice (a “Third Party Claim Notice”) of the commencement of any Litigation instituted by any third party for which any Buyer Indemnified Party reasonably believes that it is entitled to indemnification pursuant to Section 9.1 (any such third party action or proceeding being referred to as a “Third Party Action”). The complaint or other papers pursuant to which the third party commenced such Third Party Action will be attached to such Third Party Claim Notice. The failure to promptly deliver a Third Party Claim Notice will not affect any Buyer Indemnified Party’s right to indemnification except to the extent such failure has actually and materially prejudiced the Sellers’ Representative’s ability to defend successfully such Third Party Action. Buyers will deliver to Sellers’ Representative copies of all additional documents reasonably related to or required to defend such Third Party Action promptly after receipt thereof.
(b)    Subject to Section 9.3(c), Sellers’ Representative shall have 30 days after its receipt of a complete Third Party Claim Notice to notify the Buyer Indemnified Party that the Sellers’ Representative has elected to contest and defend any such Third Party Action on behalf of the applicable Buyer Indemnified Party; provided, however, that the Sellers’ Representative shall not have the right to assume the defense of a Third-Party Action to the extent that: (i) such Third Party Action seeks the issuance of an injunction, the specific performance of an obligation or similar equitable remedy, (ii) such Third Party Action seeks damages in excess of the amount by which a Buyer Indemnified Party is entitled to indemnification pursuant to this Article IX, or (iii) if the subject matter of such Third Party Action relates to the ongoing business of any Buyer Indemnified Party, which Third Party Action, if decided against any Buyer Indemnified Party, would materially and adversely affect the ongoing business of any Buyer Indemnified Party other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement. If Sellers’ Representative contests and defends such Third Party Action, such contest and defense will be conducted by attorneys retained and paid by the STR Sellers and STRG Seller and reasonably satisfactory to Buyers. Any Buyer Indemnified Party will be entitled at any time, at its own cost and expense, to participate in such contest and defense and to be represented by attorneys of its own choosing; provided, however, that, subject to this Section 9.3, the Sellers’ Representative shall control the defense of any such contest. If Sellers’ Representative contests and defends such Third Party Action, the applicable Buyer Indemnified Parties (i) will cooperate with Sellers’ Representative to the extent reasonably requested by Sellers’ Representative in the contest and defense of such Third Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of such Buyer Indemnified Party if relevant to the defense of such Third Party Action and the STR Sellers and STRG Seller will not be liable to the Buyer Indemnified Party for any legal expenses incurred by the Buyer Indemnified Party in connection with the defense thereof (subject to this Section 9.3); and (ii) will not admit any liability with respect to, or settle, discharge or compromise such Third Party Action without the Sellers’ Representative’s prior written consent which shall not be unreasonably withheld, except as otherwise contemplated by Section 9.3(d). If the Sellers’ Representative assumes the defense of a Third Party Action, the Sellers’ Representative shall not concede, settle or compromise such Third Party Action without Buyers’ prior written consent; provided, however, that the consent of Buyers shall not be required if (i) the STR Sellers and STRG Seller pay the full amount of the liability in connection with such

Third Party Action, (ii) such settlement, compromise or discharge includes a full, complete and unconditional release of Buyers and their Affiliates from further liability with respect to such Third Party Action, and (iii) such settlement, compromise or discharge does not require any commitment or admission by Buyers or any of their Affiliates of any wrongdoing or violation of Law or the rights of any Person (other than the making of any payments that are paid in full by the applicable Seller Indemnifying Parties as provided in the foregoing clause (i)) (the conditions set forth in clauses (i), (ii) and (iii), the “Required Conditions”).
(c)    If Sellers’ Representative chooses to contest and defend a Third Party Action but (i) the applicable Buyer Indemnified Party reasonably determines in good faith, based upon advice of counsel, that an actual conflict of interest exists between the applicable Seller Indemnifying Parties and such Buyer Indemnified Party with respect to an issue that is significant to the defense of a Third Party Action such that the applicable Seller Indemnifying Parties (or the Sellers’ Representative on their behalf) could not adequately represent the applicable interests of the Buyer Indemnified Party or (ii) upon petition by the Buyer Indemnified Party, the appropriate Governmental Entity issues a final, non-appealable ruling that the applicable Seller Indemnifying Parties (or the Sellers’ Representative on their behalf) have failed or are failing to conduct the defense of a Third Party Action in good faith, then, in each case of clauses (i) and (ii), a Buyer Indemnified Party will be entitled to conduct its own defense and to be represented by attorneys of its own choosing that are reasonably satisfactory to Sellers’ Representative, all at the STR Sellers’ and STRG Seller’ cost and expense.
(d)    If the Sellers’ Representative does not choose to contest and defend the Third-Party Action within the timeframe provided for in this Section 9.3, or the Sellers’ Representative is not entitled to assume the Third-Party Defense in accordance with this Section 9.3, the applicable Buyer Indemnified Party will be entitled to contest and defend the Third-Party Action, and such fees and costs shall be indemnifiable Buyer Losses hereunder; provided, however, that (i) the Sellers’ Representative may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Action but the Buyer Indemnified Party shall control the investigation, defense and settlement, subject to the provisions herein; and (ii) the Sellers’ Representative shall cooperate in good faith in such defense. A Buyer Indemnified Party may not concede, settle or compromise any Third Party Action without the prior written consent of Sellers’ Representative; provided, however, that the consent of Sellers’ Representative shall not be required if (i) a Third Party Action seeks the issuance of an injunction, the specific performance of an obligation or similar equitable remedy, (ii) if a Third Party Action seeks damages in excess of the amount by which a Buyer Indemnified Party is entitled to indemnification pursuant to this Article IX, or (iii) if the subject matter of a Third Party Action relates to the ongoing business of any Buyer Indemnified Party, which Third Party Action, if decided against any Buyer Indemnified Party, would materially and adversely affect the ongoing business of any Buyer Indemnified Party other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, such Buyer Indemnified Party alone will be entitled to settle such Third Party Action, but the STR Sellers and STRG Seller will not be bound by any determination in connection with such Third Party Action for purposes of this Agreement or any concession, settlement or compromise without the consent of Sellers’ Representative until the STR Sellers’ and STRG Seller’ liability is otherwise determined in accordance with this Article IX.

9.4    Sole and Exclusive Remedy. Notwithstanding anything contained in this Agreement to the contrary, except with respect to the matters covered by Section 2.4, as set forth in Section 10.3, and, with respect to Buyer Indemnified Parties, as provided in the RWI Policy, the Parties agree that, from and after the Closing Date, the sole and exclusive remedies of the Parties to this Agreement and the Buyer Indemnified Parties and the Seller Indemnified Parties, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortuous conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) arising out of or based upon the matters set forth in this Agreement are the indemnification and/or reimbursement obligations of the Parties set forth in this Article IX and the RWI Policy, if applicable. In furtherance of the foregoing, each of the Parties hereby waives, from and after the Closing Date, to the fullest extent permitted under Law, any and all rights and claims for damages or otherwise it may have against any other Party arising under, based upon or relating to this Agreement, any Transaction Document, any document or certificate delivered in connection herewith, any applicable Law, common law or otherwise (except pursuant to the indemnification provisions set forth in this Article IX). EACH OF THE BUYER INDEMNIFIED PARTIES EXPRESSLY WAIVES ALL RIGHTS AFFORDED BY ANY STATUTE WHICH LIMITS THE EFFECT OF A RELEASE WITH RESPECT TO UNKNOWN CLAIMS. EACH OF THE BUYER INDEMNIFIED PARTIES UNDERSTANDS THE SIGNIFICANCE OF THIS RELEASE OF UNKNOWN CLAIMS AND WAIVER OF STATUTORY PROTECTION AGAINST A RELEASE OF UNKNOWN CLAIMS. EACH OF THE BUYER INDEMNIFIED PARTIES ACKNOWLEDGES AND AGREES THAT THIS WAIVER IS AN ESSENTIAL AND MATERIAL TERM OF THIS AGREEMENT. EACH OF THE BUYER INDEMNIFIED PARTIES FURTHER EXPRESSLY WAIVES ALL RIGHTS TO CLAIM OR SEEK RESCISSION OF THE TRANSACTIONS CONTEMPLATED HEREIN OR HEREBY. The provisions of this Section 9.4 shall not, however, prevent or limit a cause of action under Section 14.11 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. Notwithstanding the foregoing, nothing herein shall prevent any of the Buyer Indemnified Parties or Seller Indemnified Parties from bringing an action based upon Fraud.
9.5    No Double Recovery; No Circular Recovery.
(a)    For purposes hereof, any Losses shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one provision.
(b)    Effective as of the Closing, the STR Sellers and STRG Seller hereby waive and release any and all rights that any STR Seller and STRG Seller may have under this Agreement or otherwise (including pursuant to the Organizational Documents of any Company or Subsidiary thereof) for contribution or reimbursement from any Company or Subsidiary thereof for any action taken or not taken by a STR Seller or STRG Seller or such Company or such Subsidiary at or prior to the Closing with respect to any matter that gives rise to a Buyer Loss for which a Seller Liability Determination is made pursuant to this Article IX (except to the extent covered by and paid in full out of payments under the Tail Policy).

9.6    Tax Adjustment. To the extent permitted by applicable Law, the STR Sellers, STRG Seller and Buyers shall treat any payment made to a Buyer Indemnified Party under this Article IX as an adjustment to the Purchase Price for U.S. federal and applicable state income tax purposes, and shall complete and file all Tax Returns consistent with such treatment.
9.7    Types of Losses. Notwithstanding any other term herein, neither STR Sellers, STRG Seller, nor Buyers will be obligated to any other Person for any exemplary, special, consequential or punitive damages, or Losses based thereon relating to the breach of any representation, warranty, covenant or other agreement in this Agreement or in any ancillary document, except to the extent payable to a third party with respect to a Third Party Action.
9.8    Survival. Subject to the time limitations set forth in this Article IX, all representations, warranties, covenants and obligations in this Agreement, and any other certificate or document delivered pursuant to this Agreement will survive the Closing.
9.9    Mitigation. Each Party shall take all commercially reasonable steps to mitigate any of its Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto. Each of the Parties hereto shall cooperate with the others with respect to resolving any claim or liability with respect to which one Party is obligated to indemnify the other Party hereunder, including by using commercially reasonable efforts to mitigate or resolve any such claim or liability.
9.10    Calculation of Losses; Determination of Application. For the purposes of calculating Losses under this Article IX, (i) such Losses shall be reduced by the amount of any proceeds that the applicable Buyer Indemnified Party or Seller Indemnified Party (as applicable) actually recovers (reduced by deductibles paid and the portion of any increase in deductibles, increase in premiums, costs of collection and/or retro-premiums resulting from such matter) pursuant to the terms of any insurance policies; provided, however, such Buyer Indemnified Party or Seller Indemnified Party (as applicable) shall promptly reimburse Buyers or Sellers’ Representative (as applicable) for any subsequent recoveries from such sources if previously paid hereunder so as to avoid a double recovery, in each case other than in respect of the RWI Policy; (ii) such Losses shall be reduced by the amount of any prior or subsequent proceeds actually recovered by a Buyer Indemnified Party or Seller Indemnified Party (as applicable) from any other Person with respect to such Losses; provided, however, such Buyer Indemnified Party or Seller Indemnified Party (as applicable) shall promptly reimburse Buyers or Sellers’ Representative (as applicable) for any subsequent recoveries for such sources if previously paid hereunder so as to avoid a double recovery, in each case other than in respect of the RWI Policy; (iii) any inaccuracy in or breach of any representation, warranty or covenant and the calculation of any Losses in connection therewith, shall be determined without regard to any materiality, Material Adverse Effect or other correlative terms of phrase contained in or otherwise applicable to such representation, warranty or covenant; provided that, the foregoing clause (iii) shall not apply to (A) Section 4.8(ii); (B) and the word “material” in defined terms including, without limitation, “Material Contracts,” “Material Customers,” and “Material Vendors,” and (iv) no Indemnified Party's rights pursuant to this Article IX will be adversely affected by any investigation conducted, or any knowledge acquired or capable of being acquired (other than, for the avoidance of doubt, in respect of any matters expressly disclosed on the Disclosure Schedule in accordance therewith and not indicated as being for informational purposes only (or with a substantially similar indication)), by an Indemnified Party at any time, whether before or after the execution or delivery of this Agreement or the Closing, or by the waiver of any condition to Closing, and no Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification hereunder.
9.11    No Right of Setoff. The Buyer Indemnified Parties shall not be entitled to withhold or set off any amount to which any Buyer Indemnified Parties are entitled pursuant to Section 9.1(a) of this Agreement against any amount or obligation otherwise payable by any Buyer Indemnified Parties pursuant to this Agreement or any other agreement contemplated by this Agreement.

X.     TERMINATION
10.1    Termination. This Agreement may be terminated at any time prior to the Closing, as follows:
(a)    by the mutual written consent of the Parties;
(b)    by either Buyers, on the one hand, or Sellers and the Companies, on the other hand, by written notice to the other, if the consummation of the Closing shall not have occurred on or before January 1, 2020 (the “Termination Date”); provided, however, that if on such date the condition in Section 8.1(a), or in connection with any legal restraint solely in respect of any Antitrust Law, Section 8.1(b) has not been satisfied and all other conditions to the obligations of the Parties to consummate the Closing have been satisfied or waived (and, in the case of those conditions that by their terms are to be satisfied at the Closing, such conditions would be satisfied or were then capable of being satisfied if the Closing were to occur), the Buyers, in their sole discretion, may extend the Termination Date to April 1, 2020; provided, further, that if on such extended date the condition in Section 8.1(a), or in connection with any legal restraint solely in respect of any Antitrust Law, Section 8.1(b) has not been satisfied and all other conditions to the obligations of the Parties to consummate the Closing have been satisfied or waived (and, in the case of those conditions that by their terms are to be satisfied at the Closing, such conditions would be satisfied or were then capable of being satisfied if the Closing were to occur), the Buyers, in their sole discretion, may extend the Termination Date to July 1, 2020. The right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;
(c)    by the Companies and the Sellers, if neither the Companies nor the Sellers are then in breach of any term of this Agreement, upon written notice to Buyers if there occurs a breach of any representation, warranty or covenant of Buyers contained in this Agreement, and which breach, in the absence of a cure, would cause either of the closing conditions set forth in Sections 8.3(a) or 8.3(b) to not be satisfied prior to the Termination Date; provided, however, that such breach is either not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the Companies and Sellers to Buyers;

(d)    by Buyers, if Buyers are not then in breach of any term of this Agreement, upon written notice to Sellers’ Representative if there occurs a breach of any representation, warranty or covenant of the STR Sellers, STRG Seller, Holdings, Worsley or a Company contained in this Agreement or in the Minority STRG Agreement, and which breach, in the absence of a cure, would cause either of the closing conditions set forth in Sections 8.2(a) or 8.2(b) to not be satisfied prior to the Termination Date; provided, however, that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by Buyers to the Companies;
(e)    by Buyers, if the Minority STRG Agreement is terminated by RCAS or Worsley; provided that such termination has continued until the earlier of (i) the day immediately preceding the Termination Date and (ii) thirty (30) days following the date of such termination, in each case without a similar agreement, in form and substance reasonably satisfactory to Buyers, for the sale of Worley’s STRG Interests having been executed by Worsley and CPS or its Affiliate; or
(f)    by either Buyers, on the one hand, or Sellers and the Companies, on the other hand, if a Governmental Entity shall have issued a final, non-appealable Order, or taken any other action that is final and non-appealable, that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby; provided, however, that the termination right under this Section 10.1(f) shall not be available to any Party if such Order or action was primarily due to the failure of such Party to perform any of its obligations under Section 7.3 of this Agreement.
10.2    Termination Fee. In the event that this Agreement is terminated (i) by Buyers, on the one hand, or Sellers and the Companies, on the other hand, pursuant to Section 10.1(b) and at the time of such termination (x) the condition set forth in Section 8.1(a) is not then satisfied, or (y) the condition set forth in Section 8.1(b) is not then satisfied as a result of a legal restraint being in effect solely in respect of any Antitrust Law; or (ii) by Buyers, on the one hand, or Sellers and the Companies, on the other hand, pursuant to Section 10.1(f) in connection with any legal restraint solely in respect of any Antitrust Law, and, at the time of such termination, all other conditions to the obligations of Buyers to consummate the Closing in Section 8.1 and Section 8.2 (excluding the conditions set forth in Section 8.1(a) and, in connection with any legal restraint solely in respect of any Antitrust Law, Section 8.1(b)), have been satisfied or waived (and, in the case of those conditions that by their terms are to be satisfied at the Closing, such conditions would be satisfied or are capable of being satisfied if the Closing were to occur at the time of such termination), then Buyers shall, within three (3) Business Days following such termination, pay to the Sellers’ Representative for further distribution to the Sellers in accordance with the Sellers’ Pro Rata Share, by wire transfer to an account specified by the Companies, a termination fee equal to $22,500,000 (the “Termination Fee”).
10.3    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Buyers, the Companies, any Seller or the Sellers’ Representative, or any of their respective directors, officers, employees, partners, managers, members or stockholders, and all rights and obligations of any Party hereto shall cease, except that the provisions contained in

Section 7.2, Section 9.4, this Article X, and Article XII shall survive the termination of this Agreement. Subject to Section 9.4, nothing in this Section 10.3 shall be deemed to release any Party from any liability for any Fraud or willful and material breach by such Party of the terms and provisions of this Agreement prior to such termination, and in the event of any such breach the Parties hereto shall be entitled to exercise any and all remedies available under law or equity, but only to the extent expressly provided in Section 12.10. Notwithstanding the foregoing, (i) if the Termination Fee is paid by Buyers pursuant to Section 10.2, then the Termination Fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise, and whether for damages or equitable relief) of the Companies, the STR Sellers, STRG Seller and their respective Affiliates and representatives against Parent, Buyers and their respective Affiliates and representatives, under the Transaction Documents or otherwise in connection with the transactions contemplated hereunder or thereunder, and (ii) upon the payment by Buyers of the Termination Fee, none of Parent, Buyers or their respective Affiliates and representatives shall have any further liability or obligation relating to our arising out of this Agreement or the transaction contemplated by this Agreement; provided, however, that the nothing contained herein to the contrary shall be deemed to release any Party from any liability for any fraud or willful and material breach by such Party of the terms and provisions of this Agreement
XI.     TAX MATTERS
11.1    Tax Returns; Payment of Taxes.
(a)    Sellers’ Representative shall prepare, or cause to be prepared, (i) all Tax Returns of the Companies for all Pre-Closing Date Tax Periods that are required to be filed after the Closing Date and (ii) all Tax Returns of Holdings for all Pre-Closing Date Tax Periods and Straddle Periods. Such Tax Returns shall be prepared on a basis consistent with past practices of the Companies except to the extent otherwise required by this Agreement or applicable Law. Reasonably in advance of the due date for filing of each such Tax Return, which in the case of Income Tax Returns shall be no later than 30 days prior to the due date for filing each such Tax Return, Sellers’ Representative shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Buyers for their review and comment. Sellers’ Representative shall include in the Tax Return all reasonable comments provided by Buyers with respect to any such draft copy. Seller’s Representative will cause (x) such Tax Return (as revised to incorporate Buyers’ reasonable comments) to be timely filed and will provide a copy to Buyers and (y) timely payment in full to the applicable Taxing Authority the amount of any Seller Taxes with respect to such Tax Return.
(b)    Buyers shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Companies for all Straddle Periods. Such Tax Returns shall be prepared on a basis consistent with past practices of the Companies, except to the extent otherwise required by this Agreement or applicable Law. Reasonably in advance of the due date for filing of each such Tax Return, which in the case of Income Tax Returns shall be no later than 30 days prior to the due date for filing each such Tax Return, Buyer shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Sellers’ Representative for its review and comment. Buyers shall include in the Tax Return all reasonable comments provided by Sellers with respect to any such draft copy. Buyers will cause such Tax Return (as revised to incorporate Sellers’ Representative’s reasonable comments) to be timely filed and will provide a copy to Sellers’ Representative. Not later than ten days prior to the due date for payment of Taxes with respect to any Tax Return for a Straddle Period, Buyers and Sellers’ Representative shall cause the Escrow Agent to distribute to Buyers from the Tax Escrow Fund an amount sufficient to pay any Seller Taxes described in clause (c) of the definition thereof with respect to such Tax Return. Not later than five days prior to the due date for payment of Taxes with respect to such Tax Return, Sellers shall pay Buyers the amount of any Seller Taxes with respect to such Tax Return (other than Seller Taxes for which amounts were distributed to Buyers from the Tax Escrow Fund pursuant to the preceding sentence).
(c)    For purposes of determining the portion of any Taxes for a Straddle Period that are Seller Taxes, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date shall be:
(i)    in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of each Company ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and
(ii)    in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of any Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.
(iii)    in the case of VAT, the relative VAT chargeable on supplies made by the supplier, and allowing for VAT on supplies made to the supplier, on or before the Closing Date.
11.2    Cooperation. Buyers and Sellers shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of any Company. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyers or any Company (including, but not limited to, with respect to the transactions contemplated hereby). Notwithstanding the above, the control and conduct of any Tax Proceeding that is a Third Party Action shall be governed by Section 9.3.
11.3    Transfer Taxes. Sellers shall be responsible for the payment of the Transfer Taxes resulting from the transactions contemplated by this Agreement and the Minority STRG Agreement, if any. Buyers and Sellers shall cooperate in good faith (i) in the timely filing of any Tax Returns and timely submission of stock transfer forms with respect to such Transfer Taxes and (ii) to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes, provided that the Buyers shall be responsible for (x) calculating any Transfer Taxes that are payable in the United Kingdom as a result of the transactions contemplated by this Agreement and the Minority STRG Agreement and (y) making any application in relation to, and filing the stock transfer forms and any other documents in connection with, such Transfer Taxes payable in the United Kingdom.
11.4    References. For purposes of this Article XI, all references to a Company shall also include any Subsidiary of any Company.
11.5    Purchase Price Allocation.
(a)    The Purchase Price payable on the Closing Date shall be allocated as follows: (i) 32% of the Allocable Purchase Price shall be payable in respect of the STRG Interests by CPS; and (ii) 68% of the Allocable Purchase Price minus $6,000,000 (which amount represents the net sum of the Tax Liability Amount and the Tax Gross-Up Amount in accordance with the calculation of the Purchase Price) shall be payable in respect of the STR Interests by CRI.
(b)    Buyers shall prepare an allocation of the Purchase Price allocable to the STR Interests as determined by Buyers (and any additional amounts representing consideration paid by Buyers for the purchase of the STR Interests, if any) among the assets of STR in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state, local or foreign Tax Law, as appropriate) (the “STR Asset Allocation”). Buyers shall deliver such STR Asset Allocation to Sellers’ Representative within 120 days after the Closing. Buyers and Sellers’ Representative shall use commercially reasonable efforts to negotiate to resolve any disagreements with the STR Asset Allocation in good faith. To the extent agreed by Buyers and Sellers’ Representative, Buyers, STR, and STR Sellers and their respective Affiliates shall report, act and file all Tax Returns in all respects and for all purposes consistent with such agreed STR Asset Allocation and shall not take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such agreed STR Asset Allocation unless required to do so by applicable Law; provided, however, that if Buyers and Sellers’ Representative are unable to resolve any disputed item, then none of the Buyers, Sellers’ Representative, STR and STR Sellers and their respective Affiliates shall be required pursuant hereto to file any Tax Returns or otherwise take any position consistent with such allocation. At Buyers’ request, STR Sellers (and STR Sellers’ spouses if such Sellers or Sellers’ spouses are resident of a community property state) shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as may be required to prepare such STR Asset Allocation.

11.6    Transaction Treatment. The Parties intend that, for U.S. federal and applicable state and local income Tax purposes, (a) the Reorganization constitutes a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and (b) CRI’s purchase of the STR Interests from Holdings constitutes an “applicable asset acquisition” within the meaning of Section 1060(c) of the Code. The Parties and their Affiliates shall report the Reorganization and such purchase consistent with the foregoing treatment on all Tax Returns and shall not take any actions inconsistent therewith unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.
11.7    Tax Sharing Agreements. Any and all Tax allocation, sharing or indemnity agreements or arrangements between any Company and any other Person shall be terminated as of the Closing and from and after the Closing, no Company shall be obligated to make any payment pursuant to any such agreement or arrangement for any past or future period.

XII.     GENERAL
12.1    Expenses. Except as otherwise expressly provided for in this Agreement, Sellers, on the one hand, and Buyers, on the other hand, will each pay all expenses incurred by each of them (and, in the case of Sellers, by the Companies) in connection with the transactions contemplated by this Agreement, including legal, accounting and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other Transaction Documents.
12.2    Further Assurances. On and after the Closing Date, the Parties will, and will cause their Affiliates to, from time to time after the Closing, deliver to the other Parties such documents and instruments reasonably necessary or desirable to perfect or clarify the sale of the Equity Interests and the other transactions contemplated by this Agreement and do such other things as may be reasonably requested by the other Parties (and at such other Parties’ expense) in order to more effectively consummate or document the transactions contemplated by this Agreement. From time to time after the Closing, the Parties shall cause their appropriate employees and representatives to provide the other Parties with information and data reasonably requested by such other Parties that is necessary or useful to the requesting Parties in connection with the current or former operation of the Business, or in connection with the preparation of accounting and related reports and all Tax Returns with respect to the Companies. The requesting Parties shall reimburse all reasonable out of pocket expenses incurred by the responding Parties in connection therewith.
12.3    Entire Agreement; Amendment and Waiver. This Agreement, together with all Exhibits and Schedules hereto, the other Transaction Documents and the Confidentiality Agreement, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may not be amended, nor may any provision of this Agreement or any default, misrepresentation, or breach of warranty or agreement under this Agreement be waived, except (a) in the case of any such amendment, in a writing executed by Buyers and Sellers’ Representative and (b) in the case of any such waiver, in a writing executed by (i) Buyers (if such waiver is sought to be enforced against Buyers) or (ii) Sellers’ Representative (if such waiver is sought to be enforced against any STR Seller, the STRG

Seller or Holdings). Except as otherwise provided in this Agreement, neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. The rights and remedies of the Parties are cumulative and not alternative.
12.4    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when delivered if personally delivered by hand, (b) when received if sent by a nationally recognized overnight courier service (receipt requested), (c) five Business Days after being mailed, if sent by first class mail, return receipt requested, or (d) when receipt is acknowledged by an affirmative act of the Party confirmed, if sent by electronic mail, facsimile, telecopy or other similar electronic transmission device (including an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to the Parties will, unless another address is specified in writing by notice to the other Parties pursuant to this Section 12.4, be sent to the address indicated below.
If to Buyers or, following the Closing, to the Companies:
CoStar Realty Information, Inc.
1331 L Street N.W.
Washington, DC 20005
Attn: Jon Coleman, General Counsel
Facsimile No.: (202) 346-6703
With a copy to (which shall not constitute notice):
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153-0119
Attn: Michael J. Aiello, Esq.
Facsimile No.: 212-310-8007
Email: michael.aiello@weil.com
If to Sellers, to Sellers’ Representative:
Randell Smith
5904 Sedberry Rd
Nashville, TN 37205
Email: rascjs@gmail.com

With a copy to (which shall not constitute notice):
Baker, Donelson, Bearman, Caldwell, & Berkowitz, PC
211 Commerce Street, Suite 800
Nashville, TN 37201
Attn: Joel Buckberg, Esq.
Facsimile No.: 615-744-5639
Email: jbuckberg@bakerdonelson.com

12.5    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties, except that each Buyer may (a) assign any of its rights under this Agreement to any Affiliate of such Buyer or (b) collaterally assign any of its rights under this Agreement to any of its lenders, in each case so long as such Buyer (i) remains responsible for the performance of all of its obligations under this Agreement and (ii) provides Sellers with prior written notice of such assignment. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
12.6    No Third Party Beneficiaries. Except as otherwise provided in Section 7.6, nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a Party or permitted assign of a Party.
12.7    Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument. A facsimile, electronic or .pdf signature will be considered an original signature.
12.8    GOVERNING LAW. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, WITHOUT REGARD TO ITS CHOICE OF LAW PROVISIONS, AND THE INTERNAL LAWS OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, EVEN THOUGH UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD OTHERWISE APPLY.
12.9    Consent to Jurisdiction. Each of the Parties hereby irrevocably submits to the jurisdiction of any court, federal or State, located in the State of Delaware in any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such courts; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 12.9 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Delaware other than for such purpose. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.
12.10    Specific Performance. Each of the Parties acknowledges and agrees that the subject matter of this Agreement, including the Business, is unique, that the other Parties may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at Law would not be adequate to compensate such other Parties not in default or in breach. Accordingly, each of the Parties agrees that the other Parties will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at Law or in equity.
12.11    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
12.12    Construction. The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the Parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. The Parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance. If any Party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or agreement. The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not to be deemed part of this Agreement or given effect in interpreting this Agreement. References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. The word “including” means “including without limitation.” The word “or” when used in a list shall not indicate that the listed items are exclusive of each other. The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement. A statement that an item is listed, set forth, disclosed or described means that it is correctly listed, set forth, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the writing has been delivered, including, in each case, in the electronic data site maintained for the transactions contemplated hereby. Any reference in this Agreement to STR shall mean (a) STR, Inc., a Tennessee corporation, prior to the Reorganization, (b) STR, LLC, a Tennessee limited liability company, following the Reorganization, and (c) STR as operating under any other name following the Closing as shall be determined by the Buyers (or any successors thereof). For the avoidance of doubt, the preceding sentence shall also apply to any reference in this Agreement to “a Company”, “the Companies”, “either Company” or any similar reference, to the extent such reference applies to both STR and STRG. Wherever this Agreement requires a Seller to take any action (or to refrain from taking any action), such requirement shall be deemed to involve an undertaking on the part of the STR Sellers to require Holdings to take (or refrain from taking) such action.
12.13    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
12.14    Confidentiality. STR Sellers and STRG Seller expressly acknowledge and agree that the records, books, data, and other confidential information concerning the products, services, accounts, client development (including customer and prospect lists), sales activities and procedures, promotional and marketing techniques, plans and strategies, financing, development and expansion plans and credit and financial data concerning customers and suppliers and other information involving the Companies and their respective Subsidiaries obtained by a STR Seller or STRG Seller through such STR Seller’s or STRG Seller’s past or future affiliation with the Companies their respective Subsidiaries is confidential and in the nature of trade secrets and are valuable, special and unique assets of the Companies their respective Subsidiaries, access to knowledge of which is essential to preserve the good will and going business value of the Companies their respective Subsidiaries for the benefit of Buyers and their Affiliates. In recognition of the highly competitive nature of the industry in which the Business will be conducted, STR Sellers and STRG Seller further agree that all knowledge and information described in the preceding sentence not in the public domain (unless such knowledge and information is in the public domain as a result of a breach of this Agreement or any other confidentiality agreement) and heretofore or in the future obtained by any STR Seller or STRG Seller as a result of such STR Seller’s or STRG Seller’s past affiliation with the Companies their respective Subsidiaries shall be considered confidential information (collectively, the “Confidential Information”). In recognition of the foregoing, STR Sellers and STRG Seller hereby agree that for a period of five years from the Closing Date, STR Sellers and STRG Seller will not disclose, or cause to be disclosed, any of the Confidential Information to any Person for any reason or purpose whatsoever, except and to the extent such disclosure is required by Law or appropriate court order and written notice thereof, if practicable, is provided to Buyers not less than ten Business Days prior to such disclosure, nor shall any STR Sellers or STRG Seller make use of any of the Confidential Information, other than information that is in the public domain (unless such information is in the public domain as a result of a breach of this Agreement or any other confidentiality agreement), for such STR Seller’s or STRG Seller’s own purposes or for the benefit of any Person (except Buyers or their Affiliates) under any circumstances.
12.15    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction due to any applicable Law or public policy shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
12.16    Sellers’ Representative. By the execution and delivery of this Agreement, Holdings and each STR Seller and STRG Seller hereby irrevocably constitutes and appoints Randell Smith (“Sellers’ Representative”), as the true and lawful agent and attorney-in-fact of Holdings, STR Sellers and STRG Seller with full power of substitution to act in the name, place and stead of Sellers with respect to the transfer of the Equity Interests owned by Sellers in accordance with the terms and provisions of this Agreement, and to act on behalf of Holdings, STR Sellers and STRG Seller in any litigation or arbitration involving the Transaction Documents and the transactions contemplated thereby, to take or refrain from taking any action by a Seller under this Agreement following the Closing and to do or refrain from doing all such further acts and things, and execute all such documents as Sellers’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:
(a)    to act for STR Sellers and STRG Seller with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of STR Sellers and STRG Seller and to transact matters of litigation;
(b)    to execute and deliver all ancillary agreements, certificates and documents that Sellers’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by the Transaction Documents;
(c)    to do or refrain from doing any further act or deed on behalf of Holdings, STR Sellers and STRG Seller that Sellers’ Representative deems necessary or appropriate in its sole discretion relating to the subject matter of the Transaction Documents as fully and completely as Holdings, STR Sellers and STRG Seller could do if personally present; and
(d)    to receive service of process in connection with any claims under the Transaction Documents.
The appointment of Sellers’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyers, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of Sellers’ Representative in all matters referred to herein. All notices required to be made or delivered by Buyers after the Closing to Sellers shall be made to Sellers’ Representative for the benefit of Sellers and shall discharge in full all such notice requirements of Buyers to Sellers with respect thereto. Holdings, STR Sellers and STRG Seller hereby confirm all that Sellers’ Representative shall do or cause to be done by virtue of his appointment as Sellers’ Representative of Holdings, STR Sellers and STRG Seller. Sellers’ Representative shall act for Holdings, STR Sellers and STRG Seller on all of the matters set forth in the Transaction Documents in the manner Sellers’ Representative believes to be in the best interest of Holdings, STR Sellers and STRG Seller and consistent with the obligations under the Transaction Documents, but Sellers’ Representative shall not be responsible to Holdings, STR Sellers and STRG Seller for any Losses Holdings, STR Sellers and STRG Seller may suffer by the performance by Sellers’ Representative of his duties under the Transaction Documents, other than Losses arising from willful violation of Law by Sellers’ Representative or gross negligence in the performance by Sellers’ Representative of his duties under this Section 12.16.
(e)    Buyers understand that the Companies and Sellers have been represented by Baker Donelson as counsel to the Companies and Sellers, including in the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby and thereby, and that Baker Donelson has not represented any director or employee of the Companies or Sellers in the preparation, negotiation and execution of this Agreement or the transactions contemplated hereby or thereby. Buyers acknowledge and agree, on behalf of themselves and their Affiliates, that Baker Donelson may after the Closing represent the Sellers’ Representative, the Sellers and/or their Affiliates in matters related to the transactions contemplated by this Agreement, including the representation of such Persons in matters related to Section 2.3 and to post-Closing claims made by Buyers and any other Parties under the indemnification provisions in this Agreement and other claims that may arise out of or relate to this Agreement. Buyers hereby acknowledge, on behalf of themselves and their Affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation with respect to the matters contemplated by this Agreement and the transactions contemplated hereby. Buyers, for themselves and their Affiliates, and its and its Affiliates’ respective successors and assigns, agrees that any privilege attaching as a result of Baker Donelson’s engagement and representation in connection with this Agreement or the transactions contemplated hereby will survive the Closing and remain in effect, and from and after the Closing such privilege shall be controlled by the Sellers (and not by Buyers or the Companies).
12.17    Seller Release. Effective as of the Closing, each of STR Sellers, STRG Seller and Holdings, on behalf of itself and its Affiliates, including its officers, directors, employees, partners, agents, attorneys, accountants, advisors and representatives (collectively, the “Seller Releasors”) hereby releases and forever discharges each Company, its Affiliates and Subsidiaries and each of its past and present officers, directors, employees, partners, agents, attorneys, accountants, advisors and representatives (individually, a “Releasee” and collectively, the “Releasees”) from any and all claims, demands, actions, arbitrations, audits, hearings, investigations, litigations, suits (whether civil, criminal, administrative, investigative or informal), causes of action, orders and liabilities whatsoever, whether known or unknown, suspected or unsuspected, contingent or otherwise, both at law and in equity, of any kind, character or nature whatsoever (“Claims”) which any of the Seller Releasors now has, has ever had, or may have in the future against the respective Releasees however arising and that arise out of Seller’s indirect or direct ownership of any Ownership Interest in any Company or Subsidiary thereof, including the Equity Interests, or that arise out of the transactions contemplated by the Bill of Sale and Release and Intellectual Property Assignment, each by and between STR and STR Sector Analysis, LLC, and dated as of September 24, 2019, as amended as of the date hereof. The scope of the release shall include all Claims (a) relating to a breach of any fiduciary duty owed by the Releasees to any Company and arising from any such Ownership Interest or (b) relating to any breach of the Organizational Documents of any Company or Subsidiary thereof, as such may be amended; provided, however, that the foregoing release and discharge shall not release (i) Buyers of their obligations or liabilities to such Seller pursuant to this Agreement or the other Transaction Documents, (ii) any benefits under insurance policies or the welfare benefit plans, practices, policies and programs provided by any Company or Subsidiary thereof arising prior to the Closing or otherwise in connection with the employment of such STR Seller or STRG Seller, (iii) STR Sellers’, STRG Seller’ or Holdings’ rights to indemnification pursuant to the Organizational Documents or pursuant to applicable Law or (iv) claims that cannot be released pursuant to applicable Law (to the extent covered by and paid in full out of payments under the Tail Policy). Holdings and each STR Seller and STRG Seller understands and agrees that they are expressly waiving all Claims against the Releasees covered by this Section 12.17, including those Claims that they may not know of or suspect to exist which, if known, may have materially affected the decision to provide this Agreement, and Holdings and each STR Seller and STRG Seller expressly waive any rights under applicable Law that provide to the contrary. Holdings and each STR Seller and STRG Seller hereby ratify each and every amendment to the Organizational Documents of any Company and Subsidiary thereof and each and every merger of any Company or Subsidiary thereof or any of their respective predecessors effected at a time prior to the Closing when Holdings and each STR Seller and STRG Seller owned any Ownership Interests of such Company (or Subsidiary thereof) or any such predecessor.
[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Securities Purchase Agreement as of the date first written above.
PARENT:
COSTAR GROUP, INC., a Delaware corporation

By: /s/ Scott T. Wheeler__________
Name:    Scott T. Wheeler
Title:    Chief Financial Officer

[Signature Pages to Securities Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Securities Purchase Agreement as of the date first written above.
BUYER:
COSTAR REALTY INFORMATION, INC., a Delaware corporation

By: /s/ Scott T. Wheeler__________
Name:    Scott T. Wheeler
Title:    Chief Financial Officer

[Signature Pages to Securities Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Securities Purchase Agreement as of the date first written above.
BUYER:
COSTAR PORTFOLIO STRATEGY, LLC, a Delaware limited liability company

By: /s/ Scott T. Wheeler__________
Name:    Scott T. Wheeler
Title:    Chief Financial Officer

[Signature Pages to Securities Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Securities Purchase Agreement as of the date first written above.

SELLERS:
STR SELLERS:
SMITH FAMILY TRUST

By:_/s/ Randell A. Smith_________
Name: Randell A. Smith
Title: Trustee

THE ALEXANDER R. SMITH STR TRUST

By:_/s/ Ronnie C. Fox_________
Name: Ronnie C. Fox
Title: Trustee

_/s/ Randell A. Smith_________
RANDELL SMITH

[Signature Pages to Securities Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Securities Purchase Agreement as of the date first written above.
STRG SELLER:
RCAS, LLC, a Tennessee limited liability company

By:_/s/ Randell A. Smith_________
Name: Randell A. Smith
Title: Manager

[Signature Pages to Securities Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Securities Purchase Agreement as of the date first written above.
COMPANIES:
STR, INC., a Tennessee corporation

By:_/s/ Amanda W. Hite________
Name: Amanda W. Hite
Title: Chief Executive Officer

STR GLOBAL, LTD, a Limited Private Company

By:_/s/ Robin Rossmann________
Name: Robin Rossmann
Title: Managing Director

SELLERS’ REPRESENTATIVE:

_/s/ Randell A. Smith_________
RANDELL SMITH

[Signature Pages to Securities Purchase Agreement]